Form 10-K, Exhibit 13
period 1995-12-31
ANCHOR FINANCIAL CORP
filed 1996-03-27
CIK 741561

ANCHOR FINANCIAL CORPORATION
                              1995 Annual Report

                          (Anchor Logo appears here)

                        "BANKING THE CAROLINA COAST"

NATURE OF BUSINESS
        Anchor Financial Corporation (the "Corporation") is a multi-bank holding company which, through its principal subsidiaries, The Anchor Bank ("ABSC") and The Anchor Bank of North Carolina, offers a full range of banking services to individuals and small- and medium-sized businesses from a central office located in Myrtle Beach, South Carolina and seventeen offices located along the coast of South Carolina and North Carolina. In 1993, the Corporation acquired Topsail State Bank, Hampstead, North Carolina and changed the name to The Anchor Bank of North Carolina. Also in 1993, ABSC merged with 1st Atlantic Bank, Little River, South Carolina. In addition to the banks, the Corporation has one other subsidiary, Anchor Automated Services, Inc., which provides specialized data processing services. Anchor Capital Corporation, a subsidiary of ABSC, provides non-traditional banking products and services.

COMMON STOCK
        The Corporation's $6.00 par value common stock is traded in the over-the-counter market. The high and low market prices for each quarter of 1995 and 1994 are set forth in the following table. Market prices were obtained from two brokerage firms that make a market in the Corporation's common stock and a market data service. The Corporation paid cash dividends of $0.36 per share in 1995 and $0.315 per share in 1994. As of December 31, 1995, there were 1,807 stockholders of record.
                                        1995                1994
                         FOURTH  THIRD  SECOND FIRST  FOURTH  THIRD SECOND FIRST
Common Stock:
    High for the period  $20.25  19.50  14.75  14.00  $14.25  14.00 14.00  14.00
    Low for the period   $18.25  14.25  13.25  13.25  $13.50  13.00 13.25  13.00

FORM 10-K

        A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained upon written request to:

                  John J. Moran, Vice President & Comptroller
                          Anchor Financial Corporation
                              Post Office Box 2428
                    Myrtle Beach, South Carolina 29578-2428


ANNUAL MEETING

The annual meeting of Shareholders of Anchor Financial Corporation will be held on Wednesday, April 24, 1996, at 4:00 p.m. at The Dunes Golf and Beach Club, Myrtle Beach, South Carolina.

TABLE OF CONTENTS
Map of Locations . . . . . . . . . . . . . . . . . . . . . . . . . . .         1
To Our Stockholders and Friends. . . . . . . . . . . . . . . . . . . .       2-3
Banking the Carolina Coast . . . . . . . . . . . . . . . . . . . . . .       4-6
Anchor Financial Corporation Outlook . . . . . . . . . . . . . . . . .       6-7
Management's Discussion and Analysis . . . . . . . . . . . . . . . . .      8-21
Report of Management and Report of
        Independent Accountants. . . . . . . . . . . . . . . . . . . .        22
Consolidated Balance Sheet . . . . . . . . . . . . . . . . . . . . . .        23

Consolidated Statement of Income . . . . . . . . . . . . . . . . . . .        24
Consolidated Statement of Changes in
        Stockholders' Equity . . . . . . . . . . . . . . . . . . . . .        25
Consolidated Statement of Cash Flows . . . . . . . . . . . . . . . . .        26
Notes to Consolidated Financial Statements. . . . . . . . . . . . .  .     27-39
Directors, Principal Officers, and Advisory Boards . . . . . . . . . .        40
Directory of Offices and
        Corporate Information. . . . . . . . . . . . . . . . . Inside Back Cover

                                 (Anchor Logo)

                          Anchor Financial Corporation
                          "BANKING THE CAROLINA COAST"

 (Map of North and South Carolina coast showing locations of branches)

                               TO OUR STOCKHOLDERS
                                   & FRIENDS

        Anchor Financial Corporation achieved dynamic growth in its balance sheet and core earnings in 1995, continuing the trend of solid performance experienced during the past five years. While surpassing earnings expectations and maintaining an additional year of impressive growth, the Corporation also aggressively acted on expansion opportunities in new markets and continued to invest in operational capacities. This progress was realized without sacrificing improved performance and underscores the balance in our overall operations, making 1995 one of our very best years.
        Core earnings in 1995 reflect the Corporation's strength. For the year ended December 31, 1995, core earnings were $3.483 million, an increase of 35.7% when compared to core earnings of $2.566 million reported for the year ended December 31, 1994. Core earnings exclude the non-recurring securities gains made by the Corporation during each period.

                                 CORE EARNINGS
                                  In Millions

            (Core Earnings chart appears here plot points are below)

                          '91   '92   '93   '94   '95
                         1.309 1.678 2.327 2.566 3.483

        Net income for the year ended December 31, 1995, was $3.539 million, a 0.98% increase over the $3.505 million reported for the same period a year ago. Earnings per share increased to $1.39 per share for the year ended December 31, 1995, up from the $1.38 reported for the same period in 1994. Return on assets was 0.93% and return on equity was 12.75%.
        The increase in net income is impressive because it took the Corporation just one year to exceed the significant non-recurring gain experienced in 1994. The increase was attributed to strong growth in net interest income along with controlled growth in noninterest expense. The outstanding performance is the direct result of the growth achieved from expansion to new markets, good economic growth, and the efficiencies realized by applying operating costs to a larger base of business.
        It is particularly noteworthy that net interest income was $16.7 million in 1995, reflecting an increase of more than 16.9%. The increase was a result of dynamic growth in earning assets, led by growth in the Corporation's loan portfolio. Economic expansion and strong growth in all of our markets produced excellent loan demand during 1995. Also, the Corporation was positioned favorably for changes in interest rates during the year. These conditions allowed aggressive pricing on deposit products, fueling deposit growth and providing funds for growth in earning assets. The level of loan demand provided a more favorable mix in our earning assets, producing the very nice gains realized.
        Noninterest expense increased 9.64% in 1995, but growth in this area slowed considerably in the latter part of the year, indicating that we have been successful in controlling overhead expense. Opening new offices and developing operational capacity has been expensive and naturally causes our overhead to grow. We are carefully monitoring the gains achieved from these investments and we believe they are the catalyst to fuel earnings growth in future years. This benefit far outweighs the temporary impact on overhead. We are fortunate that our on-going operations both afford new investment and reflect gains in efficiency.
        Total assets as of December 31, 1995, were $407.5 million, a 15.8% increase over the $351.9 million reported a year ago. It was quite exciting to cross the $400 million mark in total assets. Total deposits at December 31, 1995, were $353.9 million, up 14.8% from the $308.2 million reported for the prior year. Total loans grew 20.4% in 1995, to $285.1 million from the $236.8 million reported a year ago. Growth in loans and deposits is consistent throughout all of our markets, underscoring the value of the Corporation's expansion decisions. Asset size has more than doubled during the five year period from 1991 to 1995. All of our product lines are growing very nicely, which means that we are competing effectively. This is, of course, essential to our long-term success.


                              BALANCE SHEET GROWTH
                                   In Millions

             (Balance Sheet Growth chart plot points appear below)

'91      '92    '93    '94      '95        '91      '92    '93    '94      '95
152.2   187.2  203.0   236.8   285.1       191.7   232.2   271.8  308.2   353.9

             Loans                                       Deposits

'91      '92    '93    '94     '95
222.7   259.4  304.3  351.9    407.5

           Total Assets

        Loan quality continues to be outstanding in all our markets. Net loan losses for the year were only 0.13% of total loans. Non-performing assets represented only 0.06% of loans outstanding at December 31, 1995. These ratios continue to remain well below peer group averages and the banking industry as a whole, and indicate that credit quality remains strong. While we do not foresee anything that would cause a decline in loan quality, we need to recognize that if economic conditions turn down, loan quality could be adversely affected. It is therefore essential that we remain cautious and patient as we seek quality loans in all our markets. Even though quality loan demand has been excellent, the competition for these earning assets is fierce. The credit markets are showing signs of insufficient pricing to support the inherent risk and this activity is often accompanied by relaxed underwriting standards. Our growth in revenues combined with the indicators of loan quality reflect that we are competing safely and effectively in this environment. However, our position is quite guarded and we will sacrifice growth before we relax our credit standards.

        Anchor Financial Corporation's recent expansions to Hilton Head Island, Mt. Pleasant, and Wilmington have fueled our stock's performance over the past five years. During this five year period from 1991 to 1995, the total return on investment averaged more than 20% per year. Investment firms that make a market in the stock have recognized the Corporation's solid performance and have a strong interest in our progress. Additional expansion accompanied by safe and solid performance should continue to fuel stock performance.

        The Corporation achieved its impressive performance while expanding to new markets and developing new lines of business. The Corporation opened banking offices in Mt. Pleasant, South Carolina and Wilmington, North Carolina in 1995, adding a second Wilmington office in February 1996. The Mt. Pleasant office is one of our fastest growing branch offices and we are very pleased with the early progress shown in the Wilmington market. Both markets have tremendous potential and we are excited to bring our style of community banking service to each area.

                                  STOCK PRICE
                                   Per Share
             (Stock Price chart appears here plot points are below)

                         '91    '92     '93    '94     '95
                        $8.69  $8.94  $13.00  $13.75  $19.75

                          *Prices shown are reflective
                                 of stock split


        We also formed an investment subsidiary, Anchor Capital Corporation, to offer non-traditional banking services such as mutual funds, annuities and other securities. The program is marketed as THE WALL STREET CORNER LOCATED AT THE ANCHOR BANK, and provides customers with convenient access to investment products. Significant start-up costs were absorbed in 1995, and the program needs further development. However, the direction and progress are quite surprising and we believe this area holds bright promise.

        Our Board of Directors has recognized the Corporation's potential and capacity for additional growth and has learned that by utilizing that capacity, spectacular growth is possible both now and in the future. The board, along with members of senior management, recently completed an intensive strategic planning process to chart the Corporation's path for the next five years. Through the planning process, our leadership has agreed on the basic strategies to keep the Corporation on course for future success well into the 21st century. The vast amount of change in our industry makes it imperative to carefully position for future success. An accelerated pace of change remains present in our business and we believe that this process offers tremendous opportunity for properly positioned companies.

        The soundness and strength in our balance sheet, the outstanding levels of growth and profitability, and the ability to invest wisely in new markets and operational capacities, show a financial institution that is faring well in a rapidly changing environment. Our financial presence along the coast of the Carolinas is increasing. As our strength and presence increase, so will the value of our banking franchise. With your continued support, our Corporation is poised and ready for an exciting future. I hope that the information included in this REPORT is helpful to you. We value your commitment to Anchor Financial Corporation and will continue to work hard for your investment.

(Signature Stephen L. Chryst)
Stephen L. Chryst
PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                  BANKING THE
                                 CAROLINA COAST
THE NEW COMMUNITY BANK

"AS THE TREND OF CONSOLIDATION
CONTINUES THROUGHOUT THE BANKING
INDUSTRY, A NEW DEFINITION OF
COMMUNITY BANKING IS EVOLVING."

        This new concept brings unlimited potential for Anchor Financial Corporation's future.

        The new community bank provides a wide range of services and has a personal commitment to the communities it serves. Decisions are generally made at the local level and employees at every level from the bank president to tellers to support staff are strongly committed to and involved in community activities. These tenets are the cornerstone of traditional community banking.

        Yet the new community bank also is an innovator that is capable of pioneering technological advances -- an activity that has not always been a strength of the traditional community bank. The new community bank uses technology ranging from 24-hour banking at automated teller machines to check imaging and bank at home programs to provide superior service while meeting customer needs. Also, a larger community bank has a larger loan capacity and more resources to analyze complex business situations. This strength makes these "super community banks" more responsive to growing markets and modern customer demands.

        Thus, the new community bank no longer serves a single market or is a certain asset size. The new community bank has developed from need -- the realization that smaller banks need size to provide the service innovations and generate the volumes needed for profitability. As mergers help create several very large banks, they also provide opportunities for the new community bank to offer a higher level of service quality along with the personal attention customers appreciate.

        The Corporation has broadened its product lines throughout the years, adding innovative savings vehicles such as the Anchor Prime Money Market Investment Account, along with mortgage, trust, and investment services, to its product menu. These changes were made with one goal in mind -- to meet the changing needs of customers.

        Since 1991, the Corporation has moved into new markets in both South Carolina and North Carolina, bringing its style of community banking to each new market. With expansion, the Corporation has had a positive effect on the local economies, not only by providing employment but by supplying needed financial resources to a variety of businesses in each market. The Corporation also invested in new banking technology and replaced its software with a new system that has the capacity to handle additional growth well into the 21st century. The Corporation also offers innovative services such as Home Banking and Check ManagerSM check imaging to its customers.

"ANCHOR FINANCIAL CORPORATION
HAS BEEN AT THE FOREFRONT OF THE
CHANGING COMMUNITY BANK CONCEPT.
IT WAS FOUNDED 21 YEARS AGO
WITH A STRONG COMMITMENT TO
PERSONAL, LOCAL SERVICE."

        Throughout the Corporation's history, all working activities have always been guided by the goal of superior service. In 1995, the Corporation formalized these basic tenets of service into a creed, motto, and mission statement. These words are much more than slogans; they are a way of life for every Anchor Financial Corporation staff member. Both veteran and new employees carry a pocket-sized copy of the creed, motto, and mission statement and the information is proudly displayed in every office and department as a constant reminder of the importance of superior service.

        The expansion to new markets, innovation of product line, and utilization of state of the art banking technology were accomplished while the Corporation performed at a high level, with growth of 35.7% in core earnings from year end 1994 to year end 1995. The Anchor Bank and The Anchor Bank of North Carolina continue to grow faster than larger bank competitors, indicating that customers prefer the higher level of service we provide. This solid performance completes the definition of the new community bank. Industry observers and the investment community have recognized the success of the new community bank strategy, which is reflected in the premium of their stock price.

        Progress made in 1995 further reflects the Corporation's commitment to the new community banking orientation.

EXPANSION TO NEW MARKETS

        The expansion to new markets continues to play a great role in Anchor Financial Corporation's success. The Corporation first moved beyond its Grand Strand home base in 1991, with the acquisition of two banking offices on Hilton Head Island. Two years later, the Corporation acquired three additional offices in the southeast corner of North Carolina. While this exciting growth occurred, the Corporation also added strength to existing markets, by opening offices through acquisition and de novo branching in Little River, North Myrtle Beach, and Georgetown.

        In 1995, the Corporation continued expansion along the Carolina coast, adding offices in Mt. Pleasant and the first of two new offices in Wilmington, bringing the total number of offices to seventeen. An eighteenth office, at 3212 Oleander Drive in Wilmington, opened in February 1996.

"THE SOUTH
COLLEGE ROAD
OFFICE SERVES           (Photo of The Anchor Bank)
AS THE BANK'S
BASE IN
WILMINGTON."

        Each new market has tremendous potential. Mt. Pleasant is a rapidly growing community that provides the Corporation with an entrance to the Charleston market. The Charleston metropolitan area's major market economy has impact all along the coast of South Carolina. The economic mix of the region is diverse, influenced strongly by the Port of Charleston, an established medical community, a strong tourism industry, light and heavy manufacturing, six institutions of higher education, and a still formidable military presence.

        Wilmington also is a large and diverse market with a growing port, light and heavy manufacturing, cultural and educational activities, and tourism. In each case the Corporation successfully brought its style of community banking to these markets and is developing a loyal customer base, which will serve as a springboard for future expansion.


NEW PRODUCTS AND SERVICES

(Picture of The Wall Street Corner logo)

        In 1995, The Anchor Bank formed an investment subsidiary, Anchor Capital Corporation, to market non-traditional banking products and services to customers in all its markets. Known as THE WALL STREET CORNER LOCATED AT THE ANCHOR BANK, the program provides customers with convenient, easy access to mutual funds, annuities, and other securities.

        The offering of these services under the Anchor Financial Corporation umbrella comes at a time when consumer interest in alternative products is growing. According to recent research by the AMERICAN BANKER, 10% of American consumers have purchased brokerage or non-bank services from a bank and 40% plan to do so in the future. The formation of a subsidiary to market these products ensures that the Corporation will protect its deposit base and gain market share in this growing area.

        In other product news, the Check ManagerSM check imaging system received rave reviews when it premiered to customers of The Anchor Bank of North Carolina in June 1995. The program, which provides customers with their cancelled checks neatly printed on standard sheets of paper, streamlines the statement reconciling process for customers. The Anchor Bank was the first bank in South Carolina to offer Check ManagerSM when it introduced the service in November 1993.

ADDITIONAL TECHNOLOGICAL ADVANCEMENTS

        In addition to the introduction of Check ManagerSM in North Carolina, a second major technological advance was made with the installation of new banking software to service both banks.

        The EDS system in place since December 1983 had been used to its maximum capacity and was replaced during the second quarter 1995 by the Silverlake Banking Software package developed by Jack Henry and Associates. The new system not only will provide a useful tool for product development and training, but has the capacity to support the Corporation and its growth well into the 21st century.

        In addition, the Corporation completed installation of the sophisticated computer infrastructure that will enhance communications between each of our offices. Multiple communications lines have been integrated into a single system, and with the installation of equipment and software, these developments not only will cut the costs and time needed to get new offices up and running, but will help meet the changing needs of offices quickly and efficiently as well.

        By taking advantage of these technological advances, the Corporation has enabled employees to serve our customers even more effectively and efficiently. The benefits to the bottom line are many as the Corporation will realize lower per user costs while generating savings in paper supplies and time by eliminating non-essential steps in the communications process.

        In 1996, each branch office will be equipped with the technology that will provide more flexibility, better communications, and additional marketing opportunities through the use of several technological advances.

ESTABLISHING PRESENCE IN OUR COMMUNITIES

        As part of its community bank strategy, the Corporation continues to play an active role in a variety of activities throughout our markets. Our employees once again demonstrated their commitment and dedication through participation in many special events.

        Along the Grand Strand, The Anchor Bank again led the way in the American Heart Association's Heart Walk. The bank's 160 member team raised more than $14,000 for the fight against heart disease and stroke, helping to make the walk the most successful one in the state for the second year in a row. In another health-related endeavor, the bank received the "Big Drop" award for its record participation in American Red Cross blood drives during 1995.

        In Hilton Head Island, The Anchor Bank provided a full scholarship for a minority applicant to attend the Leadership Hilton Head Island program. In addition, bank employees had 100% participation in the United Way fund drive, took an active role in the March of Dimes walk-a-thon, and supported youth soccer and other special activities.

        Offices in new markets also exemplified the commitment to community. In Mt. Pleasant, the bank supported the town's recreation department with a special promotion that offered a donation to the department for every deposit account opened during the office's first month of operation. A similar program is underway in Wilmington for the Lower Cape Fear Hospice.

        The Anchor Bank of North Carolina provided firm support to several educational endeavors during the year. The bank is in the second year of a five year commitment to the Topsail Education Foundation and also supported the Cameron School of Business Administration at the University of North Carolina at Wilmington. The bank also played a key role in the 32nd Annual Spot Festival, with proceeds benefiting the Hampstead Fire Department, Hampstead Volunteer Community Fire Department, Pender East Rescue Squad, and the Sloop Point Volunteer Fire Department.

COMMUNITY BANKING OF THE FUTURE

        The successful integration of growth to new markets, technological improvements to the product line, superior service to the customer, and strong community leadership have provided the Corporation with a competitive advantage which positions it well for the future.


ALEC ELMORE
(RIGHT) PRESENTS
TOM O'ROURKE
OF THE
MT. PLEASANT
RECREATION            (Photo of Alec Elmore and Tom O'Rourke holding a check)
DEPARTMENT WITH
THE PROCEEDS FROM
A SPECIAL BANK
PROMOTION TO
BENEFIT THE
DEPARTMENT.


                      ANCHOR FINANCIAL CORPORATION OUTLOOK

STRONG FINANCIAL PERFORMANCE SETS
STAGE FOR 1996

        While Anchor Financial Corporation reported a record year in 1994, the financial performance achieved in 1995 was far more significant. During 1995, the Corporation was able to match the gain of the previous year due to record increases in core earnings. This strong financial performance is the fruit borne of a branch banking network that spans the coast of two states and multiple markets. In turn, solid performance and strategic market penetration should support a continuation of financial success in 1996.

GEOGRAPHIC EXPANSION

"IN 1996, THE CORPORATION
WILL CONTINUE TO BRING ITS
STYLE OF COMMUNITY BANKING TO
NEW AND EXISTING MARKETS
ALONG THE COASTLINE OF
SOUTH CAROLINA AND
NORTH CAROLINA."

        Following its strategic plan, the Corporation is aggressively seeking opportunities for growth in its quest to continue its coastal strategy. Work has already begun on developing a presence in existing markets, particularly the Wilmington market, where a second branch office opened in February 1996.

        The Wilmington market provides the Corporation with impressive growth opportunities. According to the Cameron School of Business Administration at the University of North Carolina at Wilmington, the Coastal Business Index, a measure of overall economic activity in the coastal area of southeastern North Carolina, grew at a compounded annual rate of 6.5%, while national economic activity grew at a compounded annual rate of 3%. Growth of approximately 7% is predicted for 1996 with the retail and service sectors driving economic growth. The area also reported low unemployment and strong retail sales in 1995.

        With the branch office in Mt. Pleasant established, the Corporation is well-positioned for future expansion in the Charleston market. The economy in this market is influenced by four sectors -- the Port of Charleston, the tourism industry, the medical community, and industry. Because the community acted swiftly when the Charleston Naval Base and Charleston Shipyard closing was announced in 1993, economic growth is now outpacing the impact of the closing. This good economic news is the result of efforts by the Charleston Regional Development Alliance, which was formed in 1994 to further develop and enhance industrial recruiting efforts in light of the base closing. Already the work has paid dividends, as new companies, including Nucor Steel, Ergste Westig, and Medaphis have come to the Lowcountry. In addition, traffic at the Port of Charleston continues to grow as new companies needing a port expand to the area. The port also completed a $90 million expansion of the Wando Terminal in Mt. Pleasant which will provide additional space for growth.

        These two markets join the Grand Strand and Hilton Head Island markets in experiencing strong growth. Myrtle Beach is forecast to have the second-fastest rate of population growth among U.S. metropolitan areas during the next decade, as it makes the transition from a seasonal tourist destination to a year-round tourist destination. Hilton Head Island's worldwide recognition is credited for the economic prosperity of the region and is the driving force behind continued growth in Beaufort and Jasper counties.

        Overall, Anchor Financial Corporation offices are located in areas where populations are growing significantly and projections indicate that this trend will continue throughout the remainder of the 90's. Research shows that retirees find the two states' central location and four season climate extremely desirable. In addition, the continued economic expansion experienced in these regions will fuel population growth.

LINES OF BUSINESS

        The Corporation will continue to invest in lines of business that will benefit from its core competence of community banking while ensuring positive impact on the bottom line.

        In 1996, the Corporation will continue to prepare to meet the demand for innovative, technologically advanced products.

"CUSTOMER NEEDS FOR
TECHNOLOGICALLY ADVANCED
PRODUCTS SUCH AS HOME AND
COMPUTER BANKING WILL CONTINUE
TO DRIVE PRODUCT DEVELOPMENT
AND THE PRODUCT DELIVERY
SYSTEM OF THE FUTURE."

        The Corporation's product review team recently completed an in-depth analysis of bank products and pricing. This review will continue on a yearly basis to ensure that our products and services are state of the art and that our pricing is fair and consistent in all the markets we serve. Activity and research is at a high level to determine just which electronic products and delivery systems will emerge fastest. We plan to stay on the leading edge as we use technology to provide service 24 hours a day, seven days a week.

STOCK PERFORMANCE

        In August, the Corporation's Board of Directors approved a two-for-one stock split, payable on September 29, 1995, to shareholders of record on September 1, 1995. This action is further evidence of the Corporation's continued strong financial performance and expansion during the past five years.

(Picture of an Anchor Financial Corporation stock certificate)

        The split increased shares outstanding to more than 2,500,000, which should further enhance the stock's liquidity. More brokers are making a market in the stock, providing additional outlets for stock purchase and more reasonable price quotations. In addition, the Corporation's strong performance has been sufficient to provide increases in the quarterly cash dividend in 1994, 1995, and 1996.

INTERSTATE BANKING UPDATE

        The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 allows for the establishment of interstate banking effective September 29, 1995 and interstate branching effective June 1, 1997.

        Prior to June 1, 1997, states may elect to "opt-in" as of an earlier date or to "opt-out." If a bank's home state opts out of interstate branching, it may not participate in any interstate merger transactions. North Carolina has already opted-in, and legislation is before the South Carolina legislature to opt in by July 1, 1996.

        Early approval of interstate branching means that the Corporation can blend its South Carolina and North Carolina banks into one entity, which will result in cost savings from economies of scale. Through careful management of human resource needs, we will be able to join all management and staff without job eliminations, and in many cases provide more opportunity. This action better suits the Corporation's community banking strategy. Importantly, our customers can use all our offices from Jacksonville, North Carolina to Hilton Head Island, South Carolina for their banking needs.

REGULATORY BURDEN

        The banking industry continues to labor under a heavy regulatory burden not faced by non-bank competitors. The Corporation keeps abreast of regulatory changes and how to comply with new regulations through memberships in various banking organizations.

        In addition, the Corporation has invested in the human resources to ensure the safety and soundness to meet or exceed the regulatory standards by hiring experts in the compliance and audit areas. The Corporation's strong performance and growth have provided the size to gain this much needed expertise.

LOOKING TOWARD THE 21ST CENTURY

        Continued expansion within the Corporation's coastal market, development of lines of business compatible with the Corporation's core business of banking, use of the newest banking technology, and attention to safety and soundness will continue to chart the Corporation's course into the next century.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The discussion and tabular data presented below analyze major factors and trends regarding the financial condition and results of operations of Anchor Financial Corporation (the "Corporation") and its principal subsidiaries, The Anchor Bank ("ABSC") and The Anchor Bank of North Carolina ("ABNC") for each of the three years in the period ended December 31, 1995. On August 14, 1995, the Board of Directors of the Corporation declared a two-for-one stock split payable on September 29, 1995 to stockholders of record on September 1, 1995. All financial statement information presented in this report has been restated to reflect the two-for-one stock split. This discussion should be read in conjunction with the consolidated financial statements and the notes thereto presented elsewhere in this Annual Report.

RESULTS OF OPERATIONS
SUMMARY

   Net income for the year ended December 31, 1995 totaled $3,538,900, an increase of $34,298 or 1.0% over 1994. Net income for 1994 was $3,504,602, an increase of $1,085,828 or 44.9% from the $2,418,774 earned in 1993. Net income per share increased 0.7% to $1.39 in 1995 compared with $1.38 in 1994 and $0.96 in 1993.
   The increase in earnings during 1995 was primarily due to a $2,411,983 or 16.9% increase in net interest income and a $344,117 or 36.6% decrease in the provision for loan losses. These favorable changes were partially offset by a $1,456,247 or 32.9% decrease in noninterest income, a $1,191,821 or 9.6% increase in noninterest expense, and a $73,734 or 3.9% increase in the provision for income taxes. Net income excluding net investment securities gains increased $931,376 or 35.7% to $3,482,905 in 1995 versus $2,566,192 in 1994.
   The increase in earnings from 1993 to 1994 was primarily due to an 18.2% increase in net interest income and a 32.3% increase in noninterest income. These favorable increases were partially offset by an 10.9% increase in noninterest expense, an 80.3% increase in the provision for loan losses, and a 37.5% increase in the provision for income taxes. Net income excluding net investment securities gains and cumulative effect of a change in accounting principle increased $238,892 or 10.3% to $2,566,192 in 1994 versus $2,327,300 in
1993.
   Return on average assets and return on average stockholders' equity are key measures of earnings performance. Return on average assets for 1995 was 0.93% compared with 1.06% in 1994 and 0.85% in 1993. Return on average stockholders' equity for 1995 was 12.75% versus 13.94% in 1994 and 10.70% in 1993.
   On December 31, 1993, ABSC merged with 1st Atlantic Bank ("1st Atlantic"), Little River, South Carolina. ABSC survived the merger and the former stockholders of 1st Atlantic became stockholders of the Corporation. 1st Atlantic stockholders received for each one share of $10.00 par value 1st Atlantic Common Stock issued and outstanding, 2.80 shares (adjusted for the stock split) of newly issued $6.00 par value Anchor Financial Corporation Common Stock. Prior to the merger, the Corporation owned 10,267 shares or 6.77% of the outstanding common stock of 1st Atlantic.
   On December 31, 1993, Anchor Interim Bank (a wholly-owned subsidiary of the Corporation formed for the purpose of facilitating the acquisition of Topsail State Bank) merged with Topsail State Bank ("Topsail"), Hampstead, North Carolina. Topsail survived the merger transaction and the former stockholders of Topsail became stockholders of the Corporation and Topsail became a wholly-owned subsidiary of the Corporation and operates under the name "The Anchor Bank of North Carolina." Topsail stockholders received for each one share of $3.50 par value Topsail Common Stock issued and outstanding, 0.964 shares (adjusted for the stock split) of newly issued $6.00 par value Anchor Financial Corporation Common Stock.
   Each of the foregoing mergers was accounted for as poolings of interests. Accordingly, all financial data throughout this Annual Report have been restated, for all periods presented, to include the accounts of the merged banks.
                                       8

   Table 1 provides a summary of the income statement, balance sheet, and selected ratios for the last five years. A more detailed analysis of each component of the Corporation's net income is included under the appropriate captions which follow.
                         TABLE 1: SUMMARY OF OPERATIONS

INCOME STATEMENT DATA                                     1995           1994           1993           1992           1991
Interest income                                       $ 30,269,788   $ 23,391,823   $ 19,612,321   $ 17,589,578   $ 17,744,778
Interest expense                                        13,598,500      9,132,518      7,552,105      7,610,506      9,202,035
Net interest income                                     16,671,288     14,259,305     12,060,216      9,979,072      8,542,743
Provision for loan losses                                  596,000        940,117        521,526        586,489        463,521
Net interest income after provision for loan losses     16,075,288     13,319,188     11,538,690      9,392,583      8,079,222
Noninterest income                                       2,976,520      4,432,767      3,349,749      2,724,900      1,957,981
Noninterest expense                                     13,559,558     12,367,737     11,152,580      9,401,731      8,062,412
Income before income taxes, extraordinary item and
  cumulative effect of a change in accounting
  principle                                              5,492,250      5,384,218      3,735,859      2,715,752      1,974,791
Provision for income taxes                               1,953,350      1,879,616      1,366,585        971,229        652,478
Income before extraordinary item and cumulative
  effect of a change in accounting principle             3,538,900      3,504,602      2,369,274      1,744,523      1,322,313
Extraordinary item                                               0              0              0          2,000         45,000
Cumulative effect on prior years (to December 31,
  1992) of changing to a different method of
  accounting for income taxes                                    0              0         49,500              0              0
Net income                                            $  3,538,900   $  3,504,602   $  2,418,774   $  1,746,523   $  1,367,313
Net income per share                                  $       1.39   $       1.38   $       0.96   $       0.69   $       0.54
Average common shares outstanding                        2,548,671      2,538,956      2,513,164      2,533,456      2,546,562
SELECTED YEAR-END ASSETS AND LIABILITIES
Total assets                                          $407,506,417   $351,866,962   $304,334,422   $259,409,152   $222,652,171
Interest-earning assets                                368,649,235    316,949,552    269,163,354    232,042,276    197,828,270
Investment securities                                   83,446,700     79,079,276     60,066,395     39,206,762     41,191,233
Loans -- net of unearned income                        285,103,535    236,771,276    202,987,210    187,200,506    152,245,420
Deposits                                               353,875,756    308,208,417    271,758,555    232,230,645    191,738,364
Noninterest-bearing deposits                            61,748,670     52,730,429     48,516,294     34,051,506     28,145,755
Interest-bearing deposits                              292,127,086    255,477,988    223,242,261    198,179,139    163,592,609
Interest-bearing liabilities                           314,829,664    272,472,176    231,099,670    201,881,005    172,266,859
Stockholders' equity                                    28,542,018     24,774,618     23,216,579     21,250,997     20,265,250
SELECTED RATIOS
Return on average assets                                      0.93%          1.06%          0.85%          0.74%          0.68%
Return on average stockholders' equity                       12.75          13.94          10.70           8.32           6.67
Net yield on average interest-earning assets
  (tax equivalent)                                            4.86           4.77           4.70           4.77           4.78
Average loans to average deposits                            78.33          74.99          76.73          82.12          79.70
Net loan losses to average loans                              0.13           0.23           0.16           0.21           0.22
Nonperforming loans to loans                                  0.06           0.19           0.23           0.70           1.15
Allowance for possible loan losses to loans                   1.07           1.18           1.16           1.16           1.27
Allowance for possible loan losses to
  nonperforming loans                                     1,666.10         638.27         505.66         164.45         110.87
Average stockholders' equity to average assets                7.32           7.60           7.93           8.95          10.26
Total risk-based capital ratio (1)                           12.18          13.53          14.46          11.70          12.34
Tier 1 leverage ratio (1)                                     6.76           6.85           7.19           7.77           8.72
Dividend payout ratio                                        25.84          22.83          20.95          28.98          37.23
                                                      FIVE YEAR
                                                      COMPOUND
INCOME STATEMENT DATA                                GROWTH RATE
Interest income                                          11.7%
Interest expense                                          8.2
Net interest income                                      15.1
Provision for loan losses                               (18.4)
Net interest income after provision for loan losses      19.5
Noninterest income                                       13.1
Noninterest expense                                      15.7
Income before income taxes, extraordinary item and
  cumulative effect of a change in accounting
  principle                                              27.1
Provision for income taxes                               28.9
Income before extraordinary item and cumulative
  effect of a change in accounting principle             26.1
Extraordinary item                                         NM
Cumulative effect on prior years (to December 31,
  1992) of changing to a different method of
  accounting for income taxes                              NM
Net income                                               25.9
Net income per share                                     27.8
Average common shares outstanding                        (1.5)
SELECTED YEAR-END ASSETS AND LIABILITIES
Total assets                                             17.6%
Interest-earning assets                                  17.7
Investment securities                                    19.1
Loans -- net of unearned income                          18.0
Deposits                                                 18.9
Noninterest-bearing deposits                             21.7
Interest-bearing deposits                                18.3
Interest-bearing liabilities                             18.2
Stockholders' equity                                      7.9
SELECTED RATIOS
Return on average assets
Return on average stockholders' equity
Net yield on average interest-earning assets
  (tax equivalent)
Average loans to average deposits
Net loan losses to average loans
Nonperforming loans to loans
Allowance for possible loan losses to loans
Allowance for possible loan losses to
  nonperforming loans
Average stockholders' equity to average assets
Total risk-based capital ratio (1)
Tier 1 leverage ratio (1)
Dividend payout ratio

(1) Computed in accordance with bank holding company regulatory capital guidelines that were phased in over a two-year period that began December 31, 1990, giving full effect to the exclusion of intangible assets.
NM -- Not meaningful
                                       9

NET INTEREST INCOME
   Net interest income, the major component of the Corporation's income, is the amount by which interest and fees generated by earning assets exceed the total interest costs of the funds used to carry them. Net interest income is affected by changes in the level of interest rates and the change in the amount and composition of earning assets and interest-bearing liabilities. Table 2, Comparative Average Balance Sheets -- Yields and Costs, compares average balance sheet items and analyzes net interest income on a tax equivalent basis for the years ended December 31, 1995, 1994, and 1993.

        TABLE 2: COMPARATIVE AVERAGE BALANCE SHEETS -- YIELDS AND COSTS

                       (AVERAGE BALANCES ON A TAX EQUIVALENT BASIS FOR YEARS ENDED DECEMBER 31 IN THOUSANDS)
                                                                  1995                               1994                    1993
                                                      AVERAGE    REVENUE/    YIELD/     AVERAGE     REVENUE/    YIELD/     AVERAGE
                                                      BALANCE     EXPENSE     RATE      BALANCE      EXPENSE     RATE      BALANCE
Interest-earning assets:
  Loans                                               $260,757  $25,277,156   9.69%     $221,388   $19,353,495   8.74%     $197,957
  Investment securities:
    Taxable                                             75,527    4,471,051   5.92        67,571     3,485,151   5.16        48,615
    Non-taxable                                          3,368      286,533   8.51         3,160       271,724   8.60         3,579
      Total investment securities                       78,895    4,757,584   6.03        70,731     3,756,875   5.31        52,194
Interest-bearing balances: due from banks                   99        6,613   6.68           426        20,917   4.91           310
Federal funds sold and securities purchased under
  agreements to resell                                   6,807      402,765   5.92         8,062       352,921   4.38         8,571
      Total interest-earning assets                    346,558  $30,444,118   8.78%      300,607   $23,484,208   7.81%      259,032
Noninterest-earning assets:
  Cash and due from banks                               15,250                            14,132                             11,029
  Premises and equipment                                12,969                            11,798                             10,952
  Other, less allowance for loan losses                  4,221                             4,162                              4,326
      Total noninterest-earning assets                  32,440                            30,092                             26,307
TOTAL ASSETS                                          $378,998                          $330,699                           $285,339
Interest-bearing liabilities:
  Interest-bearing deposits:
    Interest checking                                 $ 36,407  $   743,781   2.04%     $ 36,107   $   696,567   1.93%     $ 31,214
    Savings                                             35,542    1,091,911   3.07        47,741     1,454,369   3.05        48,597
    Money market                                       123,368    6,319,858   5.12        95,769     3,882,964   4.05        54,361
    Time deposits                                       77,247    4,316,352   5.59        62,837     2,540,763   4.04        80,988
      Total interest-bearing deposits                  272,564   12,471,902   4.58       242,454     8,574,663   3.54       215,160
  Federal funds purchased and securities sold
    under agreements to repurchase                       2,020      111,741   5.53         1,799        61,404   3.41            73
  Other short-term borrowings                            2,883      157,504   5.46         1,662        56,690   3.41         2,157
  Long-term debt                                         6,260      417,792   6.67             0             0   0.00             0
  Subordinated notes                                     5,000      439,561   8.79         5,000       439,761   8.80           423
      Total interest-bearing liabilities               288,727   13,598,500   4.71%      250,915     9,132,518   3.64%      217,813
Noninterest-bearing liabilities:
  Demand deposits                                       60,320                            52,750                             42,844
  Other liabilities                                      2,309                             2,026                              2,067
                                                        62,629                            54,776                             44,911
Stockholders' equity                                    27,642                            25,008                             22,615
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $378,998                          $330,699                           $285,339
Net interest income                                             $16,845,618                        $14,351,690
Interest income/earning assets                                                8.78%                              7.81%
Interest expense/earning assets                                               3.92                               3.04
Net interest income/earning assets                                            4.86%                              4.77%

                                                         1993
                                                       REVENUE/    YIELD/
                                                        EXPENSE     RATE
Interest-earning assets:
  Loans                                               $16,745,252   8.46%
  Investment securities:
    Taxable                                             2,376,896   4.89
    Non-taxable                                           308,294   8.61
      Total investment securities                       2,685,190   5.14
Interest-bearing balances: due from banks                  13,084   4.22
Federal funds sold and securities purchased under
  agreements to resell                                    273,614   3.19
      Total interest-earning assets                   $19,717,140   7.61%
Noninterest-earning assets:
  Cash and due from banks
  Premises and equipment
  Other, less allowance for loan losses
      Total noninterest-earning assets
TOTAL ASSETS
Interest-bearing liabilities:
  Interest-bearing deposits:
    Interest checking                                 $   721,742   2.31%
    Savings                                             1,627,463   3.35
    Money market                                        1,721,033   3.17
    Time deposits                                       3,380,328   4.17
      Total interest-bearing deposits                   7,450,566   3.46
  Federal funds purchased and securities sold
    under agreements to repurchase                          2,757   3.78
  Other short-term borrowings                              61,347   2.84
  Long-term debt                                                0   0.00
  Subordinated notes                                       37,435   8.85
      Total interest-bearing liabilities                7,552,105   3.47%
Noninterest-bearing liabilities:
  Demand deposits
  Other liabilities
Stockholders' equity
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
Net interest income                                   $12,165,035
Interest income/earning assets                                      7.61%
Interest expense/earning assets                                     2.91
Net interest income/earning assets                                  4.70%

(1) Average loan balances are stated net of unearned income and include nonaccrual loans. Interest recognized on nonaccrual loans has been included in revenues.
(2) Non-taxable income has been adjusted to a tax equivalent basis using the federal income tax rate of 34%.
                                       10

   Net interest income on a tax equivalent basis increased $2,493,928 or 17.4% from $14,351,690 in 1994 to $16,845,618 in 1995. This increase was primarily attributable to the increased volume and yield of earning assets. The net interest margin increased nine basis points from 4.77% in 1994 to 4.86% in 1995.
   Interest income on a tax equivalent basis increased $6,959,910 or 29.6% in 1995 primarily due to the increased volume and yield of earning assets. Average earning assets increased 15.3% to $346,558,000 or 91.4% of average total assets in 1995 compared with $300,607,000 or 90.9% in 1994. The two primary types of earning assets are loans and investment securities. The income generated from these assets is a function of their quality, growth, and yield. The growth in these earning assets was primarily the result of improved quality loan demand as average loans increased $39,369,000 or 17.8%. Loans as a percentage of earning assets increased from 73.7% in 1994 to 75.2% in 1995. Average investment securities increased $8,164,000 or 11.5%. The yield on earning assets increased 97 basis points from 7.81% in 1994 to 8.78% in 1995. This increase was due to repricing opportunities during the rising interest rate environment experienced during a significant portion of 1995.
   The cost of funding sources increased $4,465,982 or 48.9% in 1995 primarily due to the increased volume of average interest-bearing liabilities of $37,812,000 or 15.1% and the average rate paid on interest-bearing liabilities increased 107 basis points from 3.64% in 1994 to 4.71% in 1995. The mix of interest-bearing liabilities changed as traditionally lower yielding interest checking, savings, and money market deposit accounts as a group decreased as a percentage of interest-bearing liabilities from 71.6% in 1994 to 67.7% in 1995. Average long-term debt increased $6,260,000 in 1995 at an average rate of 6.67%. Interest-bearing liabilities decreased slightly as a percentage of average earning assets to 83.3% in 1995 from 83.5% in 1994.
   The net interest margin, computed by dividing net interest income by average earning assets, reflects the impact of noninterest-bearing funds on net interest income. The primary reasons for the increase in the net interest margin were a decrease in the level of interest-bearing liabilities used to fund earning assets and the positive changes in net interest rate spreads caused by repricings in a rising interest rate environment through most of 1995. Table 3, the Analysis of Net Interest Income Changes, shows the impact of balance sheet changes which occurred during 1995 and 1994 and the changes in interest rate levels.
                TABLE 3: ANALYSIS OF NET INTEREST INCOME CHANGES

                                                            1995 COMPARED TO 1994               1994 COMPARED TO 1993
                                                    CHANGE IN     CHANGE IN                   CHANGE IN      CHANGE IN
                                                      VOLUME         RATE         TOTAL         VOLUME         RATE
Interest income:
  Loans                                             $3,674,020    $2,249,641    $5,923,661    $2,033,713    $   574,530
  Investment securities:
     Taxable                                           437,240       548,660       985,900       971,420        136,835
     Non-taxable                                        17,722        (2,913)       14,809       (36,030)          (540)
  Interest-bearing balances due from banks             (19,994)        5,690       (14,304)        5,453          2,380
  Federal funds sold and securities purchased
     under agreements to resell                        (60,867)      110,711        49,844       (17,081)        96,388
     Total interest-earning assets                   4,048,121     2,911,789     6,959,910     2,957,475        809,593
Interest expense:
  Interest checking                                      5,830        41,384        47,214       104,025       (129,200)
  Savings                                             (374,673)       12,215      (362,458)      (28,244)      (144,850)
  Money market                                       1,273,021     1,163,873     2,436,894     1,579,822        582,109
  Time deposits                                        666,144     1,109,445     1,775,589      (736,819)      (102,746)
  Federal funds purchased and securities sold
     under agreements to repurchase                      8,317        42,020        50,337        58,938           (291)
  Other short-term borrowings                           55,424        45,390       100,814       (15,580)        10,923
  Long-term debt                                       417,792             0       417,792             0              0
  Subordinated notes                                         0          (200)         (200)      402,559           (233)
     Total interest-bearing liabilities              2,051,855     2,414,127     4,465,982     1,364,701        215,712
     Net interest income                            $1,996,266    $  497,662    $2,493,928    $1,592,774    $   593,881

                                                     TOTAL
Interest income:
  Loans                                            $2,608,243
  Investment securities:
     Taxable                                        1,108,255
     Non-taxable                                      (36,570)
  Interest-bearing balances due from banks              7,833
  Federal funds sold and securities purchased
     under agreements to resell                        79,307
     Total interest-earning assets                  3,767,068
Interest expense:
  Interest checking                                   (25,175)
  Savings                                            (173,094)
  Money market                                      2,161,931
  Time deposits                                      (839,565)
  Federal funds purchased and securities sold
     under agreements to repurchase                    58,647
  Other short-term borrowings                          (4,657)
  Long-term debt                                            0
  Subordinated notes                                  402,326
     Total interest-bearing liabilities             1,580,413
     Net interest income                           $2,186,655

(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.
(2) Balances of nonaccrual loans and related income recognized have been included for computational purposes.
(3) Non-taxable income has been converted to a tax equivalent basis using the federal income tax rate of 34%.
                                       11

   Net interest income on a tax equivalent basis for 1994 increased $2,186,655 or 18.0% from the amount earned in 1993. The increase was primarily attributable to the increased volume and yield of earning assets. The net interest margin increased seven basis points from 4.70% in 1993 to 4.77% in 1994. Average earning assets increased 16.1% to $300,607,000 or 90.9% of average total assets in 1994 compared with $259,032,000 or 90.8% in 1993. The cost of funding sources increased $1,580,413 or 20.9% primarily due to the increase in the volume of average interest-bearing liabilities of $33,102,000 or 15.2% and the average rate paid on interest-bearing liabilities which increased seventeen basis points from 3.47% in 1993 to 3.64% in 1994.

NONINTEREST INCOME

   Noninterest income for the Corporation consists of service charges on deposit accounts, trust revenues, mortgage banking income, gains and losses on investment securities transactions, and other commissions and fees generated from various banking and bank-related activities. Noninterest income has traditionally been an important factor contributing to the Corporation's overall profitability. Noninterest income decreased $1,456,247 or 32.9% and totaled $2,976,520 in 1995 compared to $4,432,767 in 1994. Noninterest income excluding net investment securities gains was $2,889,028 in 1995, a decrease of 2.6% from the $2,966,501 reported in 1994.
   Service charges on deposit accounts represent the largest single item of noninterest income. Such charges, reflecting competitive pricing, increased slightly to $1,526,467 in 1995 from $1,525,641 in 1994.
   The trust operation produced revenues of $216,336 in 1995, an increase of 7.9% compared with $200,554 in 1994. In 1995, mortgage banking income (which includes profits from the origination and sale of loans) decreased $135,101 or 30.4% to a total of $308,811 compared with $443,912 in 1994. The significant decrease in mortgage banking income was the result of lower refinancing activity due to the rising interest rate environment experienced through most of 1995. In connection with its mortgage banking activities, the Corporation primarily originates mortgage loans under mandatory delivery commitments which substantially limit the Corporation's risk of loss on the loans during the period they are held or committed to borrowers.
   Gains on sales of investment securities totaled $87,492 in 1995, compared with $1,466,266 in 1994 and $65,854 in 1993. The gains in 1995 resulted primarily from the sales of short-term securities to provide liquidity for anticipated loan demand. During the second quarter of 1994, the Corporation received common stock in a publicly traded company in exchange for certain securities of unknown value that it had previously received by order of the U.S. Bankruptcy Court in lieu of debt charged off in 1990. An orderly sale of the entire block of stock during 1994 resulted in the Corporation realizing a gain before taxes on these securities of $1,719,038 which exceeded the amount of the debt previously charged off. The Corporation also realized $252,772 in gross losses on sales of investment securities available-for-sale in 1994. These losses resulted primarily from the sales of low-yielding U.S. Treasury securities with short-term remaining maturities. The Corporation reinvested the proceeds from these sales primarily in medium term federal agency securities with higher yields. The gains in 1993 resulted primarily from the sales of long-term municipal securities and government sponsored mortgage-backed securities in order to reduce prepayment risk and shorten the maturity of the investment securities portfolio. While the mortgage-backed securities had attractive yields, the rate of prepayment increased as mortgage holders refinanced to take advantage of lower home mortgage rates.
   Noninterest income excluding net investment securities gains decreased $317,664 or 9.7% to $2,966,501 in 1994 compared to $3,284,165 in 1993. The primary reasons for this decrease were a 2.9% decrease in service charges on deposit accounts and a 41.2% decrease in mortgage banking income. The decrease in service charges is primarily due to stable price levels while the decrease in mortgage banking income resulted from lower refinancing activity during 1994.

NONINTEREST EXPENSE

   Noninterest expense in 1995 increased $1,191,821 or 9.6% and totaled $13,559,558 compared with $12,367,737 in 1994. Each category of noninterest expense was affected by the significant growth experienced by the Corporation during 1995 and 1994.
   Salaries and employee benefits increased $941,930 or 15.2% during 1995. This increase was primarily due to the increased number of employees from expansion into new markets and investments in new personnel to further develop the infrastructure of the Corporation. Merit increases, performance bonuses, and increased contributions to fund the Corporation's employee benefit plans also affected this increase.
   Net occupancy expense increased $122,813 or 13.4% and equipment expense increased $44,149 or 4.4% during 1995. These increases were primarily due to the addition of banking locations in Mt. Pleasant, South Carolina and Wilmington, North Carolina during 1995 and investments to maintain existing facilities. Also, the Corporation continues to invest in new technology to provide capacity for future growth. In 1995, the Corporation purchased a new bank software system which will significantly improve data processing efficiency and provide a strong base for future technology enhancements.
   Other operating expense increased $82,929 or 2.0% in 1995. Note 10 of the consolidated financial statements presents a comparison of other operating expense by category. The primary reasons for the increase in other operating expense were certain expansion related expenses and expenses related to the significant growth realized by the Corporation. Premiums paid to the Federal Deposit
                                       12

Insurance Corporation ("FDIC") for deposit insurance decreased significantly. The FDIC reduced the insurance premium from $0.23 per $100 of deposits to $0.04 per $100 of deposits, effective June 1, 1995. The Corporation received a refund of approximately $195,000 for premiums it had paid in 1995.
   Noninterest expense in 1994 increased $1,215,157 or 10.9% from 1993. The primary reasons for the increase were increases in all categories of noninterest expense due to the Corporation's growth in 1994. Salaries and employee benefits increased 17.8% due primarily to the increased number of employees from expansion and development of infrastructure. Net occupancy expense and equipment expense increased 5.2% and 8.9%, respectively, because of the addition of a banking location in North Myrtle Beach, South Carolina in 1994 and new image processing technology. Other operating expense increased 3.7% primarily due to non-recurring merger related expenses and increased FDIC insurance premiums.

INCOME TAXES

   Total income tax expense included in the Consolidated Statement of Income was $1,953,350 in 1995 compared with $1,879,616 in 1994 and $1,366,585 in 1993. The
Corporation's effective tax rates were 35.6%, 34.9%, and 36.6% in 1995, 1994, and 1993, respectively.
   The Corporation's effective tax rate increased in 1995 primarily because of the declining impact of non-taxable interest income and an increase in certain non-deductible expenses in 1995. As non-taxable investments made prior to 1986 have matured, they have been replaced with taxable assets resulting in a higher effective tax rate. The availability of certain qualifying non-taxable obligations of governmental units in the market has not been of the same magnitude as similar maturing investments.
   Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting For Income Taxes," and recorded income of $49,500 from the cumulative effect of the accounting change. In general, SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. See Note 7 to the consolidated financial statements for additional information on SFAS No. 109 and the components of income tax expense.
   The Corporation's effective tax rate was higher than the statutory federal income tax rate of 34% for 1994 and 1993 because of the declining impact of interest income earned on non-taxable obligations and an increase in certain non-deductible expenses.

                       TABLE 4: SOURCES AND USES OF FUNDS

                                                 (AVERAGE BALANCES IN THOUSANDS)
                                                                                    1995                             1994
                                                                             AMOUNT       PERCENT             AMOUNT       PERCENT
Composition of Sources:
  Demand deposits                                                           $ 60,320        15.9%            $ 52,750        16.0%
  Interest checking                                                           36,407         9.6               36,107        10.9
  Savings                                                                     35,542         9.4               47,741        14.4
  Money market                                                               123,368        32.5               95,769        29.0
  Time deposits                                                               77,247        20.4               62,837        19.0
  Short-term borrowings                                                        4,903         1.3                3,461         1.0
  Long-term borrowings                                                         6,260         1.7                    0         0.0
  Subordinated notes                                                           5,000         1.3                5,000         1.5
  Other liabilities                                                            2,309         0.6                2,026         0.6
  Stockholders' equity                                                        27,642         7.3               25,008         7.6
     Total sources                                                          $378,998       100.0%            $330,699       100.0%
Composition of Uses:
  Loans                                                                     $260,757        68.8%            $221,388        66.9%
  Investment securities                                                       78,895        20.8               70,731        21.4
  Other interest-earning assets                                                6,906         1.8                8,488         2.6
     Total interest-earning assets                                           346,558        91.4              300,607        90.9
  Noninterest-earning assets                                                  32,440         8.6               30,092         9.1
     Total uses                                                             $378,998       100.0%            $330,699       100.0%

(1) Loan balances are stated net of unearned income.
                                       13

FINANCIAL CONDITION
INVESTMENT SECURITIES

   Average investment securities represented 22.8% of average earning assets during 1995 compared to 23.5% in 1994. The decrease in the percentage of investment securities was due to strong loan demand in each of the Corporation's market areas. At December 31, 1995, investment securities totaled $83,446,700 or 22.6% of total earning assets.
   As shown in Table 5, the Corporation primarily invests in U.S. Treasury securities and securities of other U.S. Government agencies and corporations with maturities up to five years.

               TABLE 5: INVESTMENT SECURITIES -- HELD-TO-MATURITY

                                               (DECEMBER 31 BALANCES IN THOUSANDS)
                                                               1995                                     1994              1993
                                                            ESTIMATED   AVERAGE      TAX                   ESTIMATED
                                        PAR      AMORTIZED    FAIR     MATURITY   EQUIVALENT    AMORTIZED    FAIR       AMORTIZED
                                       VALUE       COST       VALUE    (YRS/MOS)    YIELD         COST       VALUE        COST
U.S. Treasury securities:
  Within one year                     $ 9,700     $ 9,725    $ 9,708                  4.68%      $ 5,018    $ 4,993      $ 7,735
  One to five years                    10,000      10,060     10,078                  5.44        18,962     18,128       20,745
  Five to ten years                         0           0          0                  0.00             0          0            0
  Over ten years                            0           0          0                  0.00             0          0            0
    Total                              19,700      19,785     19,786       1/0        5.07        23,980     23,121       28,480
Securities of other U.S. Government
  agencies and corporations:
  Within one year                       2,300       2,306      2,322                  6.32           854        855            0
  One to five years                     7,000       6,917      6,983                  6.24         7,639      7,485        2,197
  Five to ten years                         0           0          0                  0.00             0          0            0
  Over ten years                            0           0          0                  0.00             0          0            0
    Total                               9,300       9,223      9,305       2/4        6.26         8,493      8,340        2,197
Obligations of states and political
  subdivisions:
  Within one year                         225         227        225                  6.68             0          0          746
  One to five years                     1,806       1,807      1,823                  8.79         1,246      1,201          872
  Five to ten years                       365         361        383                  8.50         1,293      1,288        1,422
  Over ten years                            0           0          0                  0.00             0          0            0
    Total                               2,396       2,395      2,431       3/5        8.55         2,539      2,489        3,040
Total portfolio                       $31,396     $31,403    $31,522       1/7        5.68%      $35,012    $33,950      $33,717

                                     ESTIMATED
                                       FAIR
                                       VALUE
U.S. Treasury securities:
  Within one year                     $ 7,779
  One to five years                    20,844
  Five to ten years                         0
  Over ten years                            0
    Total                              28,623
Securities of other U.S. Government
  agencies and corporations:
  Within one year                           0
  One to five years                     2,241
  Five to ten years                         0
  Over ten years                            0
    Total                               2,241
Obligations of states and political
  subdivisions:
  Within one year                         747
  One to five years                       879
  Five to ten years                     1,439
  Over ten years                            0
    Total                               3,065
Total portfolio                       $33,929

(1) Tax equivalent yield has been calculated using an incremental rate of 34% in 1995, 1994, and 1993.
                                       14

                                               (DECEMBER 31 BALANCES IN THOUSANDS)
                                                               1995                                     1994              1993
                                                            ESTIMATED   AVERAGE      TAX                   ESTIMATED
                                        PAR      AMORTIZED    FAIR     MATURITY   EQUIVALENT    AMORTIZED    FAIR       AMORTIZED
                                       VALUE       COST       VALUE    (YRS/MOS)    YIELD         COST       VALUE        COST
U.S. Treasury securities:
  Within one year                     $12,500     $12,540    $12,566                 5.76%       $ 1,689    $ 1,665      $ 6,713
  One to five years                    14,500      14,505     14,711                 6.21         23,060     22,365       13,654
  Five to ten years                         0           0          0                 0.00              0          0            0
  Over ten years                            0           0          0                 0.00              0          0            0
    Total                              27,000      27,045     27,277      1/1        6.00         24,749     24,030       20,367
Securities of other U.S. Government
  agencies and corporations:
  Within one year                       4,001       3,984      3,993                 5.97            572        571        1,782
  One to five years                    16,203      16,032     16,197                 6.15         17,104     16,875        1,792
  Five to ten years                         0           0          0                 0.00              0          0            0
  Over ten years                          110         111        112                 6.34            117        113          175
    Total                              20,314      20,127     20,302      2/0        6.12         17,793     17,559        3,749
Obligations of states and political
  subdivisions:
  Within one year                           0           0          0                 0.00              0          0            0
  One to five years                       535         538        560                 8.48            540        531            0
  Five to ten years                       870         869        889                 7.54            269        266          810
  Over ten years                            0           0          0                 0.00              0          0            0
    Total                               1,405       1,407      1,449      5/7        7.90            809        797          810
Marketable equity securities            2,400       3,015      3,015      N/A        5.94          1,681      1,681        1,290
Total portfolio                       $51,119     $51,594    $52,043      1/7        6.10%       $45,032    $44,067      $26,216

                                     ESTIMATED
                                       FAIR
                                       VALUE
U.S. Treasury securities:
  Within one year                     $ 6,742
  One to five years                    13,685
  Five to ten years                         0
  Over ten years                            0
    Total                              20,427
Securities of other U.S. Government
  agencies and corporations:
  Within one year                       1,784
  One to five years                     1,810
  Five to ten years                         0
  Over ten years                          177
    Total                               3,771
Obligations of states and political
  subdivisions:
  Within one year                           0
  One to five years                         0
  Five to ten years                       862
  Over ten years                            0
    Total                                 862
Marketable equity securities            1,290
Total portfolio                       $26,350

(1) Tax equivalent yield has been calculated using an incremental rate of 34% in 1995, 1994, and 1993.

   The Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993. Management reviewed the investment securities portfolio and classified securities as either held-to-maturity or available-for-sale. In determining such classification, securities that the Corporation had the positive intent and ability to hold to maturity were classified as held-to-maturity and carried at amortized cost. All other securities were classified as available-for-sale and carried at estimated fair value with unrealized gains and losses included in stockholders' equity on an after-tax basis. See Note 4 to the consolidated financial statements for further details on the impact of adopting SFAS No. 115.
   With the adoption of SFAS No. 115, the Corporation recorded an $88,405 increase to stockholders' equity representing the net unrealized gain ($133,947, net of tax effect of $45,542) recorded on approximately $26.3 million of securities classified as available-for-sale and carried at fair value in accordance with the new accounting standard. Such securities included $20.4 million of securities previously classified as investment and recorded at amortized cost, and $5.9 million of securities previously classified as available-for-sale and recorded at the lower of amortized cost or estimated fair value in accordance with the Corporation's prior accounting policy. (See Note 1 to the consolidated financial statements.)
   On December 15, 1995, the Corporation transferred held-to-maturity securities with an amortized cost of $1,458,229 and an unrealized gain of $23,802 to available-for-sale in accordance with the Financial Accounting Standards Board ("FASB") Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities."
   Investment securities available-for-sale are held for expected liquidity requirements, capital planning, and asset/liability management. Such securities were $52,043,206 or 62.4% of the total investment portfolio at December 31, 1995 compared with $44,066,796 or 55.7% at December 31, 1994 and $26,349,706 or 43.9%
in 1993. Investment securities held-to-maturity and recorded at amortized cost aggregated $31,403,494 or 37.6% of the total investment portfolio at December 31, 1995 compared with $35,012,480 or 44.3% at December 31, 1994 and $33,716,689
or 56.1% in 1993. The estimated fair value of such securities exceeded the carrying value by
                                       15

$118,376 or 0.4% at December 31, 1995. The carrying value of such securities exceeded the estimated fair value by $1,062,875 or 3.1% at December 31, 1994. The estimated fair value of such securities exceeded the carrying value by $212,482 or 0.6% at December 31, 1993.

LOANS

   Loans, the largest component of earning assets, represented 75.2% of average earning assets and 68.8% of average total assets during 1995, compared with 73.7% and 66.9%, respectively, during 1994. In 1995, average loans grew 17.8% to $260.8 million from $221.4 million in 1994. In 1995, the Corporation focused on growth in new markets, loan quality and expansion of existing customer relationships.
   Loan policies and procedures provide the overall direction to the administration of the loan portfolio. The lending strategy focuses on quality growth in each of the Corporation's market areas. The Corporation's loan underwriting process is intended to ensure that sound and consistent credit decisions are made.
   The Corporation's commercial lenders focus primarily on small- and medium-sized businesses in our primary market areas. Geographic and industry diversification are difficult to attain, as the Corporation is a relatively small commercial financial institution competing primarily along the coast of South Carolina and North Carolina. Most of these markets are dependent on the tourism industry and are seasonal in nature. However, the Corporation's lenders have a high level of experience analyzing the different types of businesses competing in this industry in our markets.
   Even though loan policies and procedures may provide the basis for a quality loan portfolio with minimal risk, at times individual borrowers do encounter problems which result in lower credit quality and higher risk of loss. Additionally, general deterioration of loan quality may result from weaknesses in specific industries or the economy in general. During 1995, the Corporation did not experience any material credit deterioration which was attributable to adverse trends in specific markets or the economy in general.
   The Corporation's primary market area is centered in Myrtle Beach, South Carolina and consists of the entire area known as the Grand Strand. The addition of offices in Mt. Pleasant, South Carolina and Wilmington, North Carolina as well as offices in other coastal areas of South Carolina and North Carolina have provided an opportunity for growth and diversification. Loans, net of unearned income at December 31, 1995 increased 20.4% to $285,103,535 over the $236,771,276 reported in 1994. This loan growth was due to quality loan demand and expansion into new market areas.
   The composition of the loan portfolio at December 31 for the last five years is presented in Table 6. Commercial, financial, and agricultural loans increased 18.5% and represent 21.5% of gross loans at December 31, 1995. Real estate-construction loans, which were 7.8% of gross loans at December 31, 1995, increased 66.2% compared to the previous year. Real estate-mortgage or commercial real estate loans decreased 0.3% and represent 36.0% of gross loans at December 31, 1995. Installment loans to individuals which include residential real estate loans, represent 30.7% of gross loans and increased 44.7% during 1995.
                      TABLE 6: LOAN PORTFOLIO COMPOSITION

                                                      (DECEMBER 31 BALANCES)
                                        1995                      1994                      1993                      1992
                                             PERCENT                   PERCENT                   PERCENT                   PERCENT
                                  AMOUNT     OF GROSS       AMOUNT     OF GROSS       AMOUNT     OF GROSS       AMOUNT     OF GROSS
Commercial, financial, and
  agricultural                 $ 61,305,772     21.5%    $ 51,738,108     21.8%    $ 46,546,587     22.9%    $ 44,156,143     23.6%
Real estate-construction         22,167,895      7.8       13,338,735      5.6       11,624,767      5.7       11,460,569      6.1
Real estate-mortgage            102,614,478     36.0      102,908,198     43.5       82,687,436     40.7       81,339,550     43.4
Installment loans to
  individuals                    87,419,793     30.6       60,417,815     25.5       55,600,141     27.4       44,563,839     23.8
Other                            11,621,074      4.1        8,399,071      3.6        6,566,413      3.3        5,731,182      3.1
Gross loans                     285,129,012    100.0%     236,801,927    100.0%     203,025,344    100.0%     187,251,283    100.0%
Unearned income                     (25,477)                  (30,651)                  (38,134)                  (50,777)
Total loans                    $285,103,535              $236,771,276              $202,987,210              $187,200,506
                                         1991
                                              PERCENT
                                   AMOUNT     OF GROSS
Commercial, financial, and
  agricultural                  $ 38,199,369     25.1%
Real estate-construction           7,528,921      5.0
Real estate-mortgage              68,076,990     44.7
Installment loans to
  individuals                     33,883,730     22.2
Other                              4,612,249      3.0
Gross loans                      152,301,259    100.0%
Unearned income                      (55,839)
Total loans                     $152,245,420

   The changing mix of the loan portfolio reflects the Corporation's expansion into new market areas and the changing economy. While most categories of loans increased during 1995, residential real estate loans experienced the fastest growth. The primary reason for this increase is the Corporation's expansion into primarily retail banking markets.
                                       16

        TABLE 7: SELECTED LOAN MATURITIES AND INTEREST RATE SENSITIVITY

                                             (DECEMBER 31, 1995 BALANCES IN THOUSANDS)
                                                                                 ONE YEAR       ONE TO       OVER FIVE
                                                                                 OR LESS      FIVE YEARS       YEARS        TOTAL
Types of loans:
  Commercial, financial, and agricultural                                        $24,236       $ 23,541       $13,529      $ 61,306
  Real estate-construction                                                        13,505          2,104         6,559        22,168
  Real estate-mortgage                                                            15,652         35,520        51,442       102,614
  Installment loans to individuals and other loans                                43,291         45,050        10,700        99,041
     Total                                                                       $96,684       $106,215       $82,230      $285,129
Total of loans above with:
  Predetermined interest rates                                                   $43,177       $ 76,912       $10,830      $130,919
  Adjustable interest rates                                                       53,507         29,303        71,400       154,210
     Total                                                                       $96,684       $106,215       $82,230      $285,129

(1) Loan balances include unearned income.

NONPERFORMING ASSETS

   Nonperforming assets consist of nonaccrual loans on which the ultimate collection of the full amount of principal and/or interest is uncertain, restructured loans, loans past due ninety days or more as to principal or interest, and other real estate owned. Management is not aware of any situation where known information about a borrower would require disclosure as a potential problem loan. The Corporation does not have any foreign loans or loans for highly leveraged transactions. A summary of nonperforming assets at December 31 follows:

                                                             1995        1994         1993          1992            1991
Nonaccrual loans                                           $182,801    $438,052    $  293,256    $  572,827     $  484,840
Loans past due ninety days or more                                0           0        68,103        39,388        542,467
Troubled debt restructurings                                      0           0             0             0              0
Other real estate owned                                           0           0       105,689       702,609        721,116
                                                           $182,801    $438,052    $  467,048    $1,314,824     $1,748,423
Nonperforming assets to total loans and
  other real estate owned                                      0.06%       0.19%         0.23%         0.70%          1.15%


   Nonperforming assets decreased significantly in recent years. These decreases were primarily the result of disposal of other real estate owned and improved loan quality. During 1991, Topsail and 1st Atlantic experienced difficulties with nonperforming loans. These loans were primarily secured by commercial and residential real estate. While certain portions of these loans were charged off, a significant portion was recovered through the disposition of the real estate collateral during 1993 and 1992. During 1995, nonperforming loans decreased $255,251 or 58.3%. The nonperforming assets to total loans and other real estate owned ratio declined to 0.06% and remains at a very favorable level.
                                       17

ALLOWANCE FOR LOAN LOSSES

   An analysis of activity in the allowance for loan losses is presented in Table 8. The allowance for loan losses is established and maintained through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged or credited directly to the allowance.

                    TABLE 8: SUMMARY OF LOAN LOSS EXPERIENCE

                                      (BALANCES FOR THE YEARS ENDED DECEMBER 31)
                                                                      1995          1994          1993          1992
Allowance for loan losses at beginning of year                     $2,795,941    $2,361,656    $2,162,265    $1,938,456
Amounts charged off during year:
  Commercial, financial, and agricultural                             214,651       315,001       196,559       136,249
  Real estate-construction                                                  0             0             0             0
  Real estate-mortgage                                                146,768       216,146       142,148       202,808
  Installment loans to individuals and other loans                     91,588        88,440       124,228        90,378
     Total loans charged off                                          453,007       619,587       462,935       429,435
Amount of recoveries during year:
  Commercial, financial, and agricultural                              79,911        56,156        55,470        38,845
  Real estate-construction                                                  0             0             0             0
  Real estate-mortgage                                                 12,523        12,663        71,791        19,080
  Installment loans to individuals and other loans                     14,288        44,936        13,539         8,830
     Total recoveries                                                 106,722       113,755       140,800        66,755
Net loans charged off                                                 346,285       505,832       322,135       362,680
Provision for loan losses                                             596,000       940,117       521,526       586,489
Reserves related to acquired loans                                          0             0             0             0
Allowance for loan losses at end of year                           $3,045,656    $2,795,941    $2,361,656    $2,162,265
Ratio of net charge-offs during the year to average loans
  outstanding during the year                                            0.13%         0.23%         0.16%         0.21%

                                                                     1991
Allowance for loan losses at beginning of year                    $1,637,645
Amounts charged off during year:
  Commercial, financial, and agricultural                             65,545
  Real estate-construction                                                 0
  Real estate-mortgage                                               239,832
  Installment loans to individuals and other loans                    66,705
     Total loans charged off                                         372,082
Amount of recoveries during year:
  Commercial, financial, and agricultural                             43,977
  Real estate-construction                                                 0
  Real estate-mortgage                                                 8,275
  Installment loans to individuals and other loans                    13,120
     Total recoveries                                                 65,372
Net loans charged off                                                306,710
Provision for loan losses                                            463,521
Reserves related to acquired loans                                   144,000
Allowance for loan losses at end of year                          $1,938,456
Ratio of net charge-offs during the year to average loans
  outstanding during the year                                           0.22%

  NET CHARGE-OFFS TO                             NONPERFORMING ASSETS TO
AVERAGE LOANS OUTSTANDING                         TOTAL LOANS AND OREO
(Net Charge-offs to Average Loans               (Nonperforming Assets to Total
Outstanding chart plot points                   Loans and OREO chart plot
appear below)                                   points appear below)

'95   '94   '93   '92   '91                    '95   '94   '93   '92   '91
0.13  0.23  0.16  0.21  0.22                   0.06  0.19  0.23  0.70  1.15



   The ratio of net charge-offs to average loans was 0.13% in 1995, 0.23% in 1994, and 0.16% in 1993. The level of net charge-offs in 1995 decreased from 1994 primarily due to lower gross charged off loans. The provision for loan losses totaled $596,000 in 1995 compared with $940,117 in 1994 and $521,526 in 1993.
   The level of the provision for loan losses during 1995 was primarily attributable to loan growth since net charge-offs and nonperforming loans declined. The provision for loan losses was made to reflect potential losses inherent in the loan portfolio and was not attributable to individual loans for which management believed specific accruals were necessary at December 31, 1995. The level of the provision for loan losses in 1994 and 1993 primarily reflected significant loan growth.
                                       18

   In determining the amount of the provision for loan losses, management reviews past experience of loan charge-offs, the level of past due and nonaccrual loans, the size and mix of the portfolio, adverse classifications of recent regulatory examinations, general economic conditions in the market area, and most importantly, individual loans to identify potential credit problems. The level of the allowance for loan losses is believed to be adequate in relation to the current size, mix, and quality of the portfolio.
   Any loans classified by the Corporation or regulatory examiners as loss, doubtful, substandard, or special mention not disclosed herein, or within the relevant tables, do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubt as to the abilities of such borrowers to comply with the loan repayment terms.
   In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994, with early adoption permitted. SFAS No. 114 specifies how allowances for credit losses related to certain impaired loans should be determined and generally requires impairment to be measured on the basis of discounted expected cash flows. In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" which amends the income recognition requirements of SFAS No. 114. Effective January 1, 1995, the Corporation adopted SFAS No. 114, which requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. The Corporation defines impaired loans as nonaccrual commercial loans. The adoption of SFAS No. 114 did not have a material effect on the Corporation's financial position or operating results. In addition, adopting SFAS No. 114 had no impact on the overall reserve for loan losses and did not affect the Corporation's charge-off or income recognition policies.
   Table 9 presents an allocation of the allowance for loan losses by different loan categories. The breakdown is based upon a number of qualitative factors, and the amounts presented are not necessarily indicative of actual amounts which will be charged to any particular category.

                TABLE 9: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                      (DECEMBER 31 BALANCES)
                                                 1995                   1994                   1993                   1992
                                                      PERCENT                PERCENT                PERCENT                PERCENT
                                                        OF                     OF                     OF                     OF
                                                       TOTAL                  TOTAL                  TOTAL                  TOTAL
                                            AMOUNT     LOANS       AMOUNT     LOANS       AMOUNT     LOANS       AMOUNT     LOANS
Commercial, financial, and agricultural   $  933,486   21.50 %   $  787,802   21.85 %   $  698,199   22.93 %   $  662,342   23.58%
Real estate-construction                     221,678    7.77        133,387    5.63        116,248    5.72        114,606    6.12
Real estate-mortgage                         513,072   35.99        514,541   43.46        413,437   40.73        406,698   43.44
Installment loans to individuals and
  other loans                                877,420   34.74        860,211   29.06        683,772   30.62        578,619   26.86
Unallocated                                  500,000                500,000                450,000                400,000
  Total                                   $3,045,656  100.00 %   $2,795,941  100.00 %   $2,361,656  100.00 %   $2,162,265  100.00%

                                                  1991
                                                       PERCENT
                                                         OF
                                                        TOTAL
                                             AMOUNT     LOANS
Commercial, financial, and agricultural    $  572,991   25.08 %
Real estate-construction                       75,289    4.94
Real estate-mortgage                          465,385   44.70
Installment loans to individuals and
  other loans                                 424,791   25.28
Unallocated                                   400,000
  Total                                    $1,938,456  100.00 %

FUNDING SOURCES

   Average deposits increased 12.8% to $332,884,000 in 1995 from $295,204,000 in 1994. In 1995, the mix of interest-bearing deposits changed as average certificates of deposit increased 22.9%, while average interest checking, money market and passbook savings accounts as a group increased 8.7%. Average certificates of deposit represented 23.2% of average deposits in 1995 compared with 21.3% in 1994. Average interest checking, money market and passbook savings accounts as a group were 58.7% of average deposits in 1995 compared with 60.8% in 1994. Average demand deposits increased 14.4% to $60,320,000 and represented 18.1% of average deposits in 1995 compared with 17.9% in 1994.
   Average short-term borrowings increased $1,442,000 or 41.7% to $4,903,000 in 1995 from $3,461,000 in 1994. With the seasonality of the Corporation's market area, the Corporation typically borrows money from correspondent banks, the Federal Home Loan Bank ("FHLB") and the Federal Reserve Bank under its seasonal borrowing privilege in the winter months when deposits are at their lowest levels and loan demand is at its highest. The Corporation's liquidity position was favorable during the winter months of 1995 and the need for short-term borrowing decreased. At December 31, 1995, the Corporation had short-term borrowings of $2,702,578, a decrease of $9,291,610 from the $11,994,188 reported at December 31, 1994. The primary reason for this decrease was utilization of other sources of funds and strong deposit growth.
   Advances from the FHLB with an initial maturity of more than one year totaled $15,000,000 at December 31, 1995. These advances are collateralized by the same collateral agreements as short-term funds from the FHLB. Interest rates on these advances ranged from 5.71% to 7.21%, payable monthly, with principal due at various maturities ranging from 1998 to 2005.
                                       19

   On December 1, 1993, the Corporation issued $5,000,000 of 8.60% Subordinated Notes due December 1, 2003. The interest on this single principal payment issue is payable semi-annually on the first day of each June and December beginning June 1, 1994 and at maturity. Under the terms of the Subordinated Note Agreement, the balance of the debt cannot be paid prior to its final maturity. This long-term debt qualifies for inclusion in the determination of total capital under the risk-based capital guidelines.

CAPITAL RESOURCES

   The Corporation maintains a strong level of capital as a margin of safety for its depositors and stockholders, as well as to provide for future growth and the ability to pay dividends. At December 31, 1995, stockholders' equity was $28,542,018 versus $24,774,618 at December 31, 1994. The Corporation paid cash dividends of $0.36 per share in 1995, $0.315 per share in 1994, and $0.30 per share in 1993.
   During 1990, the Federal Reserve Board adopted a minimum leverage ratio of 3.0% for bank holding companies. This ratio (defined as stockholders' equity less goodwill and certain other intangibles divided by average assets) was 6.76% and 6.85% at December 31, 1995 and 1994, respectively.
   The Federal Reserve Board adopted risk-based capital guidelines, which assign risk-weightings to assets and off-balance sheet items. The guidelines define and set minimum capital requirements (risk-based capital ratios). All banks are required to maintain core capital (Tier 1) of at least 4.0% of risk-adjusted assets and total capital of 8.0% of risk-adjusted assets. Tier 1 capital consists principally of stockholders' equity less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the allowance for loan losses. Banks which meet or exceed a Tier 1 ratio of 6.0%, a total capital to risk-adjusted assets ratio of 10.0% and a Tier 1 leverage ratio of 5.0% are considered well capitalized by regulatory standards. The Corporation had a Tier 1 capital ratio of 9.37% and 10.19% at December 31, 1995 and 1994, respectively, and a total risk-based capital ratio of 12.18% and 13.53% at December 31, 1995 and 1994, respectively, well above the minimum regulatory requirements.
   The following table shows several capital ratios for the last three years:

                                                        1995          1994          1993
Average stockholders' equity to:
  Average assets                                        7.32%         7.60%         7.93%
  Average deposits                                      8.30          8.47          8.77
  Average loans and leases                             10.60         11.30         11.42
Risk-based capital ratios:
  Tier 1                                                9.37         10.19         10.74
  Total                                                12.18         13.53         14.46
Tier 1 Leverage ratio                                   6.76          6.85          7.19


LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

   Asset/liability management is the process by which the Corporation monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. The functions of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest-sensitive assets and liabilities.
   Liquidity management involves meeting the cash flow requirements of the Corporation which arise primarily from withdrawal of deposits, extensions of credit, and payment of operating expenses. Because the economy of the Corporation's market area is seasonal in nature, considerable attention is required to manage liquidity needs. This seasonality is caused by the economic impact of a large number of tourists visiting coastal South Carolina during the summer months. Seasonality affects the Corporation because there is an inverse relationship between sources of funds (deposits) and demand for loans. Normally, deposits begin building on a month-to-month basis in February or March, reach their peak in August or September, and begin to decline thereafter. Loan demand begins building in October and is highest during the winter months. This trend results in the Corporation experiencing its heaviest need for funds to meet loan demand at the time when deposits begin their annual decline.
   To meet this need, the Corporation typically invests sizable amounts of its deposit growth during the summer months in temporary investments and short-term securities maturing during the winter months. Additionally, the Corporation has access to other funding sources, including federal funds purchased from correspondent banks and a line of credit with the FHLB, as well as a seasonal borrowing privilege from the Federal Reserve Bank to meet its liquidity needs during the winter months.
   During the year ended December 31, 1995, the most significant cash flows impacting the components of the Corporation's liquidity relate to a $49.9 million increase in net loans and a $9.3 million decrease in short-term borrowings which were funded by an increase of $45.7 million in deposits and an increase of $15.0 million in long-term debt.
   Interest-sensitive assets and liabilities are those that are subject to repricing in the near term, including floating rate instruments and those with near term maturities. The interest-sensitivity gap is the difference between total interest-sensitive assets and liabilities during a given time period. Management's objective is to maintain the difference between interest-sensitive assets and liabilities at a level that will minimize the effects on the net interest margin from significant interest rate shifts.
                                       20

   Table 10 shows the Corporation's interest rate sensitivity at December 31, 1995, indicating a liability-sensitive position in the three months or less period and the four months to six months period and an asset-sensitive position in the seven months to twelve months period. On a cumulative basis through one year, the Corporation's rate sensitive liabilities exceed rate sensitive assets, resulting in a liability-sensitive position of $54,880,000 or 15.0% of total earning assets. Generally a liability-sensitive position indicates that declining interest rates would have a positive impact on net interest income and rising interest rates would adversely affect net interest income. Rising and declining interest rates, respectively, would typically have the opposite effect on net interest income in an asset-sensitive position. Other factors, including the speed at which assets and liabilities reprice in response to changes in market rates and competitive factors, can influence the ultimate impact on net interest income resulting from changes in interest rates. Although management actively monitors and reacts to a changing interest rate environment, it is not possible to fully insulate the Corporation against interest rate risk. Given the current mix and maturity of the Corporation's assets and liabilities, it is possible that a rapid, significant and prolonged decrease in rates could have an adverse impact on the Corporation's net interest margin.

                  TABLE 10: INTEREST RATE SENSITIVITY ANALYSIS

                                           (DECEMBER 31, 1995 BALANCES IN THOUSANDS)
                                                                                           TOTAL        OVER ONE
                                                                                7-12       WITHIN        YEAR OR
                                                      0-3 MOS.    4-6 MOS.      MOS.      ONE YEAR    NON-SENSITIVE     TOTAL
Interest-earning assets:
  Loans                                               $156,084    $ 15,948    $ 23,670    $195,702      $  89,218      $284,920
  Investment securities                                  9,306       5,202      16,271      30,779         49,652        80,431
  Interest-bearing balances due from banks                   0          99           0          99              0            99
      Total interest-earning assets                   $165,390    $ 21,249    $ 39,941    $226,580      $ 138,870      $365,450
Percent of total interest-earning assets                  45.3%        5.8%       10.9%       62.0%          38.0%        100.0%
Interest-bearing liabilities:
  Interest checking                                   $      0    $ 37,191    $      0    $ 37,191      $       0      $ 37,191
  Savings                                                    0      33,233           0      33,233              0        33,233
  Money market                                         131,793           0           0     131,793              0       131,793
  Certificates of deposit of $100,000 or more           14,581       7,696       6,727      29,004          6,501        35,505
  Certificates of deposit less than $100,000            22,054      16,634       8,848      47,536          6,869        54,405
  Short-term borrowings                                  2,703           0           0       2,703              0         2,703
  Long-term debt                                             0           0           0           0         15,000        15,000
  Subordinated notes                                         0           0           0           0          5,000         5,000
      Total interest-bearing liabilities               171,131      94,754      15,575     281,460         33,370       314,830
  Other sources -- net                                       0           0           0           0         50,620        50,620
      Total sources -- net                            $171,131    $ 94,754    $ 15,575    $281,460      $  83,990      $365,450
Percent of total interest-earning assets                  46.8%       25.9%        4.3%       77.0%          23.0%        100.0%
Interest-sensitive gap                                $ (5,741)   $(73,505)   $ 24,366    $(54,880)     $  54,880            --
Cumulative interest-sensitive gap                       (5,741)    (79,246)    (54,880)    (54,880)            --            --
Percent of total interest-earning assets                  (1.5)%     (21.6)%     (15.0)%     (15.0)%           --            --


(1) Loan balances are stated net of unearned income and do not include nonaccrual loans.

   Table 10 is a "static gap" presentation, and while widely used as a measure of interest rate sensitivity, it does not necessarily provide a true indication of the Corporation's interest rate sensitivity position. The problem with the "static gap" view is that it does not take into consideration that changes in interest rates do not affect all assets and liabilities equally. In addition, the Corporation's net interest income is also affected by other significant factors in given interest rate environments, including the spread between the prime rate and incremental borrowing cost and the volume and mix of earning assets and liabilities. In view of these factors, the Corporation uses a number of methods, including an asset/liability simulation model, to measure and manage interest rate risk.

ACCOUNTING AND REGULATORY MATTERS

   Management is not aware of any known trends, events, uncertainties, or current recommendations by regulatory authorities that will have or that are reasonably likely to have a material effect on the Corporation's liquidity, capital resources, or other operations.
                                       21

                              REPORT OF MANAGEMENT
   The consolidated financial statements of Anchor Financial Corporation (the "Corporation") and other financial information presented in this Annual Report were prepared by management which is responsible for the integrity of the information presented. The statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances, and include amounts that are based on management's best estimates and judgment.
   The Corporation maintains accounting and control systems which are believed to provide reasonable assurance that assets are safeguarded from loss or unauthorized use and produce records adequate for preparation of financial information. Management recognizes the limits inherent in any system of internal control, as the cost of controls should not exceed the benefits derived. Management believes the Corporation's system provides an appropriate balance.
   In order to monitor compliance with its system of controls, the Corporation has an internal audit program. The program includes a review for compliance with written policies and procedures and a comprehensive review of the adequacy and effectiveness of control systems. Internal audit reports are issued to the Audit Committee of the Board of Directors. The independent accountants receive copies of internal audit reports, and the reports are available for review by Regulatory Authorities.
   The Audit Committee of the Board of Directors meets as necessary with management, internal auditors and the independent accountants to review audit scopes, audit reports, and fee arrangements of the independent accountants, in order to evaluate management's performance of its financial reporting responsibility. Both internal auditors and independent accountants have access to the Audit Committee without any management present in the discussions. Independent accountants are recommended by the Audit Committee to the Board of Directors for selection and ratification by the stockholders.
   Price Waterhouse LLP, as independent accountants, is engaged to provide an objective, independent review as to management's discharge of its responsibilities relating to the fairness of reported operating results and financial condition. They have an understanding of the Corporation's accounting and financial controls and conduct such tests and related procedures as they deem appropriate to arrive at an opinion of the fairness of the financial statements. Their opinion is included as a part of this Annual Report.
   The management of the Corporation is committed to, and has always maintained and enforced, a philosophy of high ethical standards in the conduct of its business. The policies covering conflicts of interest, community affairs, and other subjects are uniformly applicable to all officers and employees of the Corporation.

Anchor Financial Corporation
Myrtle Beach, South Carolina
February 1, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors and Stockholders
of Anchor Financial Corporation                          (Price Waterhouse Logo)
   In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Anchor Financial Corporation and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1993 financial statements of The Anchor Bank of North Carolina, a wholly-owned subsidiary, which statements reflect total assets of $41,893,404 at December 31, 1993 and net interest income of $1,822,445 for the year then ended. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for The Anchor Bank of North Carolina, is based solely on the report of the other auditors. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for the opinion expressed above.
   As discussed in Note 1 to the consolidated financial statements, the Corporation changed its methods of accounting for income taxes and investment securities in 1993.

(Signature of Price Waterhouse LLP)
Columbia, South Carolina
February 1, 1996
                                       22

                 ANCHOR FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                                                                          DECEMBER 31,
                                                                                                      1995             1994
ASSETS
  Cash and due from banks                                                                         $ 20,516,188       $ 18,838,551
  Interest-bearing balances due from banks                                                              99,000             99,000
  Federal funds sold                                                                                         0          1,000,000
  Investment securities:
     Held-to-maturity, at amortized cost (fair value of $31,521,870 in 1995 and
       $33,949,605 in 1994)                                                                         31,403,494         35,012,480
     Available-for-sale, at fair value (amortized cost of $51,594,192 in 1995 and
       $45,031,822 in 1994)                                                                         52,043,206         44,066,796
          Total investment securities                                                               83,446,700         79,079,276
  Loans                                                                                            285,129,012        236,801,927
     Less -- unearned income                                                                           (25,477)           (30,651)
          -- allowance for loan losses                                                              (3,045,656)        (2,795,941)
          Net loans                                                                                282,057,879        233,975,335
  Premises and equipment                                                                            13,866,646         11,666,522
  Other assets                                                                                       7,520,004          7,208,278
          Total assets                                                                            $407,506,417       $351,866,962
LIABILITIES AND STOCKHOLDERS' EQUITY
  LIABILITIES:
     Deposits:
       Demand deposits                                                                            $ 61,748,670       $ 52,730,429
       NOW and money market accounts                                                               168,984,005        155,753,241
       Time deposits $100,000 and over                                                              35,505,253         20,320,349
       Other time and savings deposits                                                              87,637,828         79,404,398
          Total deposits                                                                           353,875,756        308,208,417
     Federal funds purchased and securities sold under agreements to repurchase                      1,748,127          4,896,099
     Other short-term borrowings                                                                       954,451          7,098,089
     Long-term debt                                                                                 15,000,000                  0
     Subordinated notes                                                                              5,000,000          5,000,000
     Other liabilities                                                                               2,386,065          1,889,739
          Total liabilities                                                                        378,964,399        327,092,344
  STOCKHOLDERS' EQUITY:
     Common stock, $6.00 par value; 4,000,000 shares authorized; shares issued and
      outstanding -- 2,540,985 in 1995 and 2,540,420 in 1994                                        15,245,910         15,242,520
     Surplus                                                                                           875,331            858,598
     Retained earnings                                                                              12,964,631         10,317,527
     Unrealized gains (losses) on investment securities available-for-sale, net of tax                 292,755           (636,918)
     Unearned ESOP shares                                                                             (836,609)        (1,007,109)
          Total stockholders' equity                                                                28,542,018         24,774,618
  Commitments and contingencies (Note 14)
          Total liabilities and stockholders' equity                                              $407,506,417       $351,866,962


The accompanying notes to consolidated financial statements are an integral part of these financial statements.
                                       23

                 ANCHOR FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                 1995            1994               1993
INTEREST INCOME:
  Interest and fees on loans                                                  $25,277,156    $19,353,495         $16,745,252
  Interest on investment securities:
     Taxable                                                                    4,350,678      3,421,301           2,376,896
     Non-taxable                                                                  189,112        179,338             203,475
  Other interest income                                                           452,842        437,689             286,698
       Total interest income                                                   30,269,788     23,391,823          19,612,321
INTEREST EXPENSE:
  Interest on deposits                                                         12,471,902      8,574,663           7,450,566
  Interest on short-term borrowings                                               269,245        118,094              64,104
  Interest on long-term borrowings                                                417,792              0                   0
  Interest on subordinated notes                                                  439,561        439,761              37,435
       Total interest expense                                                  13,598,500      9,132,518           7,552,105
Net interest income                                                            16,671,288     14,259,305          12,060,216
Provision for loan losses                                                         596,000        940,117             521,526
Net interest income after provision for loan losses                            16,075,288     13,319,188          11,538,690
NONINTEREST INCOME:
  Service charges on deposit accounts                                           1,526,467      1,525,641           1,570,521
  Commissions and fees                                                            641,031        602,354             555,565
  Trust income                                                                    216,336        200,554             190,045
  Gains on sales of mortgage loans                                                308,811        443,912             754,942
  Gains on sales of investment securities, net                                     87,492      1,466,266              65,584
  Other operating income                                                          196,383        194,040             213,092
       Total noninterest income                                                 2,976,520      4,432,767           3,349,749
NONINTEREST EXPENSE:
  Salaries and employee benefits                                                7,159,298      6,217,368           5,279,968
  Net occupancy expense                                                         1,037,250        914,437             868,931
  Equipment expense                                                             1,057,131      1,012,982             930,197
  Other operating expense                                                       4,305,879      4,222,950           4,073,484
       Total noninterest expense                                               13,559,558     12,367,737          11,152,580
Income before income taxes and cumulative effect of a
  change in accounting principle                                                5,492,250      5,384,218           3,735,859
Provision for income taxes                                                      1,953,350      1,879,616           1,366,585
Income before cumulative effect of a change in
  accounting principle                                                          3,538,900      3,504,602           2,369,274
Cumulative effect on prior years (to December 31, 1992) of changing to
  a different method of accounting for income taxes                                     0              0              49,500
       Net income                                                             $ 3,538,900    $ 3,504,602         $ 2,418,774
Earnings per share amounts:
  Income before cumulative effect of a change in
     accounting principle                                                     $      1.39    $      1.38         $      0.94
  Cumulative effect on prior years (to December 31, 1992) of changing to
     a different method of accounting for income taxes                               0.00           0.00                0.02
       Net income                                                             $      1.39    $      1.38         $      0.96
Weighted average common shares outstanding                                      2,548,671      2,538,956           2,513,164

The accompanying notes to consolidated financial statements are an integral part of these financial statements.
                                       24

                 ANCHOR FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                       UNREALIZED GAINS
                                                                                         (LOSSES) ON                      TOTAL
                                             COMMON STOCK                  RETAINED       INVESTMENT      UNEARNED    STOCKHOLDERS'
                                         SHARES      AMOUNT     SURPLUS    EARNINGS       SECURITIES     ESOP SHARES     EQUITY
Balance at December 31, 1992            2,519,672  $15,118,032  $789,619  $ 5,721,611     $        0     $  (378,265)  $21,250,997
  Sale of common stock                      5,642       33,852    24,695                                                    58,547
  Repurchase of common stock              (11,600)     (69,600)  (17,080)     (14,020)                                    (100,700)
  Payment for fractional shares issued
     in mergers                                                                (6,530)                                      (6,530)
  Unrealized gain on investment
     securities available-for-sale, net
     of tax                                                                                   88,405                        88,405
  Change in unearned ESOP shares                                                                              13,765        13,765
  Cash dividends ($0.30 per share)                                           (506,679)                                    (506,679)
  Net income                                                                2,418,774                                    2,418,774
Balance at December 31, 1993            2,513,714   15,082,284   797,234    7,613,156         88,405        (364,500)   23,216,579
  Stock options exercised                  26,706      160,236    61,364                                                   221,600
  Change in unrealized gains (losses)
     on investment securities
     available-for-sale, net of tax                                                         (725,323)                     (725,323)
  Change in unearned ESOP shares                                                                            (642,609)     (642,609)
  Cash dividends ($0.315 per share)                                          (800,231)                                    (800,231)
  Net income                                                                3,504,602                                    3,504,602
Balance at December 31, 1994            2,540,420   15,242,520   858,598   10,317,527       (636,918)     (1,007,109)   24,774,618
  Common stock issued pursuant to
     Dividend Reinvestment Plan               565        3,390     7,669                                                    11,059
  Change in unrealized gains (losses)
     on investment securities
     available-for-sale, net of tax                                                          929,673                       929,673
  Change in unearned ESOP shares                                   9,064       22,730                        170,500       202,294
  Cash dividends ($0.36 per share)                                           (914,526)                                    (914,526)
  Net income                                                                3,538,900                                    3,538,900
Balance at December 31, 1995            2,540,985  $15,245,910  $875,331  $12,964,631     $  292,755     $  (836,609)  $28,542,018

The accompanying notes to consolidated financial statements are an integral part of these financial statements.
                                       25

                 ANCHOR FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                              1995             1994        1993
Cash flows from operating activities:
  Net income                                                                              $  3,538,900  $  3,504,602  $  2,418,774
  Adjustments to reconcile net income to net cash provided by operating activities:
    Accretion and amortization of investment securities                                         73,856       404,798       483,857
    Depreciation of premises and equipment                                                   1,019,575       971,639       838,387
    Amortization of intangible assets                                                          343,620       294,658       266,683
    Provision for loan losses                                                                  596,000       940,117       521,526
    Gains on sales of investment securities, net                                               (87,492)   (1,466,266)      (65,584)
    Gains on sales of mortgage loans                                                          (308,811)     (443,912)     (754,942)
    Gains on sales of premises and equipment                                                   (22,755)      (21,388)       (4,347)
    Change in interest receivable                                                             (566,687)   (1,158,886)     (226,779)
    Change in prepaid expenses                                                                 216,406      (153,810)     (140,071)
    Change in income taxes payable                                                              41,713       (43,015)     (380,100)
    Change in deferred taxes                                                                   321,291      (598,415)     (184,849)
    Change in interest payable                                                                 403,758        37,011        66,583
    Change in accrued expenses                                                                (577,376)      680,765      (140,351)
    Origination of mortgage loans held for sale                                            (15,281,185)  (22,497,603)  (46,603,383)
    Proceeds from sales of mortgage loans held for sale                                     16,791,283    23,319,906    47,359,714
         Net cash provided by operating activities                                           6,502,096     3,770,201     3,455,118
Cash flows from investing activities:
  Purchase of investment securities held-to-maturity                                        (4,005,000)  (10,053,001)  (18,879,635)
  Proceeds from maturities of investment securities held-to-maturity                         5,992,552     8,445,000    13,563,275
  Purchase of investment securities available-for-sale                                     (15,115,327)  (39,896,934)  (23,909,835)
  Proceeds from sales of investment securities available-for-sale                            4,759,856    15,693,225     3,582,236
  Proceeds from maturities of investment securities available-for-sale                       5,428,171     7,014,675     4,500,000
  Net change in loans                                                                      (49,879,830)  (34,668,289)  (16,082,977)
  Capital expenditures                                                                      (3,259,103)   (1,355,987)   (1,385,762)
  Other, net                                                                                  (420,335)     (241,715)      327,769
         Net cash used for investing activities                                            (56,499,016)  (55,063,026)  (38,284,929)
Cash flows from financing activities:
  Net change in deposits                                                                    45,667,340    36,449,862    39,527,910
  Net change in federal funds purchased and securities sold under agreements to repurchase  (3,147,972)    4,371,786       (68,242)
  Net change in short-term borrowings                                                       (6,143,638)    4,764,993      (776,215)
  Proceeds from issuance of long-term debt                                                  15,000,000             0             0
  Proceeds from issuance of subordinated notes                                                       0             0     5,000,000
  Proceeds from issuance of stock in accordance with:
    Stock Option Plan                                                                                0       221,600             0
    Dividend Reinvestment Plan                                                                  11,059             0             0
  Sale of common stock                                                                               0             0        58,546
  Repurchase of common stock                                                                         0             0      (100,700)
  Payment for fractional shares issued in mergers                                                    0             0        (6,530)
  Net change in unearned ESOP shares                                                           202,294      (642,609)      (13,765)
  Cash dividends paid                                                                         (914,526)     (800,231)     (506,679)
         Net cash provided by financing activities                                          50,674,557    44,365,401    43,114,325
Net change in cash and cash equivalents                                                        677,637    (6,927,424)    8,284,514
Cash and cash equivalents at January 1                                                      19,937,551    26,864,975    18,580,461
Cash and cash equivalents at December 31                                                  $ 20,615,188  $ 19,937,551  $ 26,864,975
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                                                $ 13,194,742  $  9,095,507  $  7,485,523
  Income taxes                                                                               2,014,245     2,521,046     1,907,034


The accompanying notes to consolidated financial statements are an integral part of these financial statements.
                                       26

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ANCHOR FINANCIAL CORPORATION AND SUBSIDIARIES (THE "CORPORATION")
ANCHOR FINANCIAL CORPORATION (THE "PARENT")
THE ANCHOR BANK ("ABSC")
THE ANCHOR BANK OF NORTH CAROLINA ("ABNC")

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION: The Corporation is a multi-bank holding company incorporated under the laws of the State of South Carolina on January 6, 1984, and registered under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements of the Corporation include the accounts of the Parent and its wholly-owned subsidiaries, ABSC, ABNC and Anchor Automated Services, Inc., after elimination of all material intercompany accounts and transactions. ABSC and ABNC include the accounts of 1st Atlantic Bank ("1st Atlantic") and Topsail State Bank ("Topsail") which were merged into the Corporation effective December 31, 1993 (See Note 2). These mergers were accounted for as poolings of interests. On August 14, 1995, the Board of Directors of the Corporation declared a two-for-one stock split payable on September 29, 1995 to shareholders of record on September 1, 1995. All financial statement information presented in this report has been restated to give retroactive effect to the stock split, including the transfer of an appropriate amount to common stock from surplus.
   INVESTMENT SECURITIES: The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993. See Note 4 for further details on the impact of adopting SFAS No. 115.
   At the time of purchase, management determines the classification of securities as either held-to-maturity or available-for-sale. In determining such classification, securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. All other securities are classified as available-for-sale and carried at estimated fair value with unrealized gains and losses included in stockholders' equity on an after-tax basis. Realized gains and losses are recognized on the specific identification method.
   Prior to the adoption of SFAS No. 115, management determined the appropriate classification of investment securities at the time of purchase. If management had the intent and the Corporation had the ability at the time of purchase to hold securities until maturity or on a long-term basis, they were classified as investments and carried at amortized cost. Securities to be held for indefinite periods of time and not intended to be held-to-maturity or on a long-term basis were classified as available-for-sale and carried at the lower of amortized cost (on an aggregate basis) or estimated fair value.
   LOANS AND ALLOWANCE FOR LOAN LOSSES: Loans are reported at their face amount less payments collected. Unearned income on discounted loans is reported as a reduction of the loan balances and is recognized as income using the sum-of-the-months-digits method. Interest on non-discounted loans is recognized over the term of the loan based on the loan balance outstanding.
   In many lending transactions, collateral is obtained to provide an additional measure of security. Generally, the cash flow and earnings power of the borrower represent the primary source of repayment and collateral is considered as an additional safeguard to further reduce credit risk. The need for collateral is determined on a case-by-case basis after considering the current and prospective creditworthiness of the borrower, terms of the lending transaction, and economic conditions. When a loan becomes 90 days past due as to interest or principal or serious doubt exists as to collectibility, the accrual of income is discontinued unless the loan is well secured and in process of collection. Previously accrued interest is reversed against current earnings and any subsequent interest is recognized on the cash basis.
   Net nonrefundable fees and direct costs of loan originations are deferred and amortized over the lives of the underlying loans as an adjustment to interest income in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Loan origination fees and direct costs associated with originating mortgage loans for sale to investors are deferred until the related loans are sold and are recognized as a component of the gain on sale of mortgage loans.
   In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994, with early adoption permitted. In October 1994, FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" which amends the income recognition requirements of SFAS No. 114. Effective January 1, 1995, the Corporation adopted SFAS No. 114, which requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. It is the Corporation's policy to apply the provisions of SFAS No. 114 to nonaccrual commercial loans. The adoption of SFAS No. 114 did not have a material effect on the
                                       27

Corporation's financial position or operating results. In addition, adopting SFAS No. 114 had no impact on the overall reserve for loan losses and did not affect the Corporation's charge-off or income recognition policies.
   The allowance for loan losses is maintained at a level considered adequate by management to provide for potential losses inherent in the loan portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, recent loss experience, current economic conditions, risk characteristics of the various classifications of loans, underlying collateral values, and other relevant factors. Losses on loans are charged to and recoveries credited to the allowance at the time the loss or recovery occurs. The provision for loan losses is the amount required to maintain the allowance at adequate levels based on management's evaluation of relevant factors which deserve current recognition. It is possible that a change in the relevant factors used in management's evaluation may occur in the future.
   PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the asset's estimated useful life (15-40 years for buildings and improvements; 3-15 years for furniture and equipment). Gains or losses on routine dispositions are charged to operating expenses, and improvements and betterments are capitalized. Interest cost incurred related to the construction of banking premises is included in the cost of the related asset.
   In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This Statement, which is effective for fiscal years beginning after December 15, 1995, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for those assets to be disposed of. The Corporation will adopt SFAS No. 121 effective January 1, 1996. The effect of adoption of SFAS No. 121 is not expected to be material.
   INTANGIBLE ASSETS: Goodwill and deposit base premium amounts arising from a bank acquisition in 1991 and included in other assets aggregated $1,443,655 and $1,679,076 at December 31, 1995 and 1994, respectively, and are amortized over the expected lives of the related assets (generally 10 to 15 years) using the straight-line method of amortization.
   INCOME TAXES: Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting For Income Taxes," and recorded income of $49,500 from the cumulative effect of the accounting change. In general, SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. The Corporation previously recorded income tax expense in accordance with Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes." See Note 7 for additional information on SFAS No. 109 and the components of income tax expense.
   NET INCOME PER SHARE: Net income per share is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Common share equivalents include common shares issuable upon exercise of outstanding stock options. Unallocated common shares held by the Employee Stock Ownership Plan are excluded from the weighted average number of common shares outstanding.
   STATEMENT OF CASH FLOWS: For purposes of the Consolidated Statement of Cash Flows, the Corporation has defined cash on hand, amounts due from banks, and federal funds sold as cash and cash equivalents. Generally, federal funds are purchased and sold for one-day periods.
   OTHER: Securities and other property held by the Trust Department of ABSC and ABNC in a fiduciary or agency capacity are not included in the Consolidated Balance Sheet since such items are not assets of ABSC and ABNC.

NOTE 2: MERGERS AND ACQUISITIONS

   On December 31, 1993, 1st Atlantic, a South Carolina bank, was merged with ABSC. Pursuant to the Agreement and Plan of Merger, which was approved by the stockholders of 1st Atlantic on December 2, 1993, approximately 424,444 shares of the Corporation's common stock were authorized for issuance. Each outstanding share of 1st Atlantic common stock was converted into 2.80 shares of the Corporation's common stock. Prior to the merger, the Corporation owned 10,267 shares or 6.77% of the outstanding common stock of 1st Atlantic.
   On December 31, 1993, Topsail, a North Carolina bank, was merged into and became a wholly-owned subsidiary of the Corporation, operating under the name "The Anchor Bank of North Carolina." Pursuant to the Agreement and Plan of Merger, which was approved by the stockholders of Topsail on December 2, 1993, approximately 428,084 shares of the Corporation's common stock were authorized for issuance. Each outstanding share of Topsail common stock was converted into
0.964 shares of the Corporation's common stock.
   The consolidated financial statements of the Corporation give effect to these mergers which have been accounted for as poolings of interests. Accordingly, the accounts of 1st Atlantic and Topsail have been combined with those of the Corporation for all periods presented. Certain reclassifications of the historical results of these companies have been made to conform to the current presentation. There were no material intercompany transactions and no material differences in accounting policies and procedures.
                                       28

NOTE 3: RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

   The banking subsidiaries are required by regulation to maintain average cash reserve balances based on a percentage of deposits. The average amount of the cash reserve balance for the year ended December 31, 1995 was approximately $4,244,000.

NOTE 4: INVESTMENT SECURITIES

   The amortized cost and the estimated fair value of investment securities held-to-maturity at December 31, 1995 and 1994 are presented below:
[CAPTION]

                                                                  1995                                        1994

                                                           GROSS       GROSS      ESTIMATED                   GROSS       GROSS
                                             AMORTIZED   UNREALIZED  UNREALIZED     FAIR        AMORTIZED   UNREALIZED  UNREALIZED
                                               COST        GAINS       LOSSES       VALUE         COST        GAINS       LOSSES
U.S. Treasury securities                    $19,785,013   $ 63,830    $ 62,759   $19,786,084   $23,980,456   $    507   $ 859,764
Securities of other U.S. Government
  agencies and corporations                   9,222,856     91,942       9,455     9,305,343     8,492,826     68,539     221,372
Obligations of states and political
  subdivisions                                2,395,625     39,798       4,980     2,430,443     2,539,198          0      50,785
Total debt securities                       $31,403,494   $195,570    $ 77,194   $31,521,870   $35,012,480   $ 69,046   $1,131,921

                                              ESTIMATED
                                                FAIR
                                                VALUE
U.S. Treasury securities                     $23,121,199
Securities of other U.S. Government
  agencies and corporations                    8,339,993
Obligations of states and political
  subdivisions                                 2,488,413
Total debt securities                        $33,949,605

   The amortized cost and the estimated fair value of investment securities available-for-sale at December 31, 1995 and 1994 are presented below:
[CAPTION]

                                                                   1995                                       1994

                                                            GROSS       GROSS      ESTIMATED                  GROSS       GROSS
                                              AMORTIZED   UNREALIZED  UNREALIZED     FAIR       AMORTIZED   UNREALIZED  UNREALIZED
                                                COST        GAINS       LOSSES       VALUE        COST        GAINS       LOSSES
U.S. Treasury securities                     $27,044,576   $245,360    $ 13,266   $27,276,670  $24,748,969   $     10   $ 719,228
Securities of other U.S. Government
  agencies and corporations                   20,126,908    217,630      42,591    20,301,947   17,792,768     51,211     285,224
Obligations of states and political
  subdivisions                                 1,407,570     43,546       1,665     1,449,451      809,147        898      12,693
Total debt securities                         48,579,054    506,536      57,522    49,028,068   43,350,884     52,119   1,017,145
Marketable equity securities                   3,015,138          0           0     3,015,138    1,680,938          0           0
Total investment securities                  $51,594,192   $506,536    $ 57,522   $52,043,206  $45,031,822   $ 52,119   $1,017,145

                                               ESTIMATED
                                                 FAIR
                                                 VALUE
U.S. Treasury securities                      $24,029,751
Securities of other U.S. Government
  agencies and corporations                    17,558,755
Obligations of states and political
  subdivisions                                    797,352
Total debt securities                          42,385,858
Marketable equity securities                    1,680,938
Total investment securities                   $44,066,796

   The amortized cost and estimated fair value of debt securities held-to-maturity at December 31, 1995, based on their contractual maturities, are shown below:

                                                        AMORTIZED       ESTIMATED
                                                          COST            VALUE
Due in one year or less                                $12,258,890     $12,254,081
Due after one year through five years                   18,783,799      18,884,517
Due after five years through ten years                     360,805         383,272
Due after ten years                                              0               0
                                                       $31,403,494     $31,521,870

                                       29

   The amortized cost and estimated fair value of debt securities available-for-sale at December 31, 1995, based on maturities, are shown below. Mortgage-backed securities are included in the table based on their expected average lives, which take into consideration normal amortization and anticipated prepayments. All other securities are included based on their contractual maturities.

                                                        AMORTIZED           ESTIMATED
                                                          COST                VALUE
Due in one year or less                                $16,524,392         $16,558,609
Due after one year through five years                   31,075,028          31,468,885
Due after five years through ten years                     868,950             889,002
Due after ten years                                        110,684             111,572
                                                       $48,579,054         $49,028,068


   Investment securities with a par value of $27,250,000 and $17,700,000, at December 31, 1995 and 1994, respectively, were pledged to secure public deposits, as collateral for short-term borrowings, and for other lawful purposes.
   Proceeds from sales of investment securities available-for-sale were $4,759,856, $15,693,225, and $3,582,236 in 1995, 1994, and 1993, respectively.
Gross realized gains of $87,492, $1,719,038, and $65,851 were realized on these sales during 1995, 1994, and 1993, respectively. Gross realized losses of $252,772 and $267 were realized on these sales during 1994 and 1993, respectively.
   There were no sales of held-to-maturity investment securities during 1995, 1994, and 1993. On December 15, 1995, the Corporation transferred held-to-maturity investment securities with an amortized cost of $1,458,229 and an unrealized gain of $23,802 to available-for-sale in accordance with the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities."
   Income tax expense attributable to securities transactions was $29,747, $498,551, and $22,299 for 1995, 1994, and 1993, respectively.

NOTE 5: LOANS AND ALLOWANCE FOR LOAN LOSSES

   Loans at December 31 are comprised of the following:

                                                      1995              1994
Commercial, financial and agricultural            $ 61,305,772      $ 51,738,108
Real estate-construction                            22,167,895        13,338,735
Real estate-mortgage                               102,614,478       102,908,198
Installment loans to individuals                    87,419,793        60,417,815
Other                                               11,621,074         8,399,071
                                                   285,129,012       236,801,927
Unearned income                                        (25,477)          (30,651)
                                                  $285,103,535      $236,771,276

   Loans made by the Corporation to directors, executive officers, and their associates totalled $14,408,826 and $9,271,535 at December 31, 1995 and 1994, respectively. During 1995, loans made and other additions totalled $13,264,605 and repayments and other deductions totalled $8,127,314. All such loans were made in the normal course of business on substantially the same terms as loans to other customers of comparable size and financial status and the loans did not include more than a normal risk of collectibility or present other unfavorable features.
   Installment loans to individuals include mortgage loans held for sale of $434,750 and $1,636,037 in 1995 and 1994, respectively, and are recorded at the lower of cost or estimated market value.
   The primary market area served by the Corporation is centered in the City of Myrtle Beach, South Carolina and includes the entire segment of the South Carolina coast known as the Grand Strand. The Corporation recently acquired offices in Mt. Pleasant, South Carolina and Wilmington, North Carolina. The coastal resort areas of the Grand Strand and Hilton Head Island are largely dependent on the tourism industry and are seasonal in nature with most of the businesses subject to wide swings in business activity between the winter and summer months. At December 31, 1995, the Corporation had approximately 72.0% of its loans outstanding in these geographic areas.
                                       30

   Activity in the allowance for loan losses for the years ended December 31 is summarized as follows:

                                                             1995          1994             1993
Balance at beginning of year                              $2,795,941    $2,361,656       $2,162,265
Provision for loan losses                                    596,000       940,117          521,526
Recoveries on loans previously charged off                   106,722       113,755          140,800
Loans charged off                                           (453,007)     (619,587)        (462,935)
Balance at end of year                                    $3,045,656    $2,795,941       $2,361,656

   Adoption of SFAS Nos. 114 and 118 resulted in the identification of certain loans which were considered impaired under the provisions of SFAS No. 114. Impaired loans are loans for which it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Impaired (including cash basis) loans at December 31, all of which are held by the bank subsidiaries, are summarized below:

                                                            1995          1994
Nonaccrual loans                                          $182,801      $438,052
Interest income which would have been recorded on
  nonaccrual loans pursuant to original terms               27,124        43,803
Interest income recorded on nonaccrual loans                 1,754        21,271


   At December 31, 1995, impaired loans had a related specific allowance for loan losses totaling $18,000. There were no material commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 1995.
   At December 31, 1995 and 1994, the Corporation did not have any loans for which terms had been modified in troubled debt restructurings.

NOTE 6: PREMISES AND EQUIPMENT

   Premises and equipment at December 31 consist of the following:

                                             1995            1994
Land                                      $ 4,401,628     $ 3,735,921
Buildings and improvements                  9,562,087       8,412,876
Furniture and equipment                     7,600,914       6,284,085
                                           21,564,629      18,432,882
Less-Accumulated depreciation              (7,697,983)     (6,766,360)
                                          $13,866,646     $11,666,522

   Provisions for depreciation included in operating expenses in 1995, 1994, and 1993 were $1,019,575, $971,639, and $838,389, respectively.
   The Corporation has entered into various noncancellable operating leases for land, buildings, and equipment used in its operations. Certain leases have various renewal options and require increased rentals under cost of living escalation clauses. Rental expenses charged to occupancy and equipment expenses in 1995, 1994, and 1993 were $127,309, $110,886, and $118,338, respectively.
   At December 31, 1995, future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are summarized as follows:

1996                                     $  249,835
1997                                        250,666
1998                                        230,993
1999                                        230,993
2000                                        213,669
2001 and thereafter                       1,086,215
Total minimum obligation                 $2,262,371

NOTE 7: INCOME TAXES

   The components of consolidated income tax expense for the years ended December 31 are as follows:

                                    1995          1994          1993
Current:
  Federal                        $1,929,797    $1,942,741    $1,374,555
  State                             197,315       148,694       127,379
                                  2,127,112     2,091,435     1,501,934
Deferred:
  Federal                          (153,595)     (210,182)     (149,586)
  State                             (20,167)       (1,637)       14,237
                                   (173,762)     (211,819)     (135,349)
                                 $1,953,350    $1,879,616    $1,366,585

   Effective January 1, 1993, the Corporation changed from accounting for income taxes in accordance with Accounting Principles Board ("APB") Opinion No. 11 to SFAS No. 109, "Accounting for Income Taxes." The implementation of SFAS No. 109 resulted in a tax benefit of $49,500. The benefit is reflected as a cumulative effect of a change in accounting principle.
   The significant components of the Corporation's deferred tax (liabilities) and assets recorded pursuant to SFAS No. 109, and included in other assets in the Consolidated Balance Sheet at December 31, are as follows:

                                           1995          1994            1993
Deferred tax liabilities:
  Tax depreciation over book            $ (531,221)   $ (510,644)    $(533,205)
  Unrealized gain  --  SFAS No. 115       (156,261)            0       (45,542)
  Prepaid expenses                               0      (112,846)            0
  Other, net                              (165,513)      (53,877)      (18,402)
Total deferred tax liabilities            (852,995)     (677,367)     (597,149)
Deferred tax assets:
  Allowance for loan losses                731,901       613,062       432,581
  Unrealized loss  --  SFAS No. 115              0       338,792             0
  Deferred loan fees and costs             234,999       221,884       157,412
  Deferred compensation                    165,681       161,705        94,108
  Other, net                               111,584        54,387        29,376
Total deferred tax assets                1,244,165     1,389,830       713,477
Net deferred tax asset                  $  391,170    $  712,463     $ 116,328


   SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that the tax benefits associated with temporary differences will not be realized. Based on the current facts and circumstances, management believes that it is more likely than not that the deferred tax assets will be realized and, accordingly, does not believe that a valuation allowance is necessary.
                                       32

   Total income tax expense differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate (34% for all years presented) to pretax income as a result of the following differences:

                                                                        YEAR ENDED DECEMBER 31,
                                                                     1995          1994          1993
Tax expense at statutory rate                                     $1,867,365    $1,830,634    $1,267,826
Increase (decrease) in taxes resulting from:
  Non-taxable interest on investments                                (64,298)      (55,298)      (66,880)
  State income tax expense, net of federal income tax benefit        110,070        98,138        91,239
  Other, net                                                          40,213         6,142        74,400
                                                                  $1,953,350    $1,879,616    $1,366,585

NOTE 8: SHORT-TERM BORROWINGS

   Short-term borrowings at December 31 include the following:

                                                                                1995            1994
Federal funds purchased                                                      $ 1,100,000     $ 4,300,000
Securities sold under agreements to repurchase                                   648,127         596,099
  Federal funds purchased and securities sold under agreements to repurchase   1,748,127       4,896,099
Federal Home Loan Bank line of credit                                                  0       5,000,000
Other                                                                            954,451       2,098,089
  Other short-term borrowings                                                    954,451       7,098,089
  Total short-term borrowings                                                $ 2,702,578     $11,994,188
Weighted average interest rate at December 31                                       4.98%           5.76%
Weighted average interest rate during the year                                      5.49            3.41
Maximum amount outstanding at any month-end                                  $10,724,003     $11,994,188
Average amount outstanding during the year                                     4,903,334       3,461,323


   ABSC has a line of credit with the Federal Reserve Bank of Richmond under a Seasonal Borrowing Privilege with the amount available fluctuating during the year. Advances on this line of credit must be secured by U.S. Treasury or Government agency securities. At December 31, 1995, the amount available was $1,870,000, of which none had been advanced to ABSC. Advances on the Federal Reserve Bank line of credit generally mature within 31 days of the date of the advance. ABSC and ABNC have lines of credit with the Federal Home Loan Bank ("FHLB") under which short-term funds may be borrowed. Pursuant to collateral agreements with the FHLB, advances are secured by stock in the FHLB and qualifying first mortgage loans in the amount of $65.9 million. At December 31, 1994, ABSC had borrowed $5,000,000 on its line of credit. Securities sold under agreements to repurchase generally mature on demand while federal funds purchased are generally for one-day periods.

NOTE 9: LONG-TERM DEBT AND SUBORDINATED NOTES

   Advances from the FHLB with an initial maturity of more than one year totaled $15,000,000 at December 31, 1995. These advances are collateralized by the same collateral agreements as short-term funds from the FHLB. Interest rates on these advances ranged from 5.71% to 7.21%, payable monthly, with principal due at various maturities ranging from 1998 to 2005.
   On December 1, 1993, the Corporation issued $5,000,000 of 8.60% Subordinated Notes due December 1, 2003. The interest on this single principal payment issue is payable semi-annually on the first day of each June and December beginning June 1, 1994 of each year and at maturity. Under the terms of the Subordinated Note Agreement, the balance of the debt cannot be paid prior to its final maturity. This long-term debt qualifies for inclusion in the determination of total capital under the Risk-Based Capital guidelines.
   Principal maturities on long-term debt and subordinated notes for the next five years subsequent to December 31, 1995 are $5,000,000 in 1998 and $5,000,000 in 2000.
                                       33

NOTE 10: COMPARISON OF OTHER OPERATING EXPENSE

   Other operating expense for the years ended December 31 includes the following:

                                              1995          1994           1993
Postage and freight                        $  223,650    $  198,200     $  210,420
Directors fees                                318,585       210,650        235,621
Advertising and promotional materials         352,767       298,791        289,546
Legal                                          85,834       112,749        286,867
FDIC insurance assessment                     363,042       638,365        571,630
Supplies                                      360,712       327,527        247,697
Telephone and data communications             341,162       264,744        227,233
Amortization of intangible assets             343,938       294,658        266,683
Other                                       1,916,189     1,877,266      1,737,787
                                           $4,305,879    $4,222,950     $4,073,484


NOTE 11: EMPLOYEE BENEFIT PLANS

   ABSC has an Employee Stock Ownership Plan ("ESOP") and a pre-tax savings plan ("401(k) Plan") which have been adopted by ABNC and cover substantially all employees of the Corporation. Prior to the mergers, Topsail also had a pre-tax savings plan which covered substantially all of its employees, but 1st Atlantic did not have any such plan. At the time of the merger, the Topsail plan was terminated and going forward substantially all employees of the Corporation and its subsidiaries are covered by the ESOP and 401(k) Plan. Contributions to the ESOP, which are at the discretion of and determined annually by the Board of Directors of ABSC and ABNC, are not to exceed the maximum amount deductible under the applicable sections of the Internal Revenue Code, and are funded annually. The 401(k) Plan allows for discretionary employer matching contributions. For 1995, the Board of Directors of ABSC and ABNC approved a discretionary employer matching contribution of 50% of the amount of compensation deferred by the employee up to 2% of the employee's total compensation. Total expenses of the plans, including amounts contributed, which are included in employee benefits expense for the three years ended December 31, 1995, 1994, and 1993 were $396,694, $340,000, and $226,918, respectively.
   At various times, the ESOP has borrowed funds from ABSC and an unaffiliated bank and used the proceeds to purchase stock of the Corporation. At December 31, 1995, the ESOP owned 216,180 shares of Corporation stock of which 65,871 shares were pledged to secure loans outstanding. At December 31, 1995 and 1994, the principal balance outstanding on the loans was $836,609 and $1,007,109, respectively.
   In accordance with the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"), the Corporation records compensation expense equal to the fair value of the shares released to compensate employees. The Corporation reports the cost of unallocated shares as a reduction of stockholders' equity and the outstanding principal amount of loans from outside lenders as liabilities on the Consolidated Balance Sheet. As of December 31, 1995 and 1994, the historical cost of unallocated shares of $836,609 and $1,007,109, respectively, were reflected as a reduction of stockholders' equity. Compensation expense related to the ESOP of $328,257, $281,454, and $177,650 for 1995, 1994, and 1993,
respectively, has been included in employee benefits expense as discussed above.

NOTE 12: STOCK OPTION PLANS

   During 1988 and 1994, the Corporation adopted stock option plans covering certain of its officers. Options granted under the 1988 plan vested at 25% per year for a four-year period beginning December 31, 1988, and options granted under the 1994 plan vest one-third each year on the anniversary date of the grant. The exercise period for options granted under the 1988 plan is ten years from each vesting date, and the exercise period for options granted under the 1994 plan is ten years from the date of the grant. Prior to the mergers, Topsail and 1st Atlantic each had stock option plans, and under the terms of the merger agreements, these options were converted into options to purchase shares of the Corporation.
                                       34

   Activity under the plans, after restatement for the two-for-one stock split described in Note 1, is summarized below:

                                NUMBER OF          OPTION PRICE
                                 SHARES       PER SHARE     TOTAL
December 31, 1992               150,278     $ 5.85-8.88  $1,243,256
  Exercised                           0               0           0
December 31, 1993               150,278       5.85-8.88   1,243,256
  Exercised                     (26,706)           8.30    (221,600)
December 31, 1994               123,572       5.85-8.88   1,021,656
  Granted                       150,000           14.50   2,175,000
December 31, 1995               273,572     $5.85-14.50  $3,196,656

   At December 31, 1995, 123,572 optioned shares were exercisable at prices between $5.85 and $8.88 per share for a total of $1,021,656. When options are exercised, par value of the shares issued is recorded as an addition to common stock, and the remainder of the proceeds is credited to capital surplus. No income or expense has been recognized in connection with the exercise of these stock options.
   In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides for a fair value approach to recording stock-based compensation. The Statement also allows an entity to continue to apply APB Opinion No. 25 for measurement of stock-based compensation. The Corporation will adopt SFAS No. 123 on January 1, 1996, and will continue to apply the measurement principles of APB Opinion No. 25 to its stock option plans. The effect of adoption is not expected to be material.

NOTE 13: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized (See Note 14).
   Many of the Corporation's financial instruments lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Further, the Corporation's general practice is to hold its financial instruments to maturity and not to engage in trading activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purpose of this disclosure. Such estimations involve judgements as to economic conditions, risk characteristics, and future expected loss experience of various financial instruments and other factors that cannot be determined with precision. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995 and 1994.
   The following is a description of the methods and assumptions used to estimate the fair value of each class of the Corporation's financial instruments:
   CASH AND SHORT-TERM INVESTMENTS: The carrying amount is a reasonable estimate of fair value.
   INVESTMENT SECURITIES: For marketable securities held-to-maturity, fair values are based on quoted market prices or dealer quotes. For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
   LOANS: For certain categories of loans, such as variable rate loans, credit card receivables, and other lines of credit, the carrying amount, adjusted for credit risk, is a reasonable estimate of fair value because there is no contractual maturity and/or the Corporation has the ability to reprice the loan as interest rate shifts occur. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. As the discount rates are based on current loan rates as well as management estimates, the fair values presented may not necessarily be indicative of the value negotiated in an actual sale.
   DEPOSIT LIABILITIES: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.
   SHORT-TERM BORROWINGS: The carrying amount is a reasonable estimate of fair value.
   LONG-TERM DEBT AND SUBORDINATED NOTES: The fair value of long-term debt and subordinated notes is estimated using discounted cash flow analyses, based on the Corporation's estimated borrowing rates for similar types of borrowing arrangements.
   COMMITMENTS TO EXTEND CREDIT: For certain categories of commitments, such as credit card lines and variable rate lines of credit, a reasonable estimate of fair value would be nominal because the Corporation has the ability to reprice the commitment as interest rate shifts occur. The fair value of other types of commitments to extend credit is estimated by discounting the potential future cash flows
                                       35
using the current rate at which similar commitments would be made to borrowers with similar credit ratings. As the discount rates are based on current loan rates as well as management estimates, the fair values presented may not necessarily be indicative of the value negotiated in an actual sale.
   STANDBY LETTERS OF CREDIT: The fair value of standby letters of credit are generally based upon fees charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standing. A reasonable estimate of fair value would be nominal.
   The estimated fair values (in thousands) of the Corporation's financial instruments at December 31 are as follows:

                                                      1995                     1994
                                             CARRYING    ESTIMATED     CARRYING     ESTIMATED
                                              AMOUNT     FAIR VALUE     AMOUNT      FAIR VALUE
Financial Assets:
  Cash and short-term investments            $ 20,615     $ 20,615     $  19,938     $  19,938
  Investment securities                        83,446       83,565        79,079        78,017
  Loans                                       282,058      282,193       233,975       233,493
Financial Liabilities:
  Deposits                                    353,876      354,132       308,208       308,132
  Short-term borrowings                         2,702        2,702        11,994        11,994
  Long-term debt and subordinated notes        20,000       20,443         5,000         4,517

                                                        1995                      1994
                                               NOTIONAL    ESTIMATED     NOTIONAL    ESTIMATED
                                                AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
Off-Balance Sheet Financial Instruments:
  Commitments to extend credit                 $ 53,535     $      1     $  43,140    $      28
  Standby letters of credit                         453            0           302            0


NOTE 14: COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS
        WITH OFF-BALANCE SHEET RISK

   The Corporation has various claims, commitments, and contingent liabilities arising from the normal conduct of its business which are not reflected in the accompanying consolidated financial statements and are not expected to have any material adverse effect on the financial position or results of operations of the Corporation.
   The Corporation is party to financial instruments with off-balance sheet risk (See Note 13) in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. The contract amounts of those instruments reflect the extent of involvement the Corporation has in each class of financial instruments.
   The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Corporation requires collateral or other security to support certain financial instruments with credit risk. Financial instruments at December 31, 1995 whose contract amounts represent credit risk were as follows:

                                                                                 CONTRACT AMOUNT
Commitments to extend credit                                                       $53,535,000
Standby letters of credit                                                              453,000

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Generally, the Corporation does not charge a fee to customers to extend a commitment. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments on mortgage loans to be held for sale are generally 45 to 60 days in duration. Commitments to sell are made at prices
                                       36
comparable to the prices charged to customers to originate loans and are generally contingent on the closing of the loan(s). Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers. The amount of collateral obtained if deemed necessary by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty.

NOTE 15: ANCHOR FINANCIAL CORPORATION (PARENT COMPANY ONLY)

   The Parent's principal assets are its investments in ABSC and ABNC (the "Banks"), and the principal source of income for the Parent is dividends from the Banks. Certain regulatory and legal requirements restrict payment of dividends and lending of funds between the Banks and the Parent.
   The Parent's condensed balance sheet at December 31, 1995 and 1994 and condensed statements of income and of cash flows for each of the three years in the period ended December 31, 1995 are presented below.

                                                                    DECEMBER 31,
BALANCE SHEET DATA                                              1995          1994
Assets:
  Cash and cash equivalents                                  $   189,250   $    36,452
  Repurchase agreements                                          301,911     2,880,000
  Investment in bank subsidiaries                             30,856,494    26,079,307
  Investment in other subsidiaries                                60,000        60,000
  Loans                                                          836,609             0
  Premises and equipment                                         684,870       157,145
  Other assets                                                   665,813       572,424
     Total assets                                            $33,594,947   $29,785,328
Liabilities and Stockholders' Equity:
  Subordinated notes                                         $ 5,000,000   $ 5,000,000
  Other liabilities                                               52,929        10,710
     Total liabilities                                         5,052,929     5,010,710
Stockholders' equity                                          28,542,018    24,774,618
     Total liabilities and stockholders' equity              $33,594,947   $29,785,328

                                                                                 YEAR ENDED DECEMBER 31,
INCOME STATEMENT DATA                                                         1995          1994          1993
Income:
  Dividend income from bank subsidiaries                                   $1,650,000    $        0    $  392,000
  Dividend income from other subsidiaries                                           0        51,351        60,000
  Interest income from subsidiaries                                            98,658        43,127           116
  Interest and fees on loans                                                   11,015         5,339        48,330
  Other income                                                                 44,997        40,327        25,579
     Total income                                                           1,804,670       140,144       526,025
Expense:
  Interest on short-term borrowings                                             2,282             0        14,404
  Interest on subordinated notes                                              439,561       439,761        37,435
  Depreciation                                                                  7,418         2,558         1,836
  Other expense                                                               151,318        97,279       158,348
     Total expense                                                            600,579       539,598       212,023
Income before equity in undistributed earnings of subsidiaries and taxes    1,204,091      (399,454)      314,002
Equity in undistributed earnings of subsidiaries                            2,145,220     3,722,634     2,073,668
Income before taxes                                                         3,349,311     3,323,180     2,387,670
Benefit of income taxes                                                      (189,589)     (181,422)      (31,104)
Net income                                                                 $3,538,900    $3,504,602    $2,418,774

                                       37

                                                                           YEAR ENDED DECEMBER 31,
CASH FLOWS DATA                                                     1995           1994          1993
Cash flows from operating activities:
  Net income                                                     $ 3,538,900    $ 3,504,602   $ 2,418,774
  Adjustments to reconcile net income to net cash (used for)
     provided by operating activities:
     Equity in undistributed earnings of subsidiaries             (2,145,220)    (3,722,634)   (2,073,668)
     Depreciation of premises and equipment                            7,418          2,558         1,836
     Change in interest receivable                                         0         10,619        10,920
     Change in interest payable                                         (200)             0        31,885
     Change in income taxes payable                                  (22,118)       (14,860)      (41,291)
       Net cash provided by (used for) operating activities        1,378,780       (219,715)      348,456
Cash flows from investing activities:
  Investment in bank subsidiaries                                 (1,500,000)      (500,000)   (1,000,000)
  Investment in bank repurchase agreement                          2,578,089     (2,880,000)            0
  Net change in loans                                               (836,609)       442,873       464,292
  Capital expenditures                                              (535,143)      (159,703)            0
  Proceeds from sale of premises and equipment                             0              0       591,285
  Other, net                                                         (28,852)         5,290      (496,491)
       Net cash used for investing activities                       (322,515)    (3,091,540)     (440,914)
Cash flows from financing activities:
  Net change in short-term borrowings                                      0              0      (500,000)
  Proceeds from issuance of subordinated notes                             0              0     5,000,000
  Proceeds from issuance of common stock in accordance with:
     Stock Option Plan                                                     0        221,600             0
     Dividend Reinvestment Plan                                       11,059              0             0
  Sale of common stock                                                     0              0        58,546
  Repurchase of common stock                                               0              0      (100,700)
  Payment for fractional shares issued in mergers                          0              0        (6,530)
  Cash dividends paid                                               (914,526)      (800,231)     (506,679)
       Net cash (used for) provided by financing activities         (903,467)      (578,631)    3,944,637
Net change in cash and cash equivalents                              152,798     (3,889,886)    3,852,179
Cash and cash equivalents at January 1                                36,452      3,926,338        74,159
Cash and cash equivalents at December 31                         $   189,250    $    36,452   $ 3,926,338

   The Parent (received refunds) paid income taxes of ($167,471), ($166,562), and $10,187 for the years ended December 31, 1995, 1994, and 1993, respectively. The Parent paid interest of $442,043, $439,761, and $19,954 in 1995, 1994, and
1993, respectively.
                                       38

NOTE 16: QUARTERLY OPERATING RESULTS (UNAUDITED)

   The following is a summary of the unaudited condensed consolidated quarterly operating results of the Corporation for the years ended December 31, 1995 and 1994:

                                                                 1995                                           1994
                                                             QUARTER ENDED                                 QUARTER ENDED
                                            DEC. 31      SEPT. 30     JUNE 30      MARCH 31      DEC. 31      SEPT. 30     JUNE 30
Interest income                            $7,969,032   $7,944,756   $7,458,462   $6,897,538    $6,638,106   $6,245,365   $5,536,179
Interest expense                            3,660,281    3,604,222    3,352,898    2,981,099     2,637,047    2,496,472    2,101,727
Net interest income                         4,308,751    4,340,534    4,105,564    3,916,439     4,001,059    3,748,893    3,434,452
Provision for loan losses                     140,500      206,000      115,000      134,500       250,117      460,000      180,000
Net interest income after provision for
  loan losses                               4,168,251    4,134,534    3,990,564    3,781,939     3,750,942    3,288,893    3,254,452
Gains (losses) on sale of investment
  securities, net                              50,608            0       36,884            0      (210,578)   1,404,460      272,384
Noninterest income                            750,476      755,214      711,594      671,744       686,493      784,575      726,826
Noninterest expense                         3,542,503    3,424,729    3,443,861    3,148,465     3,359,085    3,099,944    3,048,320
Income before income taxes                  1,426,832    1,465,019    1,295,181    1,305,218       867,772    2,377,984    1,205,342
Provision for income taxes                    521,689      518,666      451,527      461,468       309,690      851,782      421,075
Net income                                 $  905,143   $  946,353   $  843,654   $  843,750    $  558,082   $1,526,202   $  784,267
Net income per share                       $     0.35   $     0.37   $     0.33   $     0.34    $     0.22   $     0.60   $     0.31
Weighted average shares outstanding         2,588,308    2,549,308    2,529,224    2,527,166     2,540,420    2,540,420    2,540,420
                                            MARCH 31
Interest income                            $4,972,173
Interest expense                            1,897,272
Net interest income                         3,074,901
Provision for loan losses                      50,000
Net interest income after provision for
  loan losses                               3,024,901
Gains (losses) on sale of investment
  securities, net                                   0
Noninterest income                            768,607
Noninterest expense                         2,860,388
Income before income taxes                    933,120
Provision for income taxes                    297,069
Net income                                 $  636,051
Net income per share                       $     0.25
Weighted average shares outstanding         2,534,486

                                       39

DIRECTORS

C. JASON AMMONS, JR. (1,2)
OWNER
SEA MIST RESORT

HOWELL V. BELLAMY, JR. (1,2)
CHAIRMAN OF THE BOARD
BELLAMY, RUTENBERG, COPELAND,
EPPS, GRAVELY, AND BOWERS, P.A.

GEORGE J. BISHOP, III (4)
CHAIRMAN OF THE BOARD
WACCAMAW CLAY PRODUCTS CO., INC.

DURWOOD T. BRADSHAW (3)
OWNER
HAMPSTEAD HARDWARE CO.

W. CECIL BRANDON, JR. (1,2)
PRESIDENT
BRANDON ADVERTISING &SALES CO., INC.

W. JAMES BRANDON (3)
ATTORNEY AT LAW

DAVID E. BUFFALOE (3)
PRESIDENT
THE ANCHOR BANK OF NORTH CAROLINA

JAMES E. BURROUGHS (1,2)
CHAIRMAN OF THE BOARD
BURROUGHS AND CHAPIN COMPANY

C. DONALD CAMERON (1,2)
PRESIDENT
INLET DEVELOPMENT CORPORATION

STEPHEN L. CHRYST (1,2,3)
PRESIDENT AND CHIEF EXECUTIVE OFFICER
ANCHOR FINANCIAL CORPORATION AND
THE ANCHOR BANK

ROBERT E. COFFEE, JR. (2)
EXECUTIVE VICE PRESIDENT AND
CHIEF ADMINISTRATIVE OFFICER
THE ANCHOR BANK

JOHN D. FLOWERS (1,2)
OWNER
FLOWERS, MCGEE & ASSOC.

J. BRYAN FLOYD (1)
VICE PRESIDENT AND SECRETARY
CARO-STRAND CORPORATION

PAUL M. HOWE (3)
RETIRED, IBM CORPORATION

MARTIN E. KEGEL (3)
RETIRED ELECTRONICS CONSULTANT

ADMAH LANIER, JR. (1,3)
CO-OWNER AND PRESIDENT
LANWILLO DEVELOPMENT CO.

A. IVERSON LEWIS (2)
OWNER-OPERATOR
OCEAN DRIVE TILE AND PAINT COMPANY

FORREST R. LEWIS (3)
PRESIDENT
SLASH INDUSTRIES

TOMMY E. LOOPER (1,2,3)
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER
ANCHOR FINANCIAL CORPORATION AND
THE ANCHOR BANK

ISADORE E. LOURIE (4)
THE LOURIE LAW FIRM

W. GAIRY NICHOLS, III (1,2)
OWNER
DUNES REALTY, INC.

RUPPERT L. PIVER (1,3)
U.S. POSTAL SERVICE

THOMAS J. ROGERS (1,2)
PRESIDENT
GRAND STRAND BROADCASTING CORP.

B. TERRY SHEPARD (3)
VICE PRESIDENT AND COMPTROLLER
THE ANCHOR BANK OF
NORTH CAROLINA

ALBERT A. SPRINGS, III (1,2)
OWNER
H. B. SPRINGS COMPANY

J. RODDY SWAIM (1,2)
OWNER
DUNES REALTY, INC.

HARRY A. THOMAS (1)
PRESIDENT
CENTURY 21 THOMAS REALTY

ZEB M. THOMAS, SR. (1,2,3)
PRESIDENT
THE DAYTON HOUSE, INC.

(1) ANCHOR FINANCIAL CORPORATION
(2) THE ANCHOR BANK
(3) THE ANCHOR BANK OF NORTH CAROLINA
(4) DIRECTOR EMERITUS

PRINCIPAL OFFICERS

ANCHOR FINANCIAL CORPORATION

STEPHEN L. CHRYST
PRESIDENT AND CHIEF EXECUTIVE OFFICER

TOMMY E. LOOPER
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, AND SECRETARY

THE ANCHOR BANK

STEPHEN L. CHRYST
PRESIDENT AND CHIEF EXECUTIVE OFFICER

TOMMY E. LOOPER
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

ROBERT E. COFFEE, JR.
EXECUTIVE VICE PRESIDENT AND
CHIEF ADMINISTRATIVE OFFICER

ROBERT R. DURANT, III
EXECUTIVE VICE PRESIDENT AND
CHIEF CREDIT OFFICER

THE ANCHOR BANK OF
NORTH CAROLINA

DAVID E. BUFFALOE
PRESIDENT

B. TERRY SHEPARD
VICE PRESIDENT AND COMPTROLLER

KENNETH E. SMITH
VICE PRESIDENT

ADVISORY BOARDS

GRAND STRAND

Dorothy K. Anderson
James Carson Benton, Jr.
David Brittain
Dr. Calhoun D. Cunningham
Elbert N. Herring, Jr.
Richard E. Mancill, III
Leroy "Boe" Rainbow
Albert A. Springs, IV

SOUTH STRAND

Carlton J. "Red" Gaskins
W. Winston Hoy, Jr.
William O. Martin
W. Gairy Nichols
L. Richard Nixon
E. J. Servant, III
Willie C. "Booty" Shelley
J. Roddy Swaim
William G. Thomas, Jr.

CONWAY

Larry L. Biddle
Dr. Jonathan L. Dieter, Jr.
Walden B. Graham
W. T. Johnson
Freeman C. Todd, Jr.
Kenneth O. Ward
Ralph J. Wilson
William D. Witherspoon

GEORGETOWN

Douglas L. Hinds
Louis P. Parsons
T. C. Sawyer
Dr. Wright S. Skinner, III

DIRECTORY OF OFFICES

NORTH  CAROLINA

SOUTH COLLEGE ROAD OFFICE
802 SOUTH COLLEGE ROAD
WILMINGTON,  NC 28403
(910) 792-0080

OLEANDER DRIVE  OFFICE
3212  OLEANDER   DRIVE
WILMINGTON,   NC  28403
(910)  343-0940

JACKSONVILLE OFFICE
202 WILMINGTON HIGHWAY
JACKSONVILLE, NC 28540
(910) 938-1990

HAMPSTEAD  OFFICE
15280  HIGHWAY 17
HAMPSTEAD,  NC 28443
(910)  270-4108

OGDEN OFFICE
7320 NORTH MARKET STREET
WILMINGTON, NC 28405
(910) 686-1070


SOUTH CAROLINA

LITTLE RIVER OFFICE
HIGHWAY 17 AT BALDWIN AVENUE
LITTLE RIVER, SC 29566
(803) 249-7993

CHERRY GROVE OFFICE
1201 SEA  MOUNTAIN  HIGHWAY  N
ORTH  MYRTLE  BEACH,  SC 29582
(803) 249-8484

CRESCENT  BEACH OFFICE
1801 HIGHWAY 17 SOUTH
NORTH  MYRTLE  BEACH,  SC 29582
(803)  272-7344

DUNES OFFICE
7901 North Kings Highway
Myrtle  Beach,  SC 29572
(803)  449-6314

MAIN OFFICE
2002 OAK STREET
MYRTLE BEACH,  SC 29577
(803) 448-1411

CONWAY  OFFICE
1500  3RD  AVENUE
CONWAY,  SC  29526
(803)  248-6293

THIRTEENTH  AVENUE OFFICE
1205 SOUTH KINGS HIGHWAY
MYRTLE BEACH,  SC 29577
(803) 448-3518

SURFSIDE  BEACH OFFICE
300 HIGHWAY 17 NORTH
SURFSIDE  BEACH,  SC 29575
(803) 238-5691

MURRELLS INLET OFFICE
3205 SOUTH HIGHWAY 17
MURRELLS  INLET,  SC 29576
(803) 651-6669

GEORGETOWN OFFICE
1187 NORTH FRASER STREET
GEORGETOWN,  SC 29440
(803) 546-8989

MT. PLEASANT OFFICE
1021 ANNA KNAPP BOULEVARD
MT. PLEASANT, SC 29464
(803) 881-0402

NORTHRIDGE OFFICE
2 NORTHRIDGE DRIVE
HILTON HEAD ISLAND, SC 29926
(803)  681-6737

POPE AVENUE  OFFICE
62 NEW  ORLEANS  ROAD
HILTON HEAD ISLAND, SC 29928
(803) 785-4848

CORPORATE INFORMATION

EXECUTIVE OFFICES
2002 OAK STREET
POST OFFICE BOX 2428
MYRTLE BEACH,  SOUTH  CAROLINA  29578

STOCK TRANSFER AGENT
THE ANCHOR BANK
POST OFFICE BOX 2428
MYRTLE BEACH,  SOUTH  CAROLINA  29578

INDEPENDENT ACCOUNTANTS
PRICE WATERHOUSE LLP
COLUMBIA, SOUTH CAROLINA

COUNSEL
JAMES H. DUSENBURY
DUSENBURY, HENDRIX, AND LITTLE

FOR ADDITIONAL INFORMATION:
TOMMY E. LOOPER
EXECUTIVE VICE PRESIDENT,
CHIEF FINANCIAL OFFICER,
AND SECRETARY
(803) 946-3164

JOHN J. MORAN
VICE PRESIDENT AND COMPTROLLER
(803) 946-3161

DIVIDEND REINVESTMENT SERVICES
THE DIVIDEND REINVESTMENT PLAN ENABLES SHAREHOLDERS TO REINVEST IN FULL AND FRACTIONAL SHARES OF ANCHOR FINANCIAL CORPORATION.

FOR MORE INFORMATION, WRITE INVESTOR RELATIONS, ANCHOR FINANCIAL CORPORATION, POST OFFICE BOX 2428, MYRTLE BEACH, SOUTH CAROLINA 29578, OR CALL (803) 946-3105 OR 1-800-ANCHOR-8.

                           (Equal Housing Lender logo)
           The Anchor Bank and The Anchor Bank of North Carolina are
                           Member Banks of the FDIC.


EQUAL  OPPORTUNITY  EMPLOYER STATEMENT

It is the policy of Anchor Financial Corporation and its subsidiaries to extend equal employment opportunity to all qualified employees and applicants for employment without regard to race, color, sex, age, disability, national origin, status as a disabled veteran or Vietnam veteran, in all phases of employment. This includes, but is not limited to recruitment, hiring, placement, upgrading and promotion, transfer, layoff, recall, termination, selection for bank-sponsored training, rates of pay and other forms of compensation, use of all facilities, and participation in bank-sponsored activities. All of these will be administered so as to further the principles of equal opportunity.

                                 (Recycle logo)
                           Printed on Recycled Paper