Form 10-K, Exhibit 13
period 1996-12-31
ANCHOR FINANCIAL CORP
filed 1997-03-28
CIK 741561

EXHIBIT 13


Anchor
Financial
Corporation

1996

Annual
Report

Table of Contents

1        To Our Shareholders and Friends

5        Banking the Carolina Coast

11       The Year in Review
         and a Look Ahead

16       Management's Discussion
         and Analysis

34       Report of Management

34       Report of Independent Accountants

35       Consolidated Balance Sheet

36       Consolidated Statement of Income

37       Consolidated Statement of Changes in Stockholders' Equity

38       Consolidated Statement
         of Cash Flows

39       Notes to Consolidated
         Financial Statements

58       In Memoriam

59       Directors, Principal Officers,
         and Advisory Boards

60       Investor Services



Anchor Financial Corporation

Anchor Financial Corporation (the "Corporation") is the parent of The Anchor Bank (the "Bank"), headquartered in Myrtle Beach, South Carolina. Founded in 1974 to meet the unique financial needs of commercial and retail customers in the Myrtle Beach area, The Anchor Bank today has eighteen offices located along the Carolina coast. This coastal branch network extends northward to Jacksonville, North Carolina, and southward to Hilton Head Island, South Carolina. The Bank offers customers an array of financial services, including credit card, trust, and mortgage products, and also provides convenient access to non-traditional investment services through its subsidiary, Anchor Capital Corporation.

Executive Offices
2002 Oak Street
Post Office Box 2428
Myrtle Beach, South Carolina 29578

Annual Meeting

The annual meeting of shareholders of Anchor Financial Corporation will be held on Thursday, April 24, 1997, at 4 p.m. at the Myrtle Beach Martinique, Oceanfront at 71st Avenue North, Myrtle Beach, South Carolina.

Form 10-K

A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained upon written request to:

John J. Moran
Senior Vice President and Comptroller
Anchor Financial Corporation
Post Office Box 2428
Myrtle Beach, South Carolina 29578-2428

Independent Accountants

Price Waterhouse LLP
Columbia, South Carolina

To Our Shareholders and Friends


(PHOTO OF Stephen L. Chryst                       Stephen L. Chryst
 appears on the left)                             President and
                                                  Chief Executive Officer

1996 marked another record year for Anchor Financial Corporation, continuing a trend of strong performance and dynamic growth that began more than five years ago. Since 1992, the Corporation has experienced yearly growth rates of 16%, 17%, 15%, 15%, and now 21% in 1996. As time passes, we can visibly measure our success and demonstrate the progress we have made.

Net income for the year ended December 31, 1996, was $4,769,003, or $1.81 per share, compared to $3,538,900, or $1.39 per share reported for the year ended December 31, 1995. These figures represent a 34.8% increase in net income and a 30.5% increase in earnings per share.

The increase in net income was primarily attributed to an 18.7% increase in net interest income and a 26.3% increase in noninterest income, along with controlled growth of noninterest expense. Very favorable growth in all the Bank's deposit products provided funds to take advantage of quality lending opportunities in all our markets. Stable interest rates and good economic conditions combined with these opportunities to contribute considerable strength to the Corporation's net interest income. Significant gains are being made quickly in the efficient application of overhead to a broader base of banking operations. Gains in operational efficiency came faster and



Core Earnings*
IN MILLIONS
(Core Earnings graph appears here. Plot points are below.)

     92      93       94        95        96
$1.678     $2.375   $2.537    $3.481    $4.779

*Net Income excluding securities gains and losses.


Earnings Per Share*
(Earnings Per Share graph appears here. Plot points are below.)

     92      93       94        95        96
   $0.66   $0.95    $1.00     $1.37     $1.82

*Net Income excluding securities gains and losses.

surpassed our expectations; therefore, we were able to achieve a strong return on assets of 1.04% and return on equity of 15.4%, representing significant improvement in a short period of time. Our management goals remain focused on continued improvement.

Total assets for the year ended December 31, 1996, were $493.5 million, an increase of 21.1% from $407.5 million reported at December 31, 1995. Total deposits increased 18.7%, from $353.9 million reported at December 31, 1995, to $420.2 million reported at December 31, 1996. Total loans increased 21.2%, from $285.1 million reported at December 31, 1995, to $345.4 million reported at December 31, 1996. While all areas of the balance sheet have experienced significant growth, the mix within the balance sheet remains constant, which is a sign of overall strength and healthy growth.

The Corporation continues to experience strong loan demand which is fueled by the large scale expansion occurring in all our markets. Competition for quality earning assets continues to be quite heated, resulting in an environment where pricing and underwriting standards in the markets may be insufficient to support the inherent risk. In such an environment, we will remain patient and cautious, allowing our traditional standards of credit quality to guide us. We will work harder to seek out the healthy, well-structured lending opportunities and compete for them aggressively. Loan quality continues to be outstanding in all our markets. Annualized net loan losses for the year ended December 31, 1996, were 0.03% of average total loans. Nonperforming assets represented only 0.05% of loans outstanding at year-end. These ratios indicate that the Corporation's credit quality remains excellent, surpassing its peers in the banking industry. Substantial growth in each banking

Return on Assets*
PERCENT
(Return on Assets graph appears here. Plot points are below.)

   92      93       94       95        96
  0.71    0.83     0.77     0.92      1.04

*Net Income excluding securities gains and losses.



Return on Equity*
PERCENT
(Return on Equity graph appears here. Plot points are below.)

  92      93       94        95       96
 7.99    10.50   10.09     12.54     15.42

*Net Income excluding securities gains and losses.

office played a major role in our success in 1996. Offices along the Grand Strand, in Hilton Head Island, and southeastern North Carolina all experienced double digit growth in deposits and market share. The Mt. Pleasant office marked its first full year in operation with increases of 197% in deposits and 132% in loans.

The growth within our branches is tangible evidence that our expansion strategies work and that we are meeting the financial services needs of customers in these new markets. Growth in the branches and in overall size has helped to build profitability faster and more efficiently while creating the momentum for further expansion. To provide the capital needed to expand, the Corporation has issued $6 million of ten-year subordinated debt, which is considered Tier 2 capital by bank regulatory agencies. Thus, we are positioned well to take advantage of opportunities in our quest to develop further our coastal banking network. In addition, our success allows us to invest in the technology and infrastructure needed to support future growth.


Loans
IN MILLIONS
(Loan graph appears here. Plot points are below.)

   92      93        94        95        96
$187.2   $203.0    $236.8    $285.1    $345.4


Deposits
IN MILLIONS
(Deposit graph appears here. Plot points are below.)

   92      93        94        95        96
$232.2   $271.8    $308.2    $353.9    $420.2


Total Assets
IN MILLIONS
(Total Assets graph appears here. Plot points are below.)

   92      93        94        95        96
$259.4   $304.3    $351.9    $407.5    $493.5

In other news, the Corporation's common stock was listed on the Nasdaq National Market(R) tier of The Nasdaq Stock Market in August, trading under the symbol "AFSC." Listing the stock not only improved its visibility and accessibility while boosting its trading price, but also helped to establish the Corporation's presence as a financial services leader.

It is with great sadness that I advise our shareholders of the passing of John
D. Flowers. Mr. Flowers was a founding shareholder and director of The Anchor Bank and Anchor Financial Corporation. As a founder, he recognized the Bank's potential immediately, and his strong belief in its future and his support along the way helped bring the Corporation to its present success and stature. His compassion and kindness were well known in the community and his leadership, friendship, and wise counsel are missed by us all.

The passage of time effectively illustrates our progress and highlights the power and strength of the financial services Corporation we have created. It is very rewarding to see this progress continue in 1996 and to realize the even greater potential it provides us in 1997. Our annual meeting will be held on Thursday, April 24, at 4 p.m. at the Myrtle Beach Martinique. It will give me great pleasure to see you there and to share news of our progress with you. In the meantime, if we may be of any further assistance to you, please do not hesitate to call on us. We appreciate your support and look forward to serving you.


(Signature appears here)
Stephen L. Chryst
President and Chief Executive Officer

(Map appears to the left)


Anchor Financial Corporation

Banking
The
Carolina
Coast

The Anchor Bank was founded in 1974 to follow a clearly defined mission: Meet the unique financial needs of individuals and businesses in the coastal community of Myrtle Beach, while providing a sound return for its shareholders.

Banking the Carolina Coast

During the past 22 years, The Anchor Bank has expanded this mission to communities all along the Carolina coast. From its headquarters in Myrtle Beach, its eighteen-office network extends as far north as Jacksonville, North Carolina and as far south as Hilton Head Island, South Carolina.

By delivering state-of-the-art banking products and quality service that is professional and technologically advanced, yet personal and caring, the bank has established itself as a financial services leader along the Carolina coast. Expansion strategies that focused on bringing the Bank's style of community banking to new areas have created four markets for the bank, all linked by their geographic positions along the coast. While each is unique, all boast significant population growth and continued economic expansion. The robust health in these markets has fueled strong performance and provides a promising outlook for the future. A keen understanding of what it means to do business in a coastal community enhances our business acumen and directs our decision-making process to the best interest of our customers and the communities served.

Conway, SC

Georgetown, SC

Hampstead, NC

Hilton Head Island, SC

Jacksonville, NC

Little River, SC

Mount Pleasant, SC

Murrells Inlet, SC

Myrtle Beach, SC

North Myrtle Beach, SC

Surfside Beach, SC

Wilmington, NC

(the whole page is a picture)

STONG ECONOMIC CONDITIONS AND PHENOMENAL
GROWTH HAVE PROVIDED A SOLID ECONOMIC BASE FOR
THE BANK'S GRAND STRAND OFFICES.


The Grand Strand


Before his death in 1897, Myrtle Beach founder F.G. Burroughs looked at the expanse of coastline that is now the Grand Strand and wrote, "I may not live to see it, but one day this whole Strand will be a resort." His words were indeed prophetic. Today, the Grand Strand's 60 mile stretch of coastline that begins in Little River and extends into Pawleys Island in Georgetown County is experiencing phenomenal growth, fueled by the area's popularity for retirement living, lower taxes, and business investments.

Tourism is a major industry along the Grand Strand, responsible for 65 to 70% of all employment. Emerging from decades of popularity as a summer tourist destination focused on beach side activities, the Grand Strand has become a diversified year round resort. The golf industry, with nearly 100 courses along the Grand Strand, has been the main force behind this shift with spring and fall being the busiest golf seasons. Additional activities such as entertainment theaters and significant regional shopping facilities also have bolstered interest in seasons other than summer.

The area is home to heavy and light manufacturing, institutions of higher education, hospitals and medical centers, and is enjoying a growing interest in arts and cultural events.

Strong economic conditions and phenomenal growth have provided a solid economic base for the Bank's Grand Strand offices. These ten offices have experienced double digit deposit growth in the past year and have increased market share in Horry and Georgetown Counties.

Hilton Head Island and
Beaufort County

Hilton Head Island has a rich and varied history dating to the 1500s when the Spanish first explored the southeast coastal islands. During the colonial period and up to the War Between the States, the island had a thriving plantation economy and a population of 40,000. With the war's end and departure of the military presence, Hilton Head Island returned to nature, only to be rediscovered in the early 1900s.

It was Charles Fraser's pioneering vision that created the Hilton Head Island of the 20th century, creating a lifestyle that is one with the natural environment. Today, the desire for this lifestyle is causing growth throughout southern Beaufort County as new developments are born. Del Webb's Sun City, Callawassie, Indigo Plantation, Indian Hills, Colleton River Plantation, Belfair, and Spring Island are examples of this trend as growth spills off the Island into Beaufort County.

Beaufort County stretches for nearly 30 miles along the Atlantic Ocean and includes 64 major islands and hundreds of small islands. Its mild climate, wide variety of activities including golf, arts and cultural events, and shopping have helped to make the area the fastest growing county in

South Carolina. In fact, projections indicate that the population will grow 26.3% by the year 2000.

Hilton Head Island tourism is not as driven by seasonality as in the Grand Strand market, but is a year round destination due to its mild climate and wide variety of activities, including golf, shopping, arts and cultural events, and conventions. Overall, the economy is also less dependent on tourism than the Grand Strand market.

A wide variety of heavy and light manufacturing companies call Beaufort County home, and are important to its economic balance.

The Bank's two Hilton Head Island offices have experienced growth in deposits and market share of nearly 18% in the past year.

Charleston Metropolitan Area

The Charleston Metropolitan Area stretches along the central and southern South Carolina coast, includes over 90 miles of Atlantic coastline and reaches some 50 miles inland toward the intersection of Interstates 26 and 95.

Just a few years ago, this area was faced with potentially devastating news -- the closing of the Charleston Naval Complex along with its impending loss of jobs and impact on the local economy. But the Chamber of Commerce acted swiftly, forming the Charleston Regional Development Alliance, and this group helped turn a serious situation into one of tremendous growth and opportunity for the Lowcountry. By 1996, the Alliance's hard work began paying dividends. New industry announcements brought $170 million in new capital investment and 1,870 new jobs for the region. A wide variety of industries provide jobs in construction, manufacturing, and services. Major new players include Amoco Chemical Co., Nucor Steel, Bayer, Westvaco Corporation and Bosch.

In addition, the tourism industry continues to grow in the Charleston Metropolitan Area, bolstered by the region's rich history and culture, fine dining and shopping, and special events, including Spoleto. Tourism is responsible for 34,000 jobs in the Lowcountry, has spawned 1,700 visitor-related industries, and has an annual $1.5 billion economic impact. Due to the variety of activities available, the tourism industry is not impacted by seasonality. The number one draw during all four seasons is the historic area, followed closely by festivals and special events.

The Mount Pleasant office completed its first full year of operation in 1996, and at year end reported very strong increases of 197% in deposits and 132% in loans over figures reported for 1995. Market share in this office continues to grow and will serve as a springboard to additional expansion in this market.

Southeastern North Carolina

The Bank's network continues through the coastal communities of Wilmington, Hampstead, and Jacksonville, North Carolina. This southeast corner is experiencing strong growth, anchored by Wilmington's renaissance as an economic force and cultural center and the proud military presence in Jacksonville.

In 1991, Interstate 40 was completed which connected Wilmington to Interstate 95, Raleigh, and points beyond. A $23 million expansion at the New Hanover International Airport in 1990 helped that facility bring more air traffic into the city. Population growth has been strong, with a 13.1% increase from 1990 to 1995, and is expected to increase by 34% by the year 2000. Industry is varied in the southeast corner of the state ranging from light to medium manufacturing.

In addition, the diverse economy also includes the Port of Wilmington, where total tonnage reached 2.2 million tons in 1994-95. A major industry in southeastern North Carolina, tourism is not overly seasonal and is driven by historical sites, festivals and special events, museums, golf, fishing, and the beaches. Approximately 6,500 jobs in the three county area are directly attributed to travel and tourism. Wilmington is also a center for higher education, including the University of North Carolina at Wilmington and Cape Fear Community College. A growing film industry also contributes to the area's diversity and has a significant impact on the local economy. In Onslow County, Camp LeJeune and Marine Corps Air Station New River have 42,000 active duty personnel and a $2 billion yearly economic impact on the area.

Market share continues to grow in these counties as deposits increased more than 22% in Pender County, more than 21% in Onslow County, and nearly 59% in New Hanover County in the past year.

Sources
Myrtle Beach Area Statistical Abstract
Beaufort County: A Guide to Economic Development Opportunities
Hilton Head Island Visitor Profile Survey Results
Charleston Metro Chamber Commerce Magazine,
1st Quarter 1995, 1st Quarter 1996, and 2nd Quarter 1996
Charleston Area Visitor Profile Study
Charleston Metropolitan Region Economic Profile
New Hanover County Fact Book 1996
1996 State Profile - North Carolina
North Carolina Department of Commerce 1996 County and Regional Scans North Carolina Department of Commerce Travel and Tourism Department Facts Onslow County Profile and Fact Book
Shesunoff(R)The Branches of North Carolina
Shesunoff(R)The Branches of South Carolina
Wilmington: Treasure on the Atlantic
The Sands of Time: A History of Hilton Head Island
Profits and Politics in Paradise: The Development of Hilton Head Island

The Year In Review and a Look Ahead

In 1996, Anchor Financial Corporation continued its course of growth through geographic expansion, development of new products and services, and a commitment to use technology to meet customer needs while providing superior service.


Stock Moves to Nasdaq

The Corporation's Common Stock began trading on the Nasdaq National Market(R) tier of The Nasdaq Stock Market in August 1996, under the symbol "AFSC." Listing the stock on the Nasdaq National Market greatly improved its visibility and accessibility. Since listing the stock, the price has closed as high as $35.50 through December 31, 1996. Interstate/Johnson Lane, Sterne, Agee & Leach, Inc., and Wheat First Securities are the market makers in the stock.

Shareholder Services Expanded

The Corporation offered shareholders the option of direct deposit service for their cash dividend checks in 1996. This service will save time and provides additional safety and security. The cash dividend check can be direct deposited into any Anchor Bank checking or savings account or at any U.S. financial institution.

The Dividend Reinvestment Plan is another convenient service. Shareholders with 100 shares or more are eligible to participate and have their cash dividends automatically reinvested in the purchase of additional shares of common stock. Dividends will be reinvested on a quarterly basis as paid. Shareholders pay no brokerage commissions, fees, or service charges for purchases made under the Dividend Reinvestment Plan.

Closing Stock Price
AT DECEMBER 31
(Closing Stock Price graph appears here. Plot points are below.)

   92      93        94        95        96
$8.94   $13.00    $13.75     $19.75    $32.50

Our Visa Check Card is linked to the customer's primary checking account and is used instead of cash or checks for payment and for ATM access.

Products and Services

The year also saw the Corporation take aggressive steps in updating its product menu and introducing new services.

The product conversion for the North Carolina offices was completed, resulting in similarly structured product offerings at all eighteen offices. Customers now have the convenience of banking at any North or South Carolina location.

The Visa Check Card debuted in June. The card is linked to the customer's primary checking account and is used instead of cash or checks for payment and for ATM access. The College Account was introduced in August and further expands the checking services menu. The account provides a valuable service to students and has no minimum balance requirements or monthly fees. Studies show that students are loyal to the bank where they had their student account long after graduation, using additional services as their financial needs change.

(Photo of Visa Check card appears at left.)

The Corporation now provides 24-hour banking access at all locations. New drive-up ATMs were installed at the Little River and Main offices. The drive-up models offer a safe, convenient environment for customers to transact business any time of day, seven days a week, 365 days a year.

Expansion and Renovation

On Hilton Head Island, the Pope Avenue office underwent an $800,000 renovation. The project began in May 1996, was completed in December of that year, and included an entire roof redesign, extensive interior renovations, a redesign of the main entrance and improvements to the landscaping. The renovation shows the Corporation's commitment to this market and the progress made since entering the market more than five years ago.

In Wilmington, North Carolina, the eighteenth Anchor Bank office opened at Oleander Drive in February, joining the office on South College Road that opened in December 1995. Combined with the existing office at 7320 North Market Street, there are now three Wilmington locations.

The Corporation has established a strong presence in the Wilmington area and provides much needed financial resources to a variety of businesses.

Community Development

Anchor Financial Corporation helped advance the communities it serves in 1996. The Corporation participated in downtown revitalization projects in Jacksonville, North Carolina and Myrtle Beach, South Carolina by creating loan pools for business owners. Loans are available to make improvements that will draw customers back to the area. The Corporation also made the first corporate pledge of $1,500 to the North Myrtle Beach Main Street Redevelopment Project.

Community Service

The Corporation's relationship with many charitable, cultural, and civic groups in each market reinforces the strategy of establishing a strong, caring presence in all the communities we serve. Anchor Bank employees are involved in their communities and donate their time and efforts to support local organizations.

Along the Grand Strand, the Bank's team won awards at the American Heart Association's Heart Walk for the third consecutive year. Our employees were recognized as the top team, raising $8,771, and as the team with the most walkers, with 130 participants. Employees also participated in the American Red Cross Blood Drives, donating a total of 124 pints of blood in 1996. The Blood Donors Group is open to employees in all markets and grows each year as its members provide a wonderful gift to the community. The Grand Strand and Mount Pleasant offices participated in the Adopt-a-Beach program and are committed to cleaning a one-mile stretch of beach in their area twice a year. In September, employees took part in Beach Sweep `96, a worldwide cleanup effort.

The Mount Pleasant office also sponsors youth soccer teams through the town's recreation department and is an active sponsor of Wando High School's athletic programs.

The Oleander and South College Road offices provided $850 to the Lower Cape Fear Hospice as a result of a $5 donation the bank made for every account opened during the grand opening celebration. The North Carolina offices also contributed to high school athletic programs, the March of Dimes and the University of North Carolina at Wilmington.

The Hilton Head Island offices are a major sponsor of the March of Dimes walk-a-thon, and support youth soccer teams, local schools, and a variety of cultural events including Hilton Head Playhouse productions and Hilton Head Orchestra concerts.

A Look Ahead

In 1996, the Corporation recorded the best single year performance in its history, continuing the trend of increased earnings while approaching the $500 million mark in asset size and paving the way for further growth in 1997.

Geographic Expansion

Future plans are to continue building a coastal banking network with further expansion in Beaufort, Charleston, and Wilmington. This geographic expansion will be aggressively pursued during the next three to five years. The goal is to fill in the branch network strategically located along the Carolina coast, while efficiently serving the needs of consumers in these coastal markets.

Technological Advances

Technology will play a vital role in helping the Corporation provide superior service to its customers. In 1996, the Corporation took advantage of new computer systems and software, and will use these technological advances as a base to further improve operations. Plans are being developed for the following new products and services:

A Telephone Call Center will be established because the telephone is believed to be the electronic delivery channel for the next three to five years. Telephone banking is emerging as the number one alternative delivery channel for service 24 hours a day, 7 days a week service, 365 days a year.

PC Cash Management will allow business customers to access their accounts via computer, and through PC Home Banking, personal customers can view their accounts, transfer funds between accounts, and electronically pay their bills from home.

An expansion of the wide area network (WAN) is planned and will allow for faster communication between branches, improved customer service through faster delivery of check images, use of file folder imaging and reports, implementation of our intranet, and eventually, video conferencing. The implementation of voice communications over the network is also being explored. This will provide savings on long distance calls between branches and will help offset the additional cost of the communications upgrade.

Strong growth has prompted a need for more efficient, yet secure storage of documents. To meet this need, the Corporation has decided to invest in a document imaging system. This system allows the Bank to store original images on optical disc and electronically communicate these images to the appropriate branch or department. It is technology similar to the Check ManagerSM check imaging used by the Corporation since 1993.

A loan platform system will be developed as a result of an increase in retail lending. Processing consumer and most commercial loans electronically will increase operational efficiency, decrease the chances of compliance and documentation errors, and increase the productivity of our lenders.

(Photo of boats appears on entire page.)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and tabular data presented below analyze major factors and trends regarding the financial condition and results of operations of Anchor Financial Corporation (the "Corporation") and its principal subsidiary, The Anchor Bank (the "Bank") for each of the three years in the period ended December 31, 1996. On August 14, 1995, the Board of Directors of the Corporation declared a two-for-one stock split payable on September 29, 1995 to stockholders of record on September 1, 1995. All financial statement information presented in this Annual Report has been restated to reflect the two-for-one stock split. This discussion should be read in conjunction with the consolidated financial statements and the notes thereto presented elsewhere in this Annual Report.

RESULTS OF OPERATIONS

SUMMARY
Net income for the year ended December 31, 1996 totaled $4,769,003, an increase of $1,230,103 or 34.8% over 1995. Net income for 1995 was $3,538,900, an increase of $34,298 or 1.0% from the $3,504,602, earned in 1994. Net income per share increased 30.5% to $1.81 in 1996, compared with $1.39 in 1995 and $1.38 in 1994.

The increase in earnings during 1996 was primarily due to a $3,112,579 or 18.7% increase in net interest income and a $783,237 or 26.3% increase in noninterest income. These favorable changes were partially offset by a $254,000 or 42.6% increase in the provision for loan losses, a $1,770,977 or 13.1% increase in noninterest expense, and a $640,736 or 32.8% increase in the provision for income taxes. Net income excluding securities gains and losses increased $1,297,433 or 37.3% to $4,778,588 in 1996, versus $3,481,155 in 1995.

The increase in earnings from 1994 to 1995 was primarily due to a 16.9% increase in net interest income and a 36.6% decrease in the provision for loan losses. These favorable changes were partially offset by a 32.9% decrease in noninterest income, a 9.6% increase in noninterest expense, and a 3.9% increase in the provision for income taxes. Net income excluding securities gains and losses increased $944,289 or 37.2% to $3,481,155 in 1995, versus $2,536,866 in 1994.

Return on average assets and return on average stockholders' equity are key measures of earnings performance. Return on average assets for 1996 was 1.04% compared with 0.93% in 1995 and 1.06% in 1994. Return on average stockholders' equity for 1996 was 15.38% versus 12.75% in 1995 and 13.94% in 1994.

In accordance with the Riegle-Neal Interstate Banking and Branch Efficiency Act of 1994, the Corporation merged its two banking subsidiaries, The Anchor Bank and The Anchor Bank of North Carolina, on October 4, 1996. The Anchor Bank survived the merger and all information presented in this Annual Report reflects this merger for all periods presented. The Anchor Bank of North Carolina's five branch offices are now part of The Anchor Bank branch system. By bringing the two subsidiary banks together, the Corporation will achieve greater economies of scale and improved efficiencies. Customers of both institutions are now able to do their banking at any of The Anchor Bank's eighteen branches along the Carolina coast.

        16
Anchor Financial Corporation 1996 Annual Report

Table 1 provides a summary of the income statement, balance sheet, and selected ratios for the last five years. A more detailed analysis of each component of the Corporation's net income is included under the appropriate captions which follow.

TABLE 1: SUMMARY OF OPERATIONS

                                                                                                                   Five Year
                                                                                                                   Compound
                                           1996           1995           1994           1993           1992       Growth Rate
INCOME STATEMENT DATA
Interest income                        $ 35,880,068   $ 30,269,788   $ 23,391,823   $ 19,612,321   $ 17,589,578       15.1%
Interest expense                         16,096,201     13,598,500      9,132,518      7,552,105      7,610,506       11.8
Net interest income                      19,783,867     16,671,288     14,259,305     12,060,216      9,979,072       18.3
Provision for loan losses                   850,000        596,000        940,117        521,526        586,489       12.9
Net interest income after provision
  for loan losses                        18,933,867     16,075,288     13,319,188     11,538,690      9,392,583       18.6
Noninterest income                        3,759,757      2,976,520      4,432,767      3,349,749      2,724,900       13.9
Noninterest expense                      15,330,535     13,559,558     12,367,737     11,152,580      9,401,731       13.7
Income before income taxes,
  extraordinary item and cumulative
  effect of a change in accounting
  principle                               7,363,089      5,492,250      5,384,218      3,735,859      2,715,752       30.1
Provision for income taxes                2,594,086      1,953,350      1,879,616      1,366,585        971,229       31.8
Income before extraordinary item and
  cumulative effect of a change in
  accounting principle                    4,769,003      3,538,900      3,504,602      2,369,274      1,744,523       29.2
Extraordinary item                                0              0              0              0          2,000         NM
Cumulative effect on prior years (to
  December 31, 1992) of changing to
  a different method of accounting
  for income taxes                                0              0              0         49,500              0         NM
Net income                             $  4,769,003   $  3,538,900   $  3,504,602   $  2,418,774   $  1,746,523       28.4
Net income per share                   $       1.81   $       1.39   $       1.38   $       0.96   $       0.69       27.5
Average common shares outstanding         2,631,458      2,548,671      2,538,956      2,513,164      2,533,456        0.7

SELECTED YEAR-END ASSETS AND
  LIABILITIES
Total assets                           $493,504,292   $407,506,417   $351,866,962   $304,334,422   $259,409,152       17.3%
Interest-earning assets                 445,952,966    368,649,235    316,949,552    269,163,354    232,042,276       17.7
Investment securities                   100,231,145     83,446,700     79,079,276     60,066,395     39,206,762       19.5
Loans - net of unearned income         345,405,167    285,103,535    236,771,276    202,987,210    187,200,506       17.8
Deposits                                420,211,850    353,875,756    308,208,417    271,758,555    232,230,645       17.0
Noninterest-bearing deposits             79,958,880     61,748,670     52,730,429     48,516,294     34,051,506       23.2
Interest-bearing deposits               340,252,970    292,127,086    255,477,988    223,242,261    198,179,139       15.8
Interest-bearing liabilities            377,437,946    314,829,664    272,472,176    231,099,670    201,881,005       17.0
Stockholders' equity                     32,975,405     28,542,018     24,774,618     23,216,579     21,250,997       10.2

SELECTED RATIOS
Return on average assets                       1.04%          0.93%          1.06%          0.85%          0.74%
Return on average stockholders'
  equity                                      15.38          12.75          13.94          10.70           8.32
Net yield on average
  interest-earning assets (tax
  equivalent)                                  4.74           4.84           4.77           4.70           4.77
Average loans to average deposits             79.28          78.33          74.99          76.73          82.12
Net loan losses to average loans               0.03           0.13           0.23           0.16           0.21
Nonperforming loans to total loans             0.02           0.06           0.19           0.18           0.33
Allowance for loan losses to loans             1.10           1.07           1.18           1.16           1.16
Allowance for loan losses to
  nonperforming loans                      7,169.91       1,666.10         638.27         505.66         164.45
Average stockholders' equity to
  average assets                               6.75           7.32           7.60           7.93           8.95
Total risk-based capital ratio                13.33          12.18          13.53          14.46          11.70
Tier 1 leverage ratio                          6.79           6.76           6.85           7.19           7.77
Dividend payout ratio                         22.48          25.84          22.83          20.95          28.98

NM -- NOT MEANINGFUL

                                                                     17
                                 Anchor Financial Corporation 1996 Annual Report

NET INTEREST INCOME

Net interest income, the major component of the Corporation's income, is the amount by which interest and fees generated by earning assets exceed the total interest costs of the funds used to carry them. Net interest income is affected by changes in the level of interest rates and the change in the amount and composition of earning assets and interest-bearing liabilities. Table 2, Comparative Average Balance Sheets -- Yields and Costs, compares average balance sheet items and analyzes net interest income on a tax equivalent basis for the years ended December 31, 1996, 1995, and 1994.

TABLE 2: COMPARATIVE AVERAGE BALANCE SHEETS - YIELDS AND COSTS

(AVERAGE BALANCES ON A TAX EQUIVALENT BASIS FOR YEARS ENDED DECEMBER 31 IN THOUSANDS)
                                         1996                                1995                              1994
                             AVERAGE    REVENUE/    YIELD/       AVERAGE      REVENUE/    YIELD/       AVERAGE     REVENUE/
                             BALANCE     EXPENSE     RATE        BALANCE       EXPENSE     RATE        BALANCE      EXPENSE
Interest-earning assets:
  Loans                      $315,471  $29,578,147    9.38%    $   260,757   $25,277,156   9.69%     $   221,388  $19,353,495
  Investment securities:
    Taxable                    94,800    5,816,582    6.14          75,527     4,471,051   5.92           67,571    3,485,152
    Non-taxable                 3,934      323,503    8.22           3,368       286,533   8.51            3,160      271,724
      Total investment
        securities             98,734    6,140,085    6.22          78,895     4,757,584   6.03           70,731    3,756,876
  Interest-bearing balances
    due from banks                117        7,331    6.27              99         6,613   6.68              426       20,917
  Federal funds sold and
    securities purchased
    under
    agreements to resell        4,965      264,496    5.33           6,807       325,856   4.79            8,062      352,921
Total interest-earning
  assets                      419,287  $35,990,059    8.58%        346,558   $30,367,209   8.76%         300,607  $23,484,209
Noninterest-earning assets:
  Cash and due from banks      19,342                               15,250                                14,132
  Premises and equipment       14,758                               12,969                                11,798
  Other, less allowance for
    loan losses                 5,865                                4,221                                 4,162
Total noninterest-earning
  assets                       39,965                               32,440                                30,092
TOTAL ASSETS                 $459,252                          $   378,998                           $   330,699

Interest-bearing
  liabilities:
  Interest-bearing
    deposits:
    Interest checking        $ 40,151  $   803,121    2.00%    $    36,407   $   743,781   2.04%     $    36,107  $   696,567
    Savings                    30,472      775,337    2.54          35,542     1,091,911   3.07           47,741    1,454,369
    Money market              159,920    7,531,176    4.71         123,368     6,319,858   5.12           95,769    3,882,964
    Time deposits              94,585    5,204,301    5.50          77,247     4,316,352   5.59           62,837    2,540,763
  Total interest-bearing
    deposits                  325,128   14,313,935    4.40         272,564    12,471,902   4.58          242,454    8,574,663
  Federal funds purchased
    and securities sold
    under agreements to
    repurchase                  2,735      136,976    5.01           2,020       111,741   5.53            1,799       61,404
  Other short-term
    borrowings                  1,916       85,533    4.46           2,883       157,504   5.46            1,662       56,690
  Long-term debt               17,811    1,104,069    6.20           6,260       417,792   6.67                0            0
  Subordinated notes            5,197      455,688    8.77           5,000       439,561   8.79            5,000      439,761
Total interest-bearing
  liabilities                 352,787   16,096,201    4.56%        288,727    13,598,500   4.71%         250,915    9,132,518
Noninterest-bearing
  liabilities:
  Demand deposits              72,806                               60,320                                52,750
  Other liabilities             2,745                                2,309                                 2,026
Total noninterest-bearing
  liabilities                  75,551                               62,629                                54,776
Stockholders' equity           30,914                               27,642                                25,008
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY       $459,252                          $   378,998                           $   330,699

Net interest income                    $19,893,858                           $16,768,709                          $14,351,691
Interest income/earning
  assets                                              8.58%                                8.76%
Interest expense/earning
  assets                                              3.84                                 3.92
Net interest income/earning
  assets                                              4.74%                                4.84%
                             YIELD/
                              RATE
Interest-earning assets:
  Loans                       8.74 %
  Investment securities:
    Taxable                   5.16
    Non-taxable               8.60
      Total investment
        securities            5.31
  Interest-bearing balances
    due from banks            4.91
  Federal funds sold and
    securities purchased
    under
    agreements to resell      4.38
Total interest-earning
  assets                      7.81 %
Noninterest-earning assets:
  Cash and due from banks
  Premises and equipment
  Other, less allowance for
    loan losses
Total noninterest-earning
  assets
TOTAL ASSETS

Interest-bearing
  liabilities:
  Interest-bearing
    deposits:
    Interest checking         1.93 %
    Savings                   3.05
    Money market              4.05
    Time deposits             4.04
  Total interest-bearing
    deposits                  3.54
  Federal funds purchased
    and securities sold
    under agreements to
    repurchase                3.41
  Other short-term
    borrowings                3.41
  Long-term debt              0.00
  Subordinated notes          8.80
Total interest-bearing
  liabilities                 3.64 %
Noninterest-bearing
  liabilities:
  Demand deposits
  Other liabilities
Total noninterest-bearing
  liabilities
Stockholders' equity
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY

Net interest income
Interest income/earning
  assets                      7.81 %
Interest expense/earning
  assets                      3.04
Net interest income/earning
  assets                      4.77 %

(1) Average loan balances are stated net of unearned income and include nonaccrual loans. Interest recognized on nonaccrual loans has been included in revenues.
(2) Non-taxable income has been adjusted to a tax equivalent basis using the federal income tax rate of 34%.

        18
Anchor Financial Corporation 1996 Annual Report

Net interest income on a tax equivalent basis increased $3,125,149 or 18.6% from $16,768,709 in 1995 to $19,893,858 in 1996. This increase was primarily attributable to the increased volume of earning assets. The net interest margin decreased ten basis points from 4.84% in 1995 to 4.74% in 1996.

Interest income on a tax equivalent basis increased $5,622,850 or 18.5% in 1996 primarily due to the increased volume of earning assets. Average earning assets increased 21.0% to $419,287,000 or 91.3% of average total assets in 1996, compared with $346,558,000 or 91.4% in 1995. The two primary types of earning assets are loans and investment securities. The income generated from these assets is a function of their quality, growth, and yield. The growth in these earning assets was primarily the result of improved quality loan demand as average loans increased $54,714,000 or 21.0%. Average loans were 75.2% of average earning assets in 1996 and 1995. Average investment securities increased $19,839,000 or 25.2%. The yield on earning assets decreased 18 basis points from 8.76% in 1995 to 8.58% in 1996. The primary reason for the decline in the yield on earning assets during the period was a decrease in the yield on loans due to a lower prime lending rate during 1996. The yield on investment securities increased from 6.03% in 1995 to 6.22% in 1996.

The cost of funding sources increased $2,497,702 or 18.4% in 1996 primarily due to the increased volume of average interest-bearing liabilities of $64,060,000 or 22.2%. The average rate paid on interest-bearing liabilities decreased 15 basis points from 4.71% in 1995 to 4.56% in 1996. The mix of interest-bearing liabilities changed because traditionally lower-yielding interest checking, savings, and money market deposit accounts as a group decreased as a percentage of interest-bearing liabilities from 67.7% in 1995 to 65.3% in 1996. Average long-term debt and subordinated notes increased $11,748,000 in 1996 to 6.5% of interest-bearing liabilities versus 3.9% in 1995. Interest-bearing liabilities increased as a percentage of average earning assets to 84.1% in 1996 from 83.3% in 1995.

The net interest margin, computed by dividing net interest income by average earning assets, reflects the impact of noninterest-bearing funds on net interest income. The primary reasons for the decrease in the net interest margin were an increase in the level of interest-bearing liabilities used to fund earning assets and narrower net interest rate spreads due to the lower prime lending rate for most of 1996. An increase in noninterest-bearing sources helped to offset the increased cost of funding sources. Table 3, the Analysis of Net Interest Income Changes, shows the impact of balance sheet changes which occurred during 1996 and 1995 and the changes in interest rate levels.

                                                                     19
                                 Anchor Financial Corporation 1996 Annual Report

TABLE 3: ANALYSIS OF NET INTEREST INCOME CHANGES

                                                  1996 COMPARED TO 1995                     1995 COMPARED TO 1994
                                          CHANGE IN     CHANGE IN                  CHANGE IN     CHANGE IN
                                            VOLUME        RATE         TOTAL         VOLUME         RATE          TOTAL
Interest income:
  Loans                                   $5,153,422    $(852,431)   $4,300,991    $3,674,020    $2,249,641    $5,923,661
  Investment securities:
    Taxable                                1,177,321      168,210     1,345,531       437,240       548,659       985,899
    Non-taxable                               46,810       (9,840)       36,970        17,722        (2,913)       14,809
  Interest-bearing balances due
    from banks                                 1,147         (429)          718       (19,994)        5,690       (14,304)
  Federal funds sold and securities
    purchased under agreements to
    resell                                   (95,199)      33,839       (61,360)      (58,149)       31,084       (27,065)
Total interest-earning assets              6,283,501     (660,651)    5,622,850     4,050,839     2,832,161     6,883,000
Interest expense:
  Interest checking                           75,160      (15,820)       59,340         5,830        41,384        47,214
  Savings                                   (143,620)    (172,954)     (316,574)     (374,673)       12,215      (362,458)
  Money market                             1,753,708     (542,390)    1,211,318     1,273,021     1,163,873     2,436,894
  Time deposits                              954,925      (66,976)      887,949       666,145     1,109,444     1,775,589
  Federal funds purchased and
    securities sold under agreements to
    repurchase                                36,599      (11,364)       25,235         8,317        42,020        50,337
  Other short-term borrowings                (46,577)     (25,394)      (71,971)       55,424        45,390       100,814
  Long-term debt                             718,063      (31,786)      686,277       417,792             0       417,792
  Subordinated notes                          17,276       (1,149)       16,127             0          (200)         (200)
Total interest-bearing liabilities         3,365,534     (867,833)    2,497,701     2,051,856     2,414,126     4,465,982
Net interest income                       $2,917,967    $ 207,182    $3,125,149    $1,998,983    $  418,035    $2,417,018

(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.
(2) Balances of nonaccrual loans and related income recognized have been included for computational purposes.
(3) Non-taxable income has been converted to a tax equivalent basis using the federal income tax rate of 34%.

Net interest income on a tax equivalent basis for 1995 increased $2,417,018 or 16.8% from the amount earned in 1994. The increase was primarily attributed to the increased volume and net yield of earning assets. The net interest margin increased seven basis points from 4.77% in 1994 to 4.84% in 1995. Average earning assets increased 15.3% to $346,558,000 or 91.4% of average total assets in 1995 compared with $300,607,000 or 90.9% in 1994. The cost of funding sources increased $4,465,982 or 48.9% in 1995 primarily due to the increase in the volume of average interest-bearing liabilities of $37,812,000 or 15.1% and the average rate paid on interest-bearing liabilities which increased 107 basis points from 3.64% in 1994 to 4.71% in 1995.

NONINTEREST INCOME
Noninterest income for the Corporation consists of service charges on deposit accounts, trust revenues, mortgage banking income, gains and losses on investment securities transactions, and other commissions and fees generated from various banking and bank-related activities. Noninterest income has traditionally been an important factor contributing to the Corporation's overall profitability. Noninterest income increased $783,237 or 26.3% and totaled $3,759,757 in 1996 compared to $2,976,520 in 1995. Noninterest income excluding net investment securities transactions was $3,774,280 in 1996, an increase of 30.6% from the $2,889,028 reported in 1995.

        20
Anchor Financial Corporation 1996 Annual Report

Service charges on deposit accounts represent the largest single item of noninterest income. Such charges, reflecting significant growth in deposits and competitive pricing, increased $387,664 or 25.4% to $1,914,131 in 1996, from $1,526,467 in 1995.

Commissions and fees, which include revenues from credit card-related services, ATM networks, and alternative investment product services increased $297,383 or 46.4% to $938,414 in 1996 from $641,031 in 1995. The primary reasons for this growth were an increase of $121,088 or 28.6% to $544,307 in credit card-related revenues and an increase of $131,100 or 314.4% in ATM network revenues.

The trust operation produced revenues of $257,703 in 1996, an increase of 19.1% compared with $216,336 in 1995. In 1996, mortgage banking income (which includes profits from the origination and sale of loans) decreased $129,274 or 41.9% to a total of $179,537 compared with $308,811 in 1995. The significant decrease in mortgage banking income was the result of lower originating activity and the Corporation retaining in its portfolio more of the loans it originated. In connection with its mortgage banking activities, the Corporation primarily originates mortgage loans under mandatory delivery commitments which substantially limit the Corporation's risk of loss on the loans during the period they are held or committed to borrowers.

Losses on sales of investment securities totaled $14,523 in 1996, compared with gains of $87,492 in 1995 and $1,466,266 in 1994. The net loss in 1996 and net gain in 1995 resulted primarily from the sales of short-term securities to provide liquidity for anticipated loan demand. During the second quarter of 1994, the Corporation received common stock in a publicly traded company in exchange for certain securities of unknown value that it had previously received by order of the U.S. Bankruptcy Court in lieu of debt charged off in 1990. An orderly sale of the entire block of stock during 1994 resulted in the Corporation realizing a gain before taxes on these securities of $1,719,038 which exceeded the amount of the debt previously charged off. The Corporation also realized $252,772 in gross losses on sales of investment securities available-for-sale in 1994. These losses resulted primarily from the sales of low-yielding U.S. Treasury securities with short-term remaining maturities. The Corporation reinvested the proceeds from these sales primarily in medium-term federal agency securities with higher yields.

Other operating income increased $288,112 or 146.7% to $484,495 in 1996 from $196,383 in 1995. The primary reasons for this significant increase were non-recurring income of $100,000 for check services and $100,657 from life insurance proceeds.

Noninterest income excluding net investment securities gains decreased $77,473 or 2.6% to $2,889,028 in 1995 compared to $2,966,501 in 1994. The primary reason for this decrease was a 30.4% decrease in mortgage banking income. The decrease in mortgage banking income resulted from lower refinancing activity during 1995.

NONINTEREST EXPENSE
Noninterest expense in 1996 increased $1,770,977 or 13.1% and totaled $15,330,535 compared with $13,559,558 in 1995. Each category of noninterest expense was affected by the significant growth experienced by the Corporation during 1996 and 1995.

Salaries and employee benefits increased $1,102,157 or 15.4% during 1996. This increase was primarily due to the increased number of employees from expansion into new markets and investments in new personnel to further develop the infrastructure of the Corporation. Merit increases, performance bonuses, and increased contributions to fund the Corporation's employee benefit plans also contributed to this increase.

                                                                     21
                                 Anchor Financial Corporation 1996 Annual Report

Net occupancy expense increased $260,352 or 25.1% and equipment expense increased $221,484 or 21.0% during 1996. These increases were primarily due to two new banking locations in Wilmington, North Carolina and investments to maintain existing facilities. Also, the Corporation continues to invest in new computer equipment to provide capacity for future growth.

Other operating expense increased $186,984 or 4.3% in 1996. Note 9 to the consolidated financial statements presents a comparison of other operating expense by category. The primary reasons for the increase in other operating expense were certain expansion related expenses and expenses related to the significant growth realized by the Corporation. Premiums paid to the Federal Deposit Insurance Corporation ("FDIC") for deposit insurance decreased significantly. The FDIC eliminated the insurance premium for 1996, and charged a quarterly registration fee of $500.

Noninterest expense in 1995 increased $1,191,821 or 9.6% from 1994. The primary reasons for the increase were increases in all categories of noninterest expense due to the Corporation's growth in 1995. Salaries and employee benefits increased 15.2% due primarily to the increased number of employees from expansion and development of infrastructure. Net occupancy expense and equipment expense increased 13.4% and 4.4%, respectively, because of the addition of banking locations in Mt. Pleasant, South Carolina and Wilmington, North Carolina during 1995 and investments to maintain existing facilities. Other operating expense increased 2.0% primarily due to expansion related expenses and expenses related to the significant growth realized by the Corporation.

INCOME TAXES
Total income tax expense included in the Consolidated Statement of Income was $2,594,086 in 1996, compared with $1,953,350 in 1995 and $1,879,616 in 1994. The primary reason for the increase in income tax expense was higher pre-tax income. The Corporation's effective tax rates were 35.2%, 35.6%, and 34.9% in 1996, 1995, and 1994, respectively.

The Corporation's effective tax rate decreased slightly in 1996 primarily due to an increase in non-taxable interest income and the receipt of life insurance proceeds. The Corporation's effective tax rate increased in 1995 primarily because of the declining impact of non-taxable interest income and an increase in certain non-deductible expenses in 1995. As non-taxable investments made prior to 1986 have matured, they have been replaced with taxable assets resulting in a higher effective tax rate. The availability of certain qualifying non-taxable obligations of governmental units in the market has not been of the same magnitude as similar maturing investments. The Corporation's effective tax rate was higher than the statutory federal income tax rate of 34% in 1994 because of the declining impact of interest income earned on non-taxable obligations and an increase in certain non-deductible expenses.

        22
Anchor Financial Corporation 1996 Annual Report

TABLE 4: SOURCES AND USES OF FUNDS
(AVERAGE BALANCES IN THOUSANDS)

                                                                     1996                              1995
                                                              AMOUNT       PERCENT              AMOUNT       PERCENT
Composition of Sources:
  Demand deposits                                            $ 72,806       15.9  %            $ 60,320        15.9 %
  Interest checking                                            40,151        8.8                 36,407         9.6
  Savings                                                      30,472        6.6                 35,542         9.4
  Money market                                                159,920       34.8                123,368        32.5
  Time deposits                                                94,585       20.6                 77,247        20.4
  Short-term borrowings                                         4,651        1.0                  4,903         1.3
  Long-term borrowings                                         17,811        3.9                  6,260         1.7
  Subordinated notes                                            5,197        1.1                  5,000         1.3
  Other liabilities                                             2,745        0.6                  2,309         0.6
  Stockholders' equity                                         30,914        6.7                 27,642         7.3
Total sources                                                $459,252      100.0  %            $378,998       100.0 %
Composition of Uses:
  Loans                                                      $315,471       68.7  %            $260,757        68.8 %
  Investment securities                                        98,734       21.5                 78,895        20.8
  Other interest-earning assets                                 5,082        1.1                  6,906         1.8
Total interest-earning assets                                 419,287       91.3                346,558        91.4
  Noninterest-earning assets                                   39,965        8.7                 32,440         8.6
Total uses                                                   $459,252      100.0  %            $378,998       100.0 %

(1) Loan balances are stated net of unearned income.

                                                                     23
                                 Anchor Financial Corporation 1996 Annual Report

FINANCIAL CONDITION

INVESTMENT SECURITIES
Average investment securities represented 23.5% of average earning assets during 1996 compared to 22.8% in 1995. The increase in the percentage of investment securities was due to strong deposit growth in each of the Corporation's market areas. At December 31, 1996, investment securities totaled $100,231,145 or 22.5% of total earning assets.

As shown in Table 5, the Corporation primarily invests in U.S. Treasury securities and securities of other U.S. Government agencies and corporations with maturities up to five years.

TABLE 5: INVESTMENT SECURITIES - HELD-TO-MATURITY
(DECEMBER 31 BALANCES IN THOUSANDS)

                                                           1996                                     1995              1994
                                                        ESTIMATED   AVERAGE      TAX                   ESTIMATED
                                    PAR      AMORTIZED    FAIR     MATURITY   EQUIVALENT    AMORTIZED    FAIR       AMORTIZED
                                   VALUE       COST       VALUE    (YRS/MOS)    YIELD         COST       VALUE        COST
U.S. Treasury securities:
  Within one year                 $ 6,000     $  6,003   $  6,021                 5.63%      $ 9,725    $  9,708     $ 5,018
  One to five years                 5,000        5,050      5,037                 5.42        10,060      10,078      18,962
  Five to ten years                     0            0          0                 0.00             0           0           0
  Over ten years                        0            0          0                 0.00             0           0           0
    Total                          11,000       11,053     11,058      1/0        5.54        19,785      19,786      23,980
Securities of other U.S.
  Government agencies and
  corporations:
  Within one year                   1,000        1,000      1,006                 6.51         2,306       2,322         854
  One to five years                 4,030        3,992      3,982                 6.01         6,917       6,983       7,639
  Five to ten years                     0            0          0                 0.00             0           0           0
  Over ten years                        0            0          0                 0.00             0           0           0
    Total                           5,030        4,992      4,988      2/4        6.11         9,223       9,305       8,493
Obligations of states and
  political subdivisions:
  Within one year                      90           90         91                 9.34           227         225           0
  One to five years                 1,963        1,962      1,994                 8.80         1,807       1,823       1,246
  Five to ten years                    90           90         95                 9.36           361         383       1,293
  Over ten years                        0            0          0                 0.00             0           0           0
    Total                           2,143        2,142      2,180      2/8        8.85         2,395       2,431       2,539
Total portfolio                   $18,173     $ 18,187   $ 18,226      1/7        6.09%      $31,403    $ 31,522     $35,012

                                 ESTIMATED
                                   FAIR
                                   VALUE
U.S. Treasury securities:
  Within one year                 $  4,993
  One to five years                 18,128
  Five to ten years                      0
  Over ten years                         0
    Total                           23,121
Securities of other U.S.
  Government agencies and
  corporations:
  Within one year                      855
  One to five years                  7,485
  Five to ten years                      0
  Over ten years                         0
    Total                            8,340
Obligations of states and
  political subdivisions:
  Within one year                        0
  One to five years                  1,201
  Five to ten years                  1,288
  Over ten years                         0
    Total                            2,489
Total portfolio                   $ 33,950

(1) Tax equivalent yield has been calculated using an incremental income tax rate of 34%.

        24
Anchor Financial Corporation 1996 Annual Report

(DECEMBER 31 BALANCES IN THOUSANDS)

                                                           1996                                     1995              1994
                                                        ESTIMATED   AVERAGE      TAX                   ESTIMATED
                                    PAR      AMORTIZED    FAIR     MATURITY   EQUIVALENT    AMORTIZED    FAIR       AMORTIZED
                                   VALUE       COST       VALUE    (YRS/MOS)    YIELD         COST       VALUE        COST
U.S. Treasury securities:
  Within one year                 $ 8,000     $  8,015   $  8,058                6.30%       $12,540    $ 12,566     $ 1,689
  One to five years                21,000       21,065     21,218                6.16         14,505      14,711      23,060
  Five to ten years                     0            0          0                0.00              0           0           0
  Over ten years                        0            0          0                0.00              0           0           0
    Total                          29,000       29,080     29,276     1/11       6.20         27,045      27,277      24,749
Securities of other U.S.
  Government agencies and
  corporations:
  Within one year                   4,750        4,786      4,800                6.26          3,984       3,993         561
  One to five years                31,680       31,349     31,401                6.18         16,029      16,194      17,036
  Five to ten years                 1,000          955        980                7.34              0           0           0
  Over ten years                        0            0          0                0.00              0           0           0
    Total                          37,430       37,090     37,181      2/6       6.22         20,013      20,187      17,597
Mortgage-backed securities:
  Within one year                       3            3          3                9.66              0           0          11
  One to five years                     0            0          0                0.00              3           3          68
  Five to ten years                 5,674        5,535      5,560                6.92              0           0           0
  Over ten years                    2,967        2,895      2,925                7.05            111         112         117
    Total                           8,644        8,433      8,488     3/11       6.97            114         115         196
Obligations of states and
  political subdivisions:
  Within one year                       0            0          0                0.00              0           0           0
  One to five years                   650          653        678                8.85            538         560         540
  Five to ten years                 2,200        2,193      2,242                7.69            869         889         269
  Over ten years                        0            0          0                0.00              0           0           0
    Total                           2,850        2,846      2,920      6/4       7.96          1,407       1,449         809
Marketable equity securities        3,158        3,824      4,179      N/A       6.18          3,015       3,015       1,681
Total portfolio                   $81,082     $ 81,273   $ 82,044      2/7       6.35%       $51,594    $ 52,043     $45,032
                                 ESTIMATED
                                   FAIR
                                   VALUE
U.S. Treasury securities:
  Within one year                 $  1,665
  One to five years                 22,365
  Five to ten years                      0
  Over ten years                         0
    Total                           24,030
Securities of other U.S.
  Government agencies and
  corporations:
  Within one year                      560
  One to five years                 16,808
  Five to ten years                      0
  Over ten years                         0
    Total                           17,368
Mortgage-backed securities:
  Within one year                       11
  One to five years                     67
  Five to ten years                      0
  Over ten years                       113
    Total                              191
Obligations of states and
  political subdivisions:
  Within one year                        0
  One to five years                    531
  Five to ten years                    266
  Over ten years                         0
    Total                              797
Marketable equity securities         1,681
Total portfolio                   $ 44,067

(1) Tax equivalent yield has been calculated using an incremental income tax rate of 34%.

On December 15, 1995, the Corporation transferred held-to-maturity securities with an amortized cost of $1,458,229 and an unrealized gain of $23,802 to available-for-sale in accordance with the Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities."

Investment securities available-for-sale are held for expected liquidity requirements, capital planning, and asset/liability management. Such securities, recorded at fair value, were $82,044,037 or 81.9% of the total investment portfolio at December 31, 1996, compared with $52,043,206 or 62.4% at December 31, 1995. Investment securities held-to-maturity and recorded at amortized cost aggregated $18,187,108 or 18.1% of the total investment portfolio at December 31, 1996, compared with $31,403,494 or 37.6% at December 31, 1995. The estimated fair value of such securities exceeded the carrying value by $38,745 or 0.2% and $118,376 or 0.4%, at December 31, 1996 and 1995, respectively.

LOANS
Loans, the largest component of earning assets, represented 75.2% of average earning assets and 68.7% of average total assets during 1996, compared with 75.2% and 68.8%, respectively, during 1995. In 1996, average loans grew 21.0% to $315,471,000 from $260,757,000 in 1995. In 1996, the Corporation focused on growth in new markets, loan quality, and expansion of existing customer relationships.

                                                                     25
                                 Anchor Financial Corporation 1996 Annual Report

Loan policies and procedures provide the overall direction for administration of the loan portfolio. The lending strategy focuses on quality growth in each of the Corporation's market areas. The Corporation's loan underwriting process is intended to ensure that sound and consistent credit decisions are made.

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

Even though loan policies and procedures may provide the basis for a quality loan portfolio with minimal risk, at times individual borrowers do encounter problems which result in lower credit quality and higher risk of loss. Additionally, general deterioration of loan quality may result from weaknesses in specific industries or the economy in general. During 1996, the Corporation did not experience any material credit deterioration which was attributable to adverse trends in specific markets or the economy in general.

The Corporation's primary market area is centered in Myrtle Beach, South Carolina and consists of the entire area known as the Grand Strand. The addition of offices in Mount Pleasant, South Carolina and Wilmington, North Carolina as well as offices in other coastal areas of South Carolina and North Carolina have provided an opportunity for growth and diversification. Loans, net of unearned income at December 31, 1996 increased 21.2% to $345,405,167 over the $285,103,535 reported in 1995. This growth was due to quality loan demand and expansion into new market areas.

The composition of the loan portfolio at December 31 for the last five years is presented in Table 6. Commercial, financial, and agricultural loans decreased 9.8% from 1995 and represent 16.0% of gross loans at December 31, 1996. Real estate-construction loans, which were 10.4% of gross loans at December 31, 1996, increased 61.3% compared to the previous year. Real estate-mortgage or commercial real estate loans increased 36.4% from 1995 and represent 40.5% of gross loans at December 31, 1996. Installment loans to individuals which include residential real estate loans, represent 28.7% of gross loans and increased 13.2% during 1996.

TABLE 6: LOAN PORTFOLIO COMPOSITION
(DECEMBER 31 BALANCES)

                        1996                      1995                      1994                      1993                 1992
                             PERCENT                   PERCENT                   PERCENT                   PERCENT
                  AMOUNT     OF GROSS       AMOUNT     OF GROSS       AMOUNT     OF GROSS       AMOUNT     OF GROSS       AMOUNT
Commercial,
  financial,
  and
  agricultural $ 55,295,682     16.0%    $ 61,305,772     21.5%    $ 51,738,108     21.8%    $ 46,546,587     22.9%    $ 44,156,143
Real estate-
  construction   35,765,701     10.4       22,167,895      7.8       13,338,735      5.6       11,624,767      5.7       11,460,569
Real estate-
  mortgage      139,968,899     40.5      102,614,478     36.0      102,908,198     43.5       82,687,436     40.7       81,339,550
Installment
  loans to
  individuals    98,997,901     28.7       87,419,793     30.6       60,417,815     25.5       55,600,141     27.4       44,563,839
Other            15,401,351      4.4       11,621,074      4.1        8,399,071      3.6        6,566,413      3.3        5,731,182
Gross loans     345,429,534    100.0%     285,129,012    100.0%     236,801,927    100.0%     203,025,344    100.0%     187,251,283
Unearned
  income            (24,367)                  (25,477)                  (30,651)                  (38,134)                  (50,777)
Total loans    $345,405,167              $285,103,535              $236,771,276              $202,987,210              $187,200,506
                PERCENT
                OF GROSS
Commercial,
  financial,
  and
  agricultural     23.6%
Real estate-
  construction      6.1
Real estate-
  mortgage         43.4
Installment
  loans to
  individuals      23.8
Other               3.1
Gross loans       100.0%
Unearned
  income
Total loans

        26
Anchor Financial Corporation 1996 Annual Report

The changing mix of the loan portfolio reflects the Corporation's expansion into new market areas and the changing economy. While most categories of loans increased during 1996, real estate-construction and commercial real estate loans experienced the fastest growth. The primary reason for this increase is the rapid growth and expansion in the Corporation's market areas.

TABLE 7: SELECTED LOAN MATURITIES AND INTEREST RATE SENSITIVITY
(DECEMBER 31, 1996 BALANCES IN THOUSANDS)

                                                                       ONE YEAR       ONE TO       OVER FIVE
                                                                       OR LESS      FIVE YEARS       YEARS        TOTAL
Types of loans:
  Commercial, financial, and agricultural                              $ 25,927      $  22,641      $ 6,728      $ 55,296
  Real estate-construction                                               13,128         13,745        8,893        35,766
  Real estate-mortgage                                                   21,922         48,917       69,130       139,969
  Installment loans to individuals and other loans                       46,975         54,360       13,064       114,399
Total                                                                  $107,952      $ 139,663      $97,815      $345,430

Total of loans above with:
  Predetermined interest rates                                         $ 55,415      $ 105,990      $20,266      $181,671
  Adjustable interest rates                                              52,537         33,673       77,549       163,759
Total                                                                  $107,952      $ 139,663      $97,815      $345,430

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

                                                             1996        1995        1994        1993         1992
Nonaccrual loans                                           $ 53,016    $182,801    $438,052    $293,256    $  572,827
Loans past due ninety days or more                                0           0           0      68,103        39,388
Troubled debt restructurings                                      0           0           0           0             0
Other real estate owned                                     126,245           0           0     105,689       702,609
  Total nonperforming assets                               $179,261    $182,801    $438,052    $467,048    $1,314,824
Nonperforming assets to total loans and
  other real estate owned                                      0.05%       0.06%       0.19%       0.23%         0.70%

During 1996, nonperforming assets decreased slightly. The nonperforming assets to total loans and other real estate owned ratio declined to 0.05% and remains at a very favorable level. During 1995, nonperforming assets decreased $255,251 or 58.3% and the nonperforming assets to total loans and other real estate owned ratio was 0.06%.

                                                                     27
                                 Anchor Financial Corporation 1996 Annual Report

ALLOWANCE FOR LOAN LOSSES
An analysis of activity in the allowance for loan losses is presented in Table
8. The allowance for loan losses is established and maintained through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged or credited directly to the allowance.

TABLE 8: SUMMARY OF LOAN LOSS EXPERIENCE
(BALANCES FOR THE YEARS ENDED DECEMBER 31)

                                                       1996          1995          1994          1993          1992
Allowance for loan losses at beginning of year      $3,045,656    $2,795,941    $2,361,656    $2,162,265    $1,938,456
Amounts charged off during year:
  Commercial, financial, and agricultural              164,009       214,651       315,001       196,559       136,249
  Real estate-construction                                   0             0             0             0             0
  Real estate-mortgage                                  85,890       146,768       216,146       142,148       202,808
  Installment loans to individuals and other
    loans                                              103,807        91,588        88,440       124,228        90,378
Total loans charged off                                353,706       453,007       619,587       462,935       429,435
Amount of recoveries during year:
  Commercial, financial, and agricultural               94,905        79,911        56,156        55,470        38,845
  Real estate-construction                                   0             0             0             0             0
  Real estate-mortgage                                 130,897        12,523        12,663        71,791        19,080
  Installment loans to individuals and other
    loans                                               33,449        14,288        44,936        13,539         8,830
Total recoveries                                       259,251       106,722       113,755       140,800        66,755
Net loans charged off                                   94,455       346,285       505,832       322,135       362,680
Provision for loan losses                              850,000       596,000       940,117       521,526       586,489
Allowance for loan losses at end of year            $3,801,201    $3,045,656    $2,795,941    $2,361,656    $2,162,265
Ratio of net charge-offs during the year to
  average loans outstanding during the year               0.03%         0.13%         0.23%         0.16%         0.21%


[NET CHARGE-OFFS TO AVERAGE LOANS OUTSTANDING CHART APPEARS
HERE. PLOT POINTS ARE BELOW.]

'92    '93   '94    '95    '96
0.21   0.16  0.23   0.13   0.03


[NONPERFORMING ASSETS TO TOTAL LOANS AND OREO CHART APPEARS HERE. PLOT POINTS ARE BELOW.]

'92    '93   '94    '95    '96
0.70   0.23  0.19   0.06   0.05


        28
Anchor Financial Corporation 1996 Annual Report

The ratio of net charge-offs to average loans was 0.03% in 1996, 0.13% in 1995, and 0.23% in 1994. The level of net charge-offs in 1996 decreased from 1995, primarily due to lower gross charged off loans and an increase in recovered loans. The provision for loan losses totaled $850,000 in 1996 compared with $596,000 in 1995, and $940,117 in 1994.

The level of the provision for loan losses during 1996 was primarily attributable to loan growth because net charge-offs and nonperforming loans declined. The provision for loan losses was made to reflect potential losses inherent in the loan portfolio and was not attributable to individual loans for which management believed specific accruals were necessary at December 31, 1996. The level of the provision for loan losses in 1995 and 1994 primarily reflected significant loan growth.

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

Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," which requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. SFAS No. 114 specifies how allowances for credit losses related to certain impaired loans should be determined and generally requires impairment to be measured on the basis of discounted expected cash flows. The Corporation defines impaired loans as nonaccrual commercial loans. The adoption of SFAS No. 114 did not have a material effect on the Corporation's financial position or operating results. In addition, adopting SFAS No. 114 had no impact on the overall reserve for loan losses and did not affect the Corporation's charge-off or income recognition policies.

Table 9 presents an allocation of the allowance for loan losses by different loan categories. The breakdown is based upon a number of qualitative factors, and the amounts presented are not necessarily indicative of actual amounts which will be charged to any particular category.

                                                                     29
                                 Anchor Financial Corporation 1996 Annual Report

TABLE 9: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(DECEMBER 31 BALANCES)

                             1996                   1995                   1994                   1993               1992
                                  PERCENT                PERCENT                PERCENT                PERCENT
                                    OF                     OF                     OF                     OF
                                   TOTAL                  TOTAL                  TOTAL                  TOTAL
                        AMOUNT     LOANS       AMOUNT     LOANS       AMOUNT     LOANS       AMOUNT     LOANS       AMOUNT
Commercial,
  financial, and
  agricultural        $  941,972   16.01 %   $  933,486   21.50 %   $  787,802   21.85 %   $  698,199   22.93 %   $  662,342
Real
  estate-construction    357,655   10.35        221,678    7.77        133,387    5.63        116,248    5.72        114,606
Real estate-mortgage     799,844   40.52        513,072   35.99        514,541   43.46        413,437   40.73        406,698
Installment loans to
  individuals and
  other loans          1,201,730   33.12        877,420   34.74        860,211   29.06        683,772   30.62        578,619
Unallocated              500,000                500,000                500,000                450,000                400,000
Total                 $3,801,201  100.00 %   $3,045,656  100.00 %   $2,795,941  100.00 %   $2,361,656  100.00 %   $2,162,265
                                  PERCENT
                                     OF
                                   TOTAL
                                   LOANS
Commercial,
  financial, and
  agricultural                     23.58 %
Real
  estate-construction               6.12
Real estate-mortgage               43.44
Installment loans to
  individuals and
  other loans                      26.86
Unallocated
Total                             100.00 %

FUNDING SOURCES
Average deposits increased 19.5% to $397,934,000 in 1996 from $332,884,000 in 1995. In 1996, the mix of interest-bearing deposits changed as average certificates of deposit increased 22.4%, while average interest checking, money market and passbook savings accounts as a group increased 18.0%. Average certificates of deposit represented 23.8% of average deposits in 1996 compared with 23.2% in 1995. Average interest checking, money market and passbook savings accounts as a group were 57.9% of average deposits in 1996 compared with 58.7% in 1995. Average demand deposits increased 20.7% to $72,806,000 and represented 18.3% of average deposits in 1996 compared with 18.1% in 1995.

Average short-term borrowings decreased $252,000 or 5.1% to $4,651,000 in 1996 from $4,903,000 in 1995. With the seasonality of the Corporation's market area, the Corporation typically borrows money from correspondent banks, the Federal Home Loan Bank ("FHLB") and the Federal Reserve Bank under its seasonal borrowing privilege in the winter months when deposits are at their lowest levels and loan demand is at its highest. Pursuant to collateral agreements with the FHLB, advances are secured by stock in the FHLB and qualifying first mortgage loans in the amount of $65.9 million. Advances on the line of credit with the Federal Reserve Bank must be secured by U.S. Treasury or Government agency securities. The Corporation's liquidity position remained favorable through the winter months of 1996; however, the need for short-term borrowings increased. At December 31, 1996, the Corporation had short-term borrowings of $8,184,976, an increase of $5,482,398 from the $2,702,578 reported at December 31, 1995. The primary reason for this increase was to fund seasonal lending needs.

Advances from the FHLB with an initial maturity of more than one year totaled $18,000,000 at December 31, 1996, versus $15,000,000 at December 31, 1995. These advances are collateralized by the same collateral agreements as short-term funds from the FHLB. Fixed interest rates on these advances ranged from 5.48% to 7.21%, payable monthly, with principal due at various maturities ranging from 1998 to 2005.

On December 20, 1996, the Corporation issued $6,000,000 of 7.89% Subordinated Notes due December 20, 2006. Under the terms of the Subordinated Note Agreement, the balance of the debt can be prepaid on December 20, 2001 at par plus accrued and unpaid interest. On December 20, 2001, the interest rate on the Notes will be reset to a rate approximately equal to the yield on the 5-year U.S. Treasury Note plus 195 basis points. On December 1, 1993, the Corporation issued $5,000,000 of 8.60% Subordinated Notes due December 1, 2003. Under the terms of the Subordinated Note Agreement, the balance of the

        30
Anchor Financial Corporation 1996 Annual Report debt cannot be paid prior to its final maturity. The interest on these single principal payment issues is payable semi-annually of each year and at maturity. This long-term debt qualifies for inclusion in the determination of total capital under the risk-based capital guidelines.

CAPITAL RESOURCES
The Corporation maintains a strong level of capital as a margin of safety for its depositors and stockholders, as well as to provide for future growth and the ability to pay dividends. At December 31, 1996, stockholders' equity was $32,975,405 versus $28,542,018 at December 31, 1995. The Corporation paid cash dividends of $0.42 per share in 1996, $0.36 per share in 1995, and $0.315 per share in 1994.

During 1990, the Federal Reserve Board adopted a minimum leverage ratio of 3.0% for bank holding companies. This ratio (defined as stockholders' equity less goodwill and certain other intangibles divided by average assets) was 6.79% and 6.76% at December 31, 1996 and 1995, respectively.

The Federal Reserve Board adopted risk-based capital guidelines, which assign risk-weightings to assets and off-balance sheet items. The guidelines define and set minimum capital requirements (risk-based capital ratios). All banks are required to maintain core capital (Tier 1) of at least 4.0% of risk-adjusted assets and total capital of 8.0% of risk-adjusted assets. Tier 1 capital consists principally of stockholders' equity less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments, and a portion of the allowance for loan losses. Banks which meet or exceed a Tier 1 ratio of 6.0%, a total capital to risk-adjusted assets ratio of 10.0% and a Tier 1 leverage ratio of 5.0% are considered well-capitalized by regulatory standards. The Corporation had a Tier 1 capital ratio of 9.13% and 9.37% at December 31, 1996 and 1995, respectively, and a total risk-based capital ratio of 13.33% and 12.18% at December 31, 1996 and 1995, respectively, well above the regulatory requirements for a well-capitalized institution. Note 14 to the consolidated financial statements presents the Bank's actual capital amounts and ratios at December 31, 1996 and 1995.

The following table shows several capital ratios for the last three years:

                                                                                 1996          1995          1994
Average stockholders' equity to:
  Average assets                                                                  6.75%         7.32%         7.60%
  Average deposits                                                                7.77          8.30          8.47
  Average loans and leases                                                        9.80         10.60         11.30
Risk-based capital ratios:
  Tier 1                                                                          9.13          9.37         10.19
  Total                                                                          13.33         12.18         13.53
Tier 1 Leverage ratio                                                             6.79          6.76          6.85

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

Liquidity management involves meeting the cash flow requirements of the Corporation which arise primarily from withdrawal of deposits, extensions of credit, and payment of operating expenses. Because the economy of the Corporation's market area is seasonal in nature, considerable attention is required to manage liquidity needs. This seasonality is caused by the economic impact of a large number of tourists visiting coastal South Carolina and North Carolina during the summer months. Seasonality affects the Corporation because there is an inverse relationship between sources of funds (deposits) and demand for

                                                                     31
                                 Anchor Financial Corporation 1996 Annual Report
loans. Normally, deposits begin building on a month-to-month basis in February or March, reach their peak in August or September, and begin to decline thereafter. Loan demand begins building in October and is highest during the winter months. This trend results in the Corporation experiencing its heaviest need for funds to meet loan demand at the time when deposits begin their annual decline.

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

During the year ended December 31, 1996, the most significant cash flows impacting the components of the Corporation's liquidity relate to a $59.7 million increase in net loans and a $16.4 million increase in net investment securities which were funded by an increase of $66.3 million in deposits, an increase of $9.0 million in long-term debt and subordinated notes, and a $5.5 million increase in short-term borrowings.

Interest-sensitive assets and liabilities are those that are subject to repricing in the near term, including floating rate instruments and those with near term maturities. The interest-sensitivity gap is the difference between total interest-sensitive assets and liabilities during a given time period. Management's objective is to maintain the difference between interest-sensitive assets and liabilities at a level that will minimize the effects of significant interest rate shifts on the net interest margin.

Table 10 shows the Corporation's interest rate sensitivity at December 31, 1996, indicating a liability-sensitive position in the three months or less period and the four months to six months period and an asset-sensitive position in the seven months to twelve months period. On a cumulative basis through one year, the Corporation's rate sensitive liabilities exceed rate sensitive assets, resulting in a liability-sensitive position of $14,700,000 or 3.3% of total interest-earning assets. Generally a liability-sensitive position indicates that declining interest rates would have a positive impact on net interest income and rising interest rates would adversely affect net interest income. Rising and declining interest rates, respectively, would typically have the opposite effect on net interest income in an asset-sensitive position. Other factors, including the speed at which assets and liabilities reprice in response to changes in market rates and competitive factors, can influence the ultimate impact on net interest income resulting from changes in interest rates. Although management actively monitors and reacts to a changing interest rate environment, it is not possible to fully insulate the Corporation against interest rate risk. Given the current mix and maturity of the Corporation's assets and liabilities, it is possible that a rapid, significant and prolonged decrease in rates could have an adverse impact on the Corporation's net interest margin.

During 1996, the Corporation purchased an interest rate floor contract with a notional value of $25 million and a three-year term. The floor index of the contract is three-month Libor and has a strike rate of 5.25%. The Corporation paid a premium of $102,500 for the contract. In a floor contract, the Corporation pays a premium at the initiation of the contract for the right to receive payments if market interest rates are less than the strike rate during a period of the contract. The Corporation's liability is limited to the premium paid for the contract. The primary purpose of this contract is to reduce the Corporation's exposure to a significant decline in interest rates.

        32
Anchor Financial Corporation 1996 Annual Report

TABLE 10: INTEREST RATE SENSITIVITY ANALYSIS
(DECEMBER 31, 1996 BALANCES IN THOUSANDS)

                                                                                     TOTAL        OVER ONE
                                                                          7-12       WITHIN        YEAR OR
                                                0-3 MOS.    4-6 MOS.      MOS.      ONE YEAR    NON-SENSITIVE     TOTAL
Interest-earning assets:
  Loans                                         $183,419    $ 20,626    $ 25,668    $229,713      $ 115,639      $345,352
  Investment securities                            8,285       5,127       6,648      20,060         75,992        96,052
  Interest-bearing balances due from banks           317           0           0         317              0           317
      Total interest-earning assets             $192,021    $ 25,753    $ 32,316    $250,090      $ 191,631      $441,721
Percent of total interest-earning assets            43.5%        5.8%        7.3%       56.6%          43.4%        100.0%
Interest-bearing liabilities:
  Interest checking                             $      0    $      0    $      0    $      0      $  44,331      $ 44,331
  Savings                                              0           0           0           0         29,499        29,499
  Money market                                   155,549           0           0     155,549              0       155,549
  Certificates of deposit of $100,000 or more     19,454       8,981      12,759      41,194          3,906        45,100
  Certificates of deposit less than $100,000      24,531      18,984      16,347      59,862         35,412        95,274
  Short-term borrowings                            8,185           0           0       8,185              0         8,185
  Long-term debt                                       0           0           0           0         18,000        18,000
  Subordinated notes                                   0           0           0           0         11,000        11,000
      Total interest-bearing liabilities         207,719      27,965      29,106     264,790        142,148       406,938
Other sources - net                                    0           0           0           0         34,783        34,783
      Total sources - net                       $207,719    $ 27,965    $ 29,106    $264,790      $ 176,931      $441,721
Percent of total interest-earning assets            47.0%        6.3%        6.6%       59.9%          40.1%        100.0%
Interest-sensitive gap                          $(15,698)   $ (2,212)   $  3,210    $(14,700)     $  14,700            --
Cumulative interest-sensitive gap                (15,698)    (17,910)    (14,700)    (14,700)            --            --
Percent of total interest-earning assets            (3.6)%      (4.1)%      (3.3)%      (3.3)%           --            --

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

                                                                     33
                                 Anchor Financial Corporation 1996 Annual Report

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

Anchor Financial Corporation

Myrtle Beach, South Carolina
February 5, 1997

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders           (Price Waterhouse LLP logo
of Anchor Financial Corporation                                   appears here)

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Anchor Financial Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

(Price Waterhouse LLP signature appears here)

Columbia, South Carolina
February 5, 1997

        34
Anchor Financial Corporation 1996 Annual Report

Anchor Financial Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEET

                                                                                               DECEMBER 31,
                                                                                           1996            1995
ASSETS
  Cash and due from banks                                                              $ 25,346,998    $ 20,483,117
  Interest-bearing balances due from banks                                                  316,654         132,071
  Investment securities:
    Held-to-maturity, at amortized cost (fair value of $18,225,853 in 1996 and
     $31,521,870 in 1995)                                                                18,187,108      31,403,494
    Available-for-sale, at fair value (amortized cost of $81,272,830 in 1996 and
     $51,594,192 in 1995)                                                                82,044,037      52,043,206
  Total investment securities                                                           100,231,145      83,446,700
  Loans                                                                                 345,429,534     285,129,012
    Less - unearned income                                                                 (24,367)        (25,477)
         - allowance for loan losses                                                    (3,801,201)     (3,045,656)
  Net loans                                                                             341,603,966     282,057,879
  Premises and equipment                                                                 16,121,015      13,866,646
  Other assets                                                                            9,884,514       7,520,004
Total assets                                                                           $493,504,292    $407,506,417

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
    Deposits:
      Demand deposits                                                                  $ 79,958,880    $ 61,748,670
      NOW and money market accounts                                                     199,879,530     168,984,005
      Time deposits $100,000 and over                                                    45,099,776      35,505,253
      Other time and savings deposits                                                    95,273,664      87,637,828
    Total deposits                                                                      420,211,850     353,875,756
    Federal funds purchased and securities sold under agreements to repurchase            6,337,197       1,748,127
    Other short-term borrowings                                                           1,847,779         954,451
    Long-term debt                                                                       18,000,000      15,000,000
    Subordinated notes                                                                   11,000,000       5,000,000
    Other liabilities                                                                     3,132,061       2,386,065
  Total liabilities                                                                     460,528,887     378,964,399

  STOCKHOLDERS' EQUITY:
    Common stock, $6.00 par value; 7,000,000 shares authorized; shares issued and
     outstanding - 2,559,340 in 1996 and 2,540,985 in 1995                              15,356,040      15,245,910
    Surplus                                                                               1,070,326         875,331
    Retained earnings                                                                    16,684,988      12,964,631
    Unrealized gains on investment securities available-for-sale, net of tax                497,301         292,755
    Unearned ESOP shares                                                                   (633,250)       (836,609)

  Total stockholders' equity                                                             32,975,405      28,542,018

  Commitments and contingencies (Note 13)

Total liabilities and stockholders' equity                                             $493,504,292    $407,506,417

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                                                                     35
                                 Anchor Financial Corporation 1996 Annual Report

Anchor Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                1996           1995           1994
INTEREST INCOME:
  Interest and fees on loans                                                $ 29,578,147    $25,277,156    $19,353,495
  Interest on investment securities:
    Taxable                                                                    5,816,582      4,471,051      3,485,152
    Non-taxable                                                                  213,512        189,112        179,338
  Other interest income                                                          271,827        332,469        373,838
Total interest income                                                         35,880,068     30,269,788     23,391,823

INTEREST EXPENSE:
  Interest on deposits                                                        14,313,935     12,471,902      8,574,663
  Interest on short-term borrowings                                              222,509        269,245        118,094
  Interest on long-term borrowings                                             1,104,069        417,792              0
  Interest on subordinated notes                                                 455,688        439,561        439,761
Total interest expense                                                        16,096,201     13,598,500      9,132,518
Net interest income                                                           19,783,867     16,671,288     14,259,305
Provision for loan losses                                                        850,000        596,000        940,117
Net interest income after provision for loan losses                           18,933,867     16,075,288     13,319,188

NONINTEREST INCOME:
  Service charges on deposit accounts                                          1,914,131      1,526,467      1,525,641
  Commissions and fees                                                           938,414        641,031        602,354
  Trust income                                                                   257,703        216,336        200,554
  Gains on sales of mortgage loans                                               179,537        308,811        443,912
  Gains (losses) on sales of investment securities, net                          (14,523)        87,492      1,466,266
  Other operating income                                                         484,495        196,383        194,040
Total noninterest income                                                       3,759,757      2,976,520      4,432,767

NONINTEREST EXPENSE:
  Salaries and employee benefits                                               8,261,455      7,159,298      6,217,368
  Net occupancy expense                                                        1,297,602      1,037,250        914,437
  Equipment expense                                                            1,278,615      1,057,131      1,012,982
  Other operating expense                                                      4,492,863      4,305,879      4,222,950
Total noninterest expense                                                     15,330,535     13,559,558     12,367,737
Income before income taxes                                                     7,363,089      5,492,250      5,384,218
Provision for income taxes                                                     2,594,086      1,953,350      1,879,616
Net income                                                                  $  4,769,003    $ 3,538,900    $ 3,504,602

Net income per share                                                        $       1.81    $      1.39    $      1.38
Weighted average common shares outstanding                                     2,631,458      2,548,671      2,538,956

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

        36
Anchor Financial Corporation 1996 Annual Report

Anchor Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                       UNREALIZED GAINS
                                                                                         (LOSSES) ON                      TOTAL
                                         COMMON STOCK                       RETAINED      INVESTMENT     UNEARNED     STOCKHOLDERS'
                                     SHARES       AMOUNT       SURPLUS      EARNINGS      SECURITIES    ESOP SHARES      EQUITY
Balance at December 31, 1993        2,513,714   $15,082,284   $  797,234   $ 7,613,156    $   88,405    $  (364,500)  $ 23,216,579
  Common stock issued pursuant to:
    Stock Option Plan                  26,706       160,236       61,364                                                   221,600
  Change in unrealized gains
    (losses) on investment
    securities available-for-sale,
    net of tax                                                                              (725,323)                     (725,323)
  Change in unearned ESOP shares                                                                           (642,609)      (642,609)
  Cash dividends
    ($0.315 per share)                                                        (800,231)                                   (800,231)
  Net income                                                                 3,504,602                                   3,504,602
Balance at December 31, 1994        2,540,420    15,242,520      858,598    10,317,527      (636,918)    (1,007,109)    24,774,618
  Common stock issued pursuant to:
    Dividend Reinvestment Plan            565         3,390        7,669                                                    11,059
  Change in unrealized gains
    (losses) on investment
    securities available-for-sale,
    net of tax                                                                               929,673                       929,673
  Change in unearned ESOP shares                                   9,064        22,730                      170,500        202,294
  Cash dividends
    ($0.36 per share)                                                         (914,526)                                   (914,526)
  Net income                                                                 3,538,900                                   3,538,900
Balance at December 31, 1995        2,540,985    15,245,910      875,331    12,964,631       292,755       (836,609)    28,542,018
  Common stock issued pursuant to:
    Dividend Reinvestment Plan          5,624        33,744      120,258                                                   154,002
    Stock Option Plan                  12,731        76,386       (1,974)                                                   74,412
  Change in unrealized gains
    (losses) on investment
    securities available-for-sale,
    net of tax                                                                               204,546                       204,546
  Change in unearned ESOP shares                                  76,711        23,495                      203,359        303,565
  Cash dividends
    ($0.42 per share)                                                       (1,072,141)                                 (1,072,141)
  Net income                                                                 4,769,003                                   4,769,003
Balance at December 31, 1996        2,559,340   $15,356,040   $1,070,326   $16,684,988    $  497,301    $  (633,250)  $ 32,975,405

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                                                                     37
                                 Anchor Financial Corporation 1996 Annual Report

Anchor Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                 1996            1995            1994
Cash flows from operating activities:
  Net income                                                                 $  4,769,003    $  3,538,900    $  3,504,602
  Adjustments to reconcile net income to net cash provided by operating activities:
    Accretion and amortization of investment securities                           (62,015)         73,856         404,798
    Depreciation of premises and equipment                                      1,227,346       1,019,575         971,639
    Amortization of intangible assets                                             356,603         343,620         294,658
    Provision for loan losses                                                     850,000         596,000         940,117
    Losses (gains) on sales of investment securities, net                          14,523         (87,492)     (1,466,266)
    Gains on sales of mortgage loans                                             (179,537)       (308,811)       (443,912)
    Gains on sales of premises and equipment                                      (14,302)        (22,755)        (21,388)
    Change in interest receivable                                                (421,876)       (566,687)     (1,158,886)
    Change in prepaid expenses                                                     14,907         216,406        (153,810)
    Change in income taxes payable                                                 26,223          41,713         (43,015)
    Change in deferred taxes                                                      (92,989)        321,291        (598,415)
    Change in interest payable                                                    365,551         403,758          37,011
    Change in accrued expenses                                                     (4,285)       (577,376)        680,765
    Origination of mortgage loans held for sale                                (9,755,750)    (15,281,185)    (22,497,603)
    Proceeds from sales of mortgage loans held for sale                         9,279,337      16,791,283      23,319,906
    Net change in unearned ESOP shares                                            303,564         202,294        (642,609)
Net cash provided by operating activities                                       6,676,303       6,704,390       3,127,592

Cash flows from investing activities:
  Purchase of investment securities held-to-maturity                           (2,053,653)     (4,005,000)    (10,053,001)
  Proceeds from maturities of investment securities held-to-maturity           15,222,608       5,992,552       8,445,000
  Purchase of investment securities available-for-sale                        (54,417,576)    (15,115,327)    (39,896,934)
  Proceeds from sales of investment securities available-for-sale              10,770,039       4,759,856      15,693,225
  Proceeds from maturities of investment securities available-for-sale         14,063,823       5,428,171       7,014,675
  Net change in loans                                                         (59,740,137)    (49,879,830)    (34,668,289)
  Capital expenditures                                                         (3,535,678)     (3,259,103)     (1,355,987)
  Purchase of insurance policies related to Salary Continuation Plan           (1,875,000)              0               0
  Other, net                                                                      (37,030)       (420,335)       (241,715)

Net cash used for investing activities                                        (81,602,604)    (56,499,016)    (55,063,026)
Cash flows from financing activities:
  Net change in deposits                                                       66,336,094      45,667,340      36,449,862
  Net change in federal funds purchased and securities sold under
    agreements to repurchase                                                    4,589,070      (3,147,972)      4,371,786
  Net change in other short-term borrowings                                       893,328      (6,143,638)      4,764,993
  Proceeds from issuance of long-term debt                                      3,000,000      15,000,000               0
  Proceeds from issuance of subordinated notes                                  6,000,000               0               0
  Proceeds from issuance of stock in accordance with:
    Stock Option Plan                                                              74,412               0         221,600
    Dividend Reinvestment Plan                                                    154,002          11,059               0
  Cash dividends paid                                                          (1,072,141)       (914,526)       (800,231)

Net cash provided by financing activities                                      79,974,765      50,472,263      45,008,010
Net change in cash and cash equivalents                                         5,048,464         677,637      (6,927,424)
Cash and cash equivalents at January 1                                         20,615,188      19,937,551      26,864,975
Cash and cash equivalents at December 31                                     $ 25,663,652    $ 20,615,188    $ 19,937,551

Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                                   $ 15,730,650    $ 13,194,742    $  9,095,507
  Income taxes                                                                  2,850,785       2,014,245       2,521,046

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

        38
Anchor Financial Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ANCHOR FINANCIAL CORPORATION AND SUBSIDIARIES (THE "CORPORATION")
ANCHOR FINANCIAL CORPORATION (THE "PARENT")
THE ANCHOR BANK (THE "BANK")

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION:
The Corporation is a bank holding company incorporated under the laws of the State of South Carolina on January 6, 1984, and registered under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements of the Corporation include the accounts of the Parent and its wholly-owned subsidiaries, the Bank, Anchor Capital Corporation, and Anchor Automated Services, Inc., after elimination of all material intercompany accounts and transactions. In accordance with the Riegle-Neal Interstate Banking and Branch Efficiency Act of 1994, the Corporation merged its two banking subsidiaries, The Anchor Bank and The Anchor Bank of North Carolina, on October 4, 1996. The Anchor Bank survived the merger and all information presented in this Annual Report reflects this merger for all periods presented. On August 14, 1995, the Board of Directors of the Corporation declared a two-for-one stock split payable on September 29, 1995 to stockholders of record on September 1, 1995. All financial statement information presented in this report has been restated to give retroactive effect to the stock split, including the transfer of an appropriate amount to common stock from surplus.

USE OF ESTIMATES:
The financial statements are prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVESTMENT SECURITIES:
In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," management determines at the time of purchase the classification of securities as either held-to-maturity or available-for-sale. In determining such classification, securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. All other securities are classified as available-for-sale and carried at estimated fair value with unrealized gains and losses included in stockholders' equity on an after-tax basis. Realized gains and losses are recognized on the specific identification method.

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

Net nonrefundable fees and direct costs of loan originations are deferred and amortized over the lives of the underlying loans as an adjustment to interest income in accordance with SFAS No. 91, "Accounting

                                                                     39
                                 Anchor Financial Corporation 1996 Annual Report
for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Loan origination fees and direct costs associated with originating mortgage loans for sale to investors are deferred until the related loans are sold and are recognized as a component of the gain on sale of mortgage loans.

Effective January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. It is the Corporation's policy to apply the provisions of SFAS No. 114 to nonaccrual commercial loans. The adoption of SFAS No. 114 did not have a material effect on the Corporation's financial position or operating results. In addition, adopting SFAS No. 114 had no impact on the overall reserve for loan losses and did not affect the Corporation's charge-off or income recognition policies.

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

PREMISES AND EQUIPMENT:
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the asset's estimated useful life (15 to 40 years for buildings and improvements; 3 to 15 years for furniture and equipment). Gains or losses on routine dispositions are charged to operating expenses, and improvements and betterments are capitalized. Interest cost incurred related to the construction of banking premises is included in the cost of the related asset.

INTANGIBLE ASSETS:
Goodwill and deposit base premium amounts arising from a bank acquisition in 1991 and included in other assets aggregated $1,208,234 and $1,443,655 at December 31, 1996 and 1995, respectively, and are amortized over the expected lives of the related assets (generally 10 to 15 years) using the straight-line method of amortization.

INCOME TAXES:
The Corporation recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. See Note 6 for additional information on the components of income tax expense.

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

        40
Anchor Financial Corporation 1996 Annual Report

STATEMENT OF CASH FLOWS:
For purposes of the Consolidated Statement of Cash Flows, the Corporation has defined cash on hand, amounts due from banks, and federal funds sold as cash and cash equivalents. Generally, federal funds are purchased and sold for one-day periods.

OTHER:
Securities and other property held by the Trust Department of the Bank in a fiduciary or agency capacity are not included in the Consolidated Balance Sheet since such items are not assets of the Bank.

NOTE 2: RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required by regulation to maintain average cash reserve balances based on a percentage of deposits. The average amount of the cash reserve balance for the year ended December 31, 1996 was approximately $6,646,000.

NOTE 3: INVESTMENT SECURITIES

The amortized cost and the estimated fair value of investment securities held-to-maturity at December 31, 1996 and 1995 are presented below:

                                              1996                                               1995
                                       GROSS       GROSS      ESTIMATED                   GROSS       GROSS      ESTIMATED
                         AMORTIZED   UNREALIZED  UNREALIZED     FAIR        AMORTIZED   UNREALIZED  UNREALIZED     FAIR
                           COST        GAINS       LOSSES       VALUE         COST        GAINS       LOSSES       VALUE
U.S. Treasury
  securities            $11,052,945   $ 27,148    $ 22,124   $11,057,969   $19,785,013   $ 63,830    $ 62,759   $19,786,084
Securities of other
  U.S. Government
  agencies and
  corporations            4,992,200     17,253      21,159     4,988,294     9,222,856     91,942       9,455     9,305,343
Obligations of states
  and political
  subdivisions            2,141,963     37,627           0     2,179,590     2,395,625     39,798       4,980     2,430,443
Total debt securities   $18,187,108   $ 82,028    $ 43,283   $18,225,853   $31,403,494   $195,570    $ 77,194   $31,521,870

The amortized cost and the estimated fair value of investment securities available-for-sale at December 31, 1996 and 1995 are presented below:

                                               1996                                              1995
                                        GROSS       GROSS      ESTIMATED                  GROSS       GROSS      ESTIMATED
                          AMORTIZED   UNREALIZED  UNREALIZED     FAIR       AMORTIZED   UNREALIZED  UNREALIZED     FAIR
                            COST        GAINS       LOSSES       VALUE        COST        GAINS       LOSSES       VALUE
U.S. Treasury securities $29,079,824   $242,233    $ 46,433   $29,275,624  $27,044,576   $245,360    $ 13,266   $27,276,670
Securities of other U.S.
  Government
  agencies and
  corporations            37,089,682    209,276     117,549    37,181,409   20,012,967    216,369      42,591    20,186,745
Mortgage-backed
  securities               8,432,631     55,318         441     8,487,508      113,941      1,261           0       115,202
Obligations of states
  and political
  subdivisions             2,845,712     75,548       1,175     2,920,085    1,407,570     43,546       1,665     1,449,451
Total debt securities     77,447,849    582,375     165,598    77,864,626   48,579,054    506,536      57,522    49,028,068
Marketable equity
  securities               3,824,981    354,430           0     4,179,411    3,015,138          0           0     3,015,138
Total investment
  securities             $81,272,830   $936,805    $165,598   $82,044,037  $51,594,192   $506,536    $ 57,522   $52,043,206

                                                                     41
                                 Anchor Financial Corporation 1996 Annual Report

The amortized cost and estimated fair value of debt securities held-to-maturity at December 31, 1996, based on their contractual maturities, are shown below. Actual maturities may differ from contractual maturities or maturities shown below because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                                                                            ESTIMATED
                                                                                             AMORTIZED        FAIR
                                                                                               COST           VALUE
Due in one year or less                                                                     $ 7,092,272    $ 7,117,705
Due after one year through five years                                                        11,005,219     11,013,012
Due after five years through ten years                                                           89,617         95,136
Due after ten years                                                                                   0              0
Total                                                                                       $18,187,108    $18,225,853

The amortized cost and estimated fair value of debt securities available-for-sale at December 31, 1996, based on contractual maturities, are shown below. Actual maturities may differ from contractual maturities or maturities shown below because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                                                                            ESTIMATED
                                                                                             AMORTIZED        FAIR
                                                                                               COST           VALUE
Due in one year or less                                                                     $12,804,221    $12,860,784
Due after one year through five years                                                        53,065,867     53,297,342
Due after five years through ten years                                                        8,682,786      8,781,502
Due after ten years                                                                           2,894,975      2,924,998
Total                                                                                       $77,447,849    $77,864,626

Investment securities with a par value of $41,400,000 and $27,250,000, at December 31, 1996 and 1995, respectively, were pledged to secure public deposits, as collateral for short-term borrowings, and for other lawful purposes.

Proceeds from sales of investment securities available-for-sale were $10,770,039, $4,759,856, and $15,693,225 in 1996, 1995, and 1994, respectively.
Gross realized gains of $5,009, $87,492, and $1,719,038 were realized on these sales during 1996, 1995, and 1994, respectively. Gross realized losses of $19,532 and $252,772 were realized on these sales during 1996 and 1994, respectively.

There were no sales of held-to-maturity investment securities during 1996, 1995, and 1994. On December 15, 1995, the Corporation transferred held-to-maturity investment securities with an amortized cost of $1,458,229 and an unrealized gain of $23,802 to available-for-sale in accordance with the Financial Accounting Standards Board ("FASB") Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities."

Income tax (benefit) expense attributable to securities transactions was ($4,938), $29,747, and $498,530 for 1996, 1995, and 1994, respectively.

        42
Anchor Financial Corporation 1996 Annual Report

NOTE 4: LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31 are comprised of the following:

                                                                                           1996            1995
Commercial, financial, and agricultural                                                $ 55,295,682    $ 61,305,772
Real estate-construction                                                                 35,765,701      22,167,895
Real estate-mortgage                                                                    139,968,899     102,614,478
Installment loans to individuals                                                         98,997,901      87,419,793
Other                                                                                    15,401,351      11,621,074
Gross loans                                                                             345,429,534     285,129,012
Unearned income                                                                             (24,367)        (25,477)
Total loans                                                                            $345,405,167    $285,103,535

Loans made by the Corporation to directors, executive officers, and their associates totaled $10,619,042 and $14,408,826 at December 31, 1996 and 1995,
respectively. During 1996, loans made and other additions totaled $7,537,784 and repayments and other deductions totaled $11,327,568. All such loans were made in the normal course of business on substantially the same terms as loans to other customers of comparable size and financial status and the loans did not include more than a normal risk of collectibility or present other unfavorable features.

Installment loans to individuals include mortgage loans held-for-sale of $1,090,700 and $434,750 in 1996 and 1995, respectively, and are recorded at the lower of cost or estimated market value.

The primary market area served by the Corporation is centered in Myrtle Beach, South Carolina and consists of the entire area known as the Grand Strand. The Corporation recently acquired offices in Mount Pleasant, South Carolina and Wilmington, North Carolina. The coastal resort areas of the Grand Strand and Hilton Head Island are largely dependent on the tourism industry and are seasonal in nature with most of the businesses subject to wide swings in business activity between the winter and summer months. At December 31, 1996 and 1995, the Corporation had approximately 65% and 72%, respectively, of its loans outstanding in the Grand Strand and Hilton Head Island areas.

Activity in the allowance for loan losses for the years ended December 31 is summarized as follows:

                                                                                  1996          1995          1994
Balance at beginning of year                                                   $3,045,656    $2,795,941    $2,361,656
Provision for loan losses                                                         850,000       596,000       940,117
Recoveries on loans previously charged off                                        259,251       106,722       113,755
Loans charged off                                                                (353,706)     (453,007)     (619,587)
Balance at end of year                                                         $3,801,201    $3,045,656    $2,795,941

                                                                     43
                                 Anchor Financial Corporation 1996 Annual Report

Impaired loans are loans for which it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Impaired (including cash basis) loans at December 31, all of which are held by the Bank, are summarized below:

                                                                                                   1996        1995
Nonaccrual loans                                                                                 $ 53,016    $182,801
Other real estate owned                                                                           126,245           0

Interest income which would have been recorded on
  nonaccrual loans pursuant to original terms                                                       7,595      27,124
Interest income recorded on nonaccrual loans                                                        3,556       1,754

At December 31, 1996, impaired loans had a related specific allowance for loan losses totaling $5,000. There were no material commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 1996.

At December 31, 1996 and 1995, the Corporation did not have any loans for which terms had been modified in troubled debt restructurings.

NOTE 5: PREMISES AND EQUIPMENT

Premises and equipment at December 31 consist of the following:

                                                                                             1996           1995
Land                                                                                      $ 5,081,628    $ 4,401,628
Buildings and improvements                                                                 10,635,714      9,562,087
Furniture and equipment                                                                     8,411,575      7,600,914
Construction in process                                                                       798,756              0
Total                                                                                      24,927,673     21,564,629
Less-Accumulated depreciation                                                              (8,806,658)    (7,697,983)
Total                                                                                     $16,121,015    $13,866,646

Provisions for depreciation included in operating expense in 1996, 1995, and 1994 were $1,227,346, $1,019,575, and $971,639, respectively.

The Corporation has entered into various noncancellable operating leases for land, buildings, and equipment used in its operations. Certain leases have various renewal options and require increased rentals under cost of living escalation clauses. Rental expenses charged to occupancy and equipment expense in 1996, 1995, and 1994 were $243,804, $127,309, and $110,886, respectively.

At December 31, 1996, future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are summarized as follows:

1997                                                                                 $144,047
1998                                                                                  121,745
1999                                                                                  105,057
2000                                                                                   86,157
2001                                                                                   80,872
2002 and thereafter                                                                   366,443
Total minimum obligation                                                             $904,321

        44
Anchor Financial Corporation 1996 Annual Report

NOTE 6: INCOME TAXES

The components of consolidated income tax expense (benefit) for the years ended December 31 are as follows:

                                                                                  1996          1995          1994
Current:
  Federal                                                                      $2,603,406    $1,929,797    $1,942,741
  State                                                                           201,318       197,315       148,694
Total                                                                           2,804,724     2,127,112     2,091,435

Deferred:
  Federal                                                                        (213,465)     (153,595)     (210,182)
  State                                                                             2,827       (20,167)       (1,637)
Total                                                                            (210,638)     (173,762)     (211,819)
Provision for income taxes                                                     $2,594,086    $1,953,350    $1,879,616

The significant components of the Corporation's deferred tax liabilities and assets recorded pursuant to SFAS No. 109 and included in other assets in the Consolidated Balance Sheet at December 31, are as follows:

                                                                                  1996          1995          1994
Deferred tax liabilities:
  Tax depreciation over book                                                   $ (577,346)   $ (531,221)   $ (510,644)
  Unrealized gain  -  SFAS No. 115                                              (273,907)     (156,261)            0
  Prepaid expenses                                                                      0             0      (112,846)
  Other, net                                                                     (251,443)     (165,513)      (53,877)
Total deferred tax liabilities                                                 (1,102,696)     (852,995)     (677,367)

Deferred tax assets:
  Allowance for loan losses                                                       963,108       731,901       613,062
  Unrealized loss  -  SFAS No. 115                                                     0             0       338,792
  Deferred loan fees and costs                                                    259,457       234,999       221,884
  Deferred compensation                                                           199,882       165,681       161,705
  Other, net                                                                      164,411       111,584        54,387
Total deferred tax assets                                                       1,586,858     1,244,165     1,389,830
Net deferred tax asset                                                         $  484,162    $  391,170    $  712,463

SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that the tax benefits associated with temporary differences will not be realized. Based on the current facts and circumstances, management believes that it is more likely than not that the deferred tax assets will be realized and, accordingly, does not believe that a valuation allowance is necessary.

                                                                     45
                                 Anchor Financial Corporation 1996 Annual Report

Total income tax expense differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate (34% for all years presented) to pretax income as a result of the following differences:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  1996          1995          1994
Tax expense at statutory rate                                                  $2,503,450    $1,867,365    $1,830,634
Increase (decrease) in taxes resulting from:
  Non-taxable interest on investments                                             (68,968)      (64,298)      (55,298)
  State income tax expense, net of federal income tax benefit                     135,623       110,070        98,138
  Other, net                                                                       23,981        40,213         6,142
Total                                                                          $2,594,086    $1,953,350    $1,879,616

NOTE 7: SHORT-TERM BORROWINGS

Short-term borrowings at December 31 include the following:

                                                                                            1996           1995
Federal funds purchased                                                                  $ 4,980,000    $ 1,100,000
Securities sold under agreements to repurchase                                             1,357,197        648,127
  Federal funds purchased and securities sold under agreements to repurchase               6,337,197      1,748,127
Other short-term borrowings                                                                1,847,779        954,451
  Total short-term borrowings                                                            $ 8,184,976    $ 2,702,578

Weighted average interest rate at December 31                                                   5.82%          4.98%
Weighted average interest rate during the year                                                  4.78           5.49
Maximum amount outstanding at any month-end                                              $17,555,950    $10,724,003
Average amount outstanding during the year                                                 4,651,093      4,903,334

The Bank has a line of credit with the Federal Home Loan Bank ("FHLB") under which short-term funds may be borrowed. At December 31, 1996, the Bank had no short-term borrowings outstanding on this line of credit. Pursuant to collateral agreements with the FHLB, advances are secured by stock in the FHLB and qualifying first mortgage loans in the amount of $65.9 million. The Bank has a line of credit with the Federal Reserve Bank of Richmond of $1,000,000 of which no amounts were outstanding at December 31, 1996. Advances on this line of credit must be secured by U.S. Treasury or Government agency securities. Advances on the Federal Reserve Bank line of credit generally mature within 31 days of the date of the advance. Securities sold under agreements to repurchase generally mature on demand while federal funds purchased are generally for one-day periods.

NOTE 8: LONG-TERM DEBT AND SUBORDINATED NOTES

Advances from the FHLB with an initial maturity of more than one year totaled $18,000,000 at December 31, 1996. These advances are collateralized by the same collateral agreements as short-term funds from the FHLB. Fixed interest rates on these advances ranged from 5.48% to 7.21%, payable monthly, with principal due at various maturities ranging from 1998 to 2005.

On December 1, 1993, the Corporation issued $5,000,000 of 8.60% Subordinated Notes due December 1, 2003. Under the terms of the Subordinated Note Agreement, the balance of the debt cannot be paid prior to its final maturity. On December 20, 1996, the Corporation issued $6,000,000 of 7.89% Subordinated

        46
Anchor Financial Corporation 1996 Annual Report

Notes due December 20, 2006. Under the terms of the Subordinated Note Agreement, the balance of the debt can be prepaid on December 20, 2001 at par plus accrued and unpaid interest. On December 20, 2001, the interest rate on the Notes will be reset to a rate approximately equal to the yield on the 5-year U.S. Treasury Note plus 195 basis points. The interest on these single principal payment issues is payable semi-annually each year and at maturity. There are no significant debt covenants for this debt. This long-term debt qualifies for inclusion in the determination of total capital under the Risk-Based Capital guidelines.

Principal maturities on long-term debt and subordinated notes for the next five years subsequent to December 31, 1996 are $5,000,000 in 1998, $3,000,000 in 1999, and $5,000,000 in 2000.

NOTE 9: COMPARISON OF OTHER OPERATING EXPENSE

Other operating expense for the years ended December 31 includes the following:

                                                                                   1996          1995          1994
Postage and freight                                                             $  241,444    $  223,650    $  198,200
Directors fees                                                                     279,775       318,585       210,650
Advertising and promotional materials                                              479,355       352,767       298,791
Courier service                                                                    229,004       223,042       191,993
FDIC insurance assessment                                                            4,000       363,042       638,365
Supplies                                                                           389,638       360,712       327,527
Telephone and data communications                                                  401,471       341,162       264,744
Amortization of intangible assets                                                  397,068       343,938       294,658
Other                                                                            2,071,108     1,778,981     1,798,022
Total other operating expense                                                   $4,492,863    $4,305,879    $4,222,950


NOTE 10: EMPLOYEE BENEFIT PLANS

The Corporation has an Employee Stock Ownership Plan ("ESOP") and a pre-tax savings plan ("401(k) Plan") which cover substantially all employees of the Corporation. Contributions to the ESOP, which are at the discretion of and determined annually by the Board of Directors, are not to exceed the maximum amount deductible under the applicable sections of the Internal Revenue Code, and are funded annually. The 401(k) Plan allows for discretionary employer matching contributions. For 1996, the Board of Directors approved a discretionary employer matching contribution of 50% of the amount of compensation deferred by the employee up to 2% of the employee's total compensation. Total expenses of the ESOP and 401(k) plans, including amounts contributed, which are included in employee benefits expense for the three years ended December 31, 1996, 1995, and 1994 were $461,880, $396,694, and $340,000, respectively.

At various times, the ESOP has borrowed funds from the Bank and used the proceeds to purchase stock of the Corporation. At December 31, 1996, the ESOP owned 218,405 shares of Corporation stock of which 48,691 shares were pledged to secure loans outstanding. At December 31, 1996 and 1995, the principal balance outstanding on the loans was $633,250 and $836,609, respectively.

In accordance with the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," the Corporation records compensation expense equal to the fair value of the shares released to compensate employees. The Corporation reports the cost of unallocated shares as a reduction of

                                                                     47
                                 Anchor Financial Corporation 1996 Annual Report
stockholders' equity on the Consolidated Balance Sheet. As of December 31, 1996 and 1995, the historical cost of unallocated shares of $633,250 and $836,609, respectively were reflected as a reduction of stockholders' equity. Compensation expense related to the ESOP of $386,649, $328,257, and $281,454, respectively, has been included in employee benefits expense for the three years ended December 31, 1996, 1995, and 1994 as discussed above.

During 1996, the Corporation adopted a Salary Continuation Plan for certain officers. The plan provides for monthly benefits for a period of fifteen years beginning at age 65 or at the death of the officer prior to age 65. The plan also provides for reduced benefits in the event of disability of the officer prior to age 65 while still in the employ of the Corporation. The officers are 30% vested in the accrued liability of the plan one year from the date of the plan and vest in an additional 10% each year until they become fully vested after eight years from the date of the plan. In the event of a change in control of the Corporation as defined in the plan, the officers become 100% vested in the total benefit immediately. The Corporation has purchased life insurance policies on these officers in order to fund the payments required by the plan. Compensation expense related to the Salary Continuation Plan totaled $79,440 during 1996.

NOTE 11: STOCK OPTION PLANS

During 1988 and 1994, the Corporation adopted stock option plans covering certain of its officers. Options granted under the 1988 plan are fully vested. Options granted under the 1994 plan vest one-third each year on the anniversary date of the grant. The exercise period for options granted under the 1988 plan is ten years from each vesting date and the exercise period for options granted under the 1994 plan is ten years from the date of grant.

Activity under the plans, after restatement for the two-for-one stock split described in Note 1, is summarized below:

                                             1996                          1995                          1994
                                             WEIGHTED-AVERAGE              WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                                   SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
Outstanding at beginning of year   273,572        $11.68         123,572        $ 8.27         150,278        $ 8.27
Granted                                  0          0.00         150,000         14.50               0          0.00
Exercised                          (12,731)         5.85               0          0.00         (26,706)         8.30
Outstanding at end of year         260,841        $11.97         273,572        $11.68         123,572        $ 8.27
Options exercisable at
  end of year                      160,841        $10.40         123,572        $ 8.27         123,572        $ 8.27
Weighted-average fair
  value of options
  granted during the year                0        $ 0.00         150,000        $ 3.42               0        $ 0.00

At December 31, 1996, 160,841 optioned shares were exercisable at prices between $5.85 and $14.50 per share for a total of $1,672,244. When options are exercised, par value of the shares issued is recorded as an addition to common stock, and the remainder of the proceeds is credited to capital surplus. No income or expense has been recognized in connection with the exercise of these stock options. The following table summarizes information about stock options outstanding at December 31, 1996.

        48
Anchor Financial Corporation 1996 Annual Report

                                      OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                        NUMBER         WEIGHTED-AVERAGE                              NUMBER
   RANGE OF         OUTSTANDING AT        REMAINING         WEIGHTED-AVERAGE     EXERCISABLE AT     WEIGHTED-AVERAGE
EXERCISE PRICES      DECEMBER 31       CONTRACTUAL LIFE      EXERCISE PRICE       DECEMBER 31        EXERCISE PRICE
  $ 5.85-8.88           110,841            3.3 Years             $ 8.55              110,841             $ 8.55
    14.50               150,000            8.5 Years              14.50               50,000              14.50

In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides for a fair value approach to recording stock-based compensation. The Statement also allows an entity to continue to apply APB Opinion No. 25 for measurement of stock-based compensation. The Corporation adopted SFAS No. 123 on January 1, 1996, and will continue to apply the measurement principles of APB Opinion No. 25 to its stock option plans. The Corporation has elected to provide SFAS No. 123 disclosures as if the Corporation had adopted the fair value approach to recording stock-based compensation in 1995 and 1996 as indicated below:

                                                                        AS REPORTED                  PRO FORMA
                                                                     1996          1995          1996          1995
Net income                                                        $4,769,003    $3,538,900    $4,659,563    $3,484,180
Net income per share                                              $     1.81    $     1.39    $     1.77    $     1.37

In determining the pro forma disclosures above, the fair value of options granted was estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions, a risk-free interest rate of 6.18%, a dividend yield of 3.30%, an expected life of ten years, and a volatility ratio of 25%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards granted prior to 1995.

NOTE 12: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized (See Note 13).

Many of the Corporation's financial instruments lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Further, the Corporation's general practice is to hold its financial instruments to maturity and not to engage in trading activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purpose of this disclosure. Such estimations involve judgments as to economic conditions, risk characteristics, and future expected loss experience of various financial instruments and other factors that cannot be determined with precision. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995.

The following is a description of the methods and assumptions used to estimate the fair value of each class of the Corporation's financial instruments:

CASH AND SHORT-TERM INVESTMENTS:
The carrying amount is a reasonable estimate of fair value.

                                                                     49
                                 Anchor Financial Corporation 1996 Annual Report

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

COMMITMENTS TO EXTEND CREDIT:
For certain categories of commitments, such as credit card lines and variable rate lines of credit, a reasonable estimate of fair value would be nominal because the Corporation has the ability to reprice the commitment as interest rate shifts occur. The fair value of other types of commitments to extend credit is estimated by discounting the potential future cash flows using the current rate at which similar commitments would be made to borrowers with similar credit ratings. As the discount rates are based on current loan rates as well as management estimates, the fair values presented may not necessarily be indicative of the value negotiated in an actual sale.

STANDBY LETTERS OF CREDIT:
The fair value of standby letters of credit are generally based upon fees charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standing. A reasonable estimate of fair value would be nominal.

INTEREST RATE CONTRACTS:
The fair values of interest rate contracts are based on quoted markets prices or dealer quotes.

        50
Anchor Financial Corporation 1996 Annual Report

The estimated fair values (in thousands) of the Corporation's financial instruments at December 31 are as follows:

                                                                                  1996                      1995
                                                                         CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                                          AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
Financial Assets:
  Cash and short-term investments                                        $ 25,446     $  25,446    $  20,615    $  20,615
  Investment securities                                                   100,231       100,270       83,446       83,565
  Loans                                                                   341,604       342,500      282,058      282,193
Financial Liabilities:
  Deposits                                                                420,212       420,326      353,876      354,132
  Short-term borrowings                                                     8,185         8,185        2,702        2,702
  Long-term debt and subordinated notes                                    29,000        28,834       20,000       20,443
                                                                                       1996                      1995
                                                                              NOTIONAL    ESTIMATED     NOTIONAL    ESTIMATED
                                                                               AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
Off-Balance Sheet Financial Instruments:
  Commitments to extend credit                                                $ 69,890       $  6       $  53,535       $    1
  Standby letters of credit                                                      1,150          0             453            0
  Interest rate contracts                                                       25,000        103               0            0

NOTE 13:COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation has various claims, commitments, and contingent liabilities arising from the normal conduct of its business which are not reflected in the accompanying consolidated financial statements and are not expected to have any material adverse effect on the financial position or results of operations of the Corporation.

The Corporation is party to financial instruments with off-balance sheet risk (See Note 12) in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. The notional value of those instruments reflect the extent of involvement the Corporation has in each class of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Generally, the Corporation does not charge a fee to customers to extend a commitment. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments on mortgage loans to be held for sale are generally 45 to 60 days in duration. Commitments to sell are made at prices comparable to the prices charged to customers to originate loans and are generally contingent on the closing of the loan(s).

                                                                     51
                                 Anchor Financial Corporation 1996 Annual Report

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

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the notional value of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Corporation requires collateral or other security to support certain financial instruments with credit risk. The notional and estimated fair value of these financial instruments at December 31, 1996 and 1995 are presented in Note 12.

The Corporation may utilize financial instruments such as interest rate contracts to transfer, modify, or reduce its interest rate risk exposure. In an interest rate cap or floor contract, the Corporation pays a premium at the initiation of the contract for the right to receive payments if market interest rates are greater than the strike rate of a cap or less than the strike rate of a floor during a period of the contract. The Corporation's liability is limited to the premium paid for the contract. During 1996, the Corporation purchased an interest rate floor contract with a notional value of $25 million and a three-year term. The floor index of the contract is equal to three-month Libor and has a strike rate of 5.25%. The Corporation paid a premium of $102,500 for the contract. The notional and estimated fair value of these interest rate contracts at December 31, 1996 and 1995 are presented in Note 12.

NOTE 14: REGULATORY MATTERS

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets as defined in the regulations. Management believes, as of December 31, 1996, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

        52
Anchor Financial Corporation 1996 Annual Report

As of December 31, 1996, the Corporation and the Bank were well capitalized under this regulatory framework. To be categorized as well-capitalized, each entity must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since December 31, 1996 that management believes have changed either the Corporation's or the Bank's capital classifications.

The Corporation's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                      TO BE WELL
                                                                                                      CAPITALIZED
                                                                            FOR CAPITAL              UNDER PROMPT
                                                                             ADEQUACY                 CORRECTIVE
                                                    ACTUAL                   PURPOSES:            ACTION PROVISIONS:
                                               AMOUNT       RATIO        AMOUNT       RATIO        AMOUNT       RATIO
As of December 31, 1996:
Total Capital
  (to Risk-Weighted Assets)
    Anchor Financial Corporation             $47,000,204     13.33%    $28,209,962      8.00%    $35,262,453     10.00%
    The Anchor Bank                           41,882,059     11.95      28,036,768      8.00      35,045,960     10.00
Tier 1 Capital
  (to Risk-Weighted Assets)
    Anchor Financial Corporation              32,199,003      9.13      14,104,981      4.00      21,157,472      6.00
    The Anchor Bank                           33,580,858      9.58      14,018,384      4.00      21,027,576      6.00
Tier 1 Capital
  (to Average Assets)
    Anchor Financial Corporation              32,199,003      6.79      18,978,444      4.00      23,723,055      5.00
    The Anchor Bank                           33,580,858      7.12      18,858,441      4.00      23,573,051      5.00
As of December 31, 1995:

Total Capital
  (to Risk-Weighted Assets)
    Anchor Financial Corporation              34,851,264     12.18      22,896,204      8.00      28,620,255     10.00
    The Anchor Bank                           32,147,504     11.27      22,824,865      8.00      28,531,082     10.00
Tier 1 Capital
  (to Risk-Weighted Assets)
    Anchor Financial Corporation              26,805,608      9.37      11,448,102      4.00      17,172,153      6.00
    The Anchor Bank                           29,120,084     10.21      11,412,433      4.00      17,118,649      6.00
Tier 1 Capital
  (to Average Assets)
    Anchor Financial Corporation              26,805,608      6.76      15,868,436      4.00      19,835,545      5.00
    The Anchor Bank                           29,120,084      7.33      15,898,198      4.00      19,872,747      5.00

                                                                     53
                                 Anchor Financial Corporation 1996 Annual Report

NOTE 15: ANCHOR FINANCIAL CORPORATION (PARENT COMPANY ONLY)

The Parent's principal assets are its investments in the Bank, and the principal source of income for the Parent is dividends from the Bank. Certain regulatory and legal requirements restrict payment of dividends and lending of funds between the Bank and the Parent.

The Parent's condensed balance sheet at December 31, 1996 and 1995 and condensed statements of income and of cash flows for each of the three years in the period ended December 31, 1996 are presented below.

                                                                                                  DECEMBER 31,
BALANCE SHEET DATA                                                                            1996           1995
Assets:
  Cash and cash equivalents                                                                $   165,600    $   189,250
  Repurchase agreements                                                                      2,002,080        301,911
  Investment in bank subsidiaries                                                           35,064,165     30,856,494
  Investment in bank subsidiary subordinated notes                                           4,500,000              0
  Investment in other subsidiaries                                                              60,000         60,000
  Loans                                                                                        633,250        836,609
  Premises and equipment                                                                       665,684        684,870
  Other assets                                                                               1,057,803        665,813
Total assets                                                                               $44,148,582    $33,594,947

Liabilities and Stockholders' Equity:
  Subordinated notes                                                                       $11,000,000    $ 5,000,000
  Other liabilities                                                                            173,177         52,929
Total liabilities                                                                           11,173,177      5,052,929
Stockholders' equity                                                                        32,975,405     28,542,018
Total liabilities and stockholders' equity                                                 $44,148,582    $33,594,947

        54
Anchor Financial Corporation 1996 Annual Report

                                                                                      YEAR ENDED DECEMBER 31,
INCOME STATEMENT DATA                                                             1996          1995          1994
Income:
  Dividend income from bank subsidiaries                                       $1,250,000    $1,650,000    $        0
  Dividend income from other subsidiaries                                               0             0        51,351
  Interest income from subsidiaries                                                25,169        98,658        43,127
  Interest and fees on loans                                                       64,851        11,015         5,339
  Other income                                                                     39,643        44,997        40,327
Total income                                                                    1,379,663     1,804,670       140,144
Expense:
  Interest on short-term borrowings                                                     0         2,282             0
  Interest on subordinated notes                                                  455,688       439,561       439,761
  Depreciation                                                                     19,186         7,418         2,558
  Other expense                                                                   179,982       151,318        97,279
Total expense                                                                     654,856       600,579       539,598
Income before equity in undistributed earnings of subsidiaries and taxes          724,807     1,204,091      (399,454)
Equity in undistributed earnings of subsidiaries                                3,821,788     2,145,220     3,722,634
Income before taxes                                                             4,546,595     3,349,311     3,323,180
Benefit of income taxes                                                          (222,408)     (189,589)     (181,422)
Net income                                                                     $4,769,003    $3,538,900    $3,504,602

                                                                     55
                                 Anchor Financial Corporation 1996 Annual Report

                                                                                     YEAR ENDED DECEMBER 31,
CASH FLOWS DATA                                                                1996           1995           1994
Cash flows from operating activities:
  Net income                                                                $ 4,769,003    $ 3,538,900    $ 3,504,602
  Adjustments to reconcile net income to net cash
    provided by (used for) operating activities:
    Equity in undistributed earnings of subsidiaries                         (3,821,788)    (2,145,220)    (3,722,634)
    Depreciation of premises and equipment                                       19,186          7,418          2,558
    Change in interest receivable                                                     0              0         10,619
    Change in interest payable                                                   14,506           (200)             0
    Change in income taxes payable                                               (3,207)       (22,118)       (14,860)
      Net cash provided by (used for) operating activities                      977,700      1,378,780       (219,715)

Cash flows from investing activities:
  Investment in bank subsidiaries                                              (100,000)    (1,500,000)      (500,000)
  Investment in bank subsidiary subordinated notes                           (4,500,000)             0              0
  Investment in bank repurchase agreement                                    (1,700,169)     2,578,089     (2,880,000)
  Net change in loans                                                           203,359       (836,609)       442,873
  Capital expenditures                                                                0       (535,143)      (159,703)
  Other, net                                                                    (60,813)       (28,852)         5,290
      Net cash used for investing activities                                 (6,157,623)      (322,515)    (3,091,540)

Cash flows from financing activities:
  Proceeds from issuance of subordinated notes                                6,000,000              0              0
  Proceeds from issuance of common stock pursuant to:
    Stock Option Plan                                                           154,002              0        221,600
    Dividend Reinvestment Plan                                                   74,412         11,059              0
  Cash dividends paid                                                        (1,072,141)      (914,526)      (800,231)
      Net cash provided by (used for) financing activities                    5,156,273       (903,467)      (578,631)

Net change in cash and cash equivalents                                         (23,650)       152,798     (3,889,886)
Cash and cash equivalents at January 1                                          189,250         36,452      3,926,338
Cash and cash equivalents at December 31                                    $   165,600    $   189,250    $    36,452

The Parent received income tax refunds of $219,201, $167,471, and $166,562 for the years ended December 31, 1996, 1995, and 1994, respectively. The Parent paid interest of $441,182, $442,043, and $439,761 in 1996, 1995, and 1994,
respectively.

        56
Anchor Financial Corporation 1996 Annual Report

NOTE 16: QUARTERLY OPERATING RESULTS (UNAUDITED)

The following is a summary of the unaudited condensed consolidated quarterly operating results of the Corporation for the years ended December 31, 1996 and 1995:

                                                    1996                                                 1995
                                                QUARTER ENDED                                        QUARTER ENDED
                               DEC. 31      SEPT. 30     JUNE 30      MARCH 31      DEC. 31      SEPT. 30     JUNE 30      MARCH 31
Interest income               $9,323,962   $9,253,007   $8,898,570   $8,404,529    $7,969,032   $7,944,756   $7,458,462   $6,897,538
Interest expense               4,175,561    4,064,017    4,017,650    3,838,973     3,660,281    3,604,222    3,352,898    2,981,099
Net interest income            5,148,401    5,188,990    4,880,920    4,565,556     4,308,751    4,340,534    4,105,564    3,916,439
Provision for loan losses        260,000      200,000      230,000      160,000       140,500      206,000      115,000      134,500
Net interest income after
  provision for loan losses    4,888,401    4,988,990    4,650,920    4,405,556     4,168,251    4,134,534    3,990,564    3,781,939
Gains (losses) on sale of
  investment securities, net           0       (3,860)     (10,663)           0        50,608            0       36,884            0
Noninterest income             1,005,901      960,076    1,027,673      780,630       750,476      755,214      711,594      671,744
Noninterest expense            3,838,692    3,854,575    3,906,585    3,730,683     3,542,503    3,424,729    3,443,861    3,148,465
Income before income taxes     2,055,610    2,090,631    1,761,345    1,455,503     1,426,832    1,465,019    1,295,181    1,305,218
Provision for income taxes       725,857      765,579      579,039      523,611       521,689      518,666      451,527      461,468
Net income                    $1,329,753   $1,325,052   $1,182,306   $  931,892    $  905,143   $  946,353   $  843,654   $  843,750

Net income per share          $     0.50   $     0.50   $     0.45   $     0.36    $     0.35   $     0.37   $     0.33   $     0.34
Weighted average shares
  outstanding                  2,679,855    2,630,707    2,609,180    2,605,565     2,588,308    2,549,308    2,529,224    2,527,166

                                                                     57
                                 Anchor Financial Corporation 1996 Annual Report

In Memoriam

John D. Flowers' strong             (Photo of John D. Flowers appears at right.)
belief in the future of
The Anchor Bank and
his support along
the way helped bring
the Corporation to its
present success and
stature. His leadership,
friendship, and wise
counsel are missed by
us all.

                                       58
                  Anchor Financial Corporation 1996 Annual Report

Directors

C. Jason Ammons, Jr. (1,2)
Owner
Sea Mist Resort

Howell V. Bellamy, Jr. (1,2)
Chairman of the Board
Bellamy, Rutenberg, Copeland, Epps, Gravely, and Bowers, P.A.

W. Cecil Brandon, Jr. (1,2)
President
Brandon Advertising & Sales Co., Inc.

James E. Burroughs (1,2)
Chairman of the Board
Burroughs and Chapin Company

C. Donald Cameron (1,2)
President
Inlet Development Corporation

Stephen L. Chryst (1,2)
President and Chief Executive Officer
Anchor Financial Corporation and The Anchor Bank

Robert E. Coffee, Jr. (2)
Executive Vice President and
Chief Administrative Officer
The Anchor Bank

J. Bryan Floyd (1)
Vice President and Secretary
Caro-Strand Corporation

Admah Lanier, Jr. (1)
Co-Owner and President
Lanwillo Development Co.

A. Iverson Lewis (2)
Owner-Operator
Ocean Drive Tile and Paint Company

Tommy E. Looper (1,2)
Executive Vice President and
Chief Financial Officer
Anchor Financial Corporation and The Anchor Bank

W. Gairy Nichols, III (1,2)
Owner
Dunes Realty, Inc.

Ruppert L. Piver (1)
U.S. Postal Service

Thomas J. Rogers (1,2)
President
Grand Strand Broadcasting Corp.

Albert A. Springs, III (1,2)
Owner
H.B. Springs Company

J. Roddy Swaim (1,2)
Owner
Dunes Realty, Inc.

Harry A. Thomas (1)
President
Century 21 Thomas Realty

Zeb M. Thomas, Sr. (1,2)
President
The Dayton House, Inc.

(1) Anchor Financial Corporation
(2) The Anchor Bank

Directors Emeriti
George J. Bishop, III
Chairman of the Board
Waccamaw Clay Products, Co., Inc.

Isadore E. Lourie
The Lourie Law Firm



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

Stephen L. Chryst
President and Chief Executive Officer

Tommy E. Looper
Executive Vice President and
Chief Financial Officer

Robert E. Coffee, Jr.
Executive Vice President and
Chief Administrative Officer

Robert R. DuRant, III
Executive Vice President and
Chief Credit Officer

Advisory Boards

South Strand
W. Winston Hoy, Jr.
W. Gairy Nichols, III
E.J. Servant, III
Willie C. "Booty" Shelley
John Stokes Springs
J. Roddy Swaim
William G. Thomas, Jr.

Georgetown
Douglas L. Hinds
Louis P. Parsons
T.C. Sawyer
Dr. Wright S. Skinner, III

Grand Strand
Dorothy K. Anderson
James Carson Benton, Jr.
David Brittain
Dr. Calhoun D. Cunningham
Elbert N. Herring, Jr.
Richard E. Mancill, III
Leroy "Boe" Rainbow
Albert A. Springs, IV

Conway
Larry L. Biddle
Dr. Jonathan L. Dieter, Jr.
Walden B. Graham
W.T. Johnson
Freeman C. Todd, Jr.
Kenneth O. Ward
Ralph J. Wilson
William D. Witherspoon

North Carolina
Durwood T. Bradshaw
W. James Brandon
David E. Buffaloe
Paul M. Howe
Martin E. Kegel
Admah Lanier, Jr.
Forrest R. Lewis
Ruppert L. Piver
B. Terry Shepard

                                       59
                  Anchor Financial Corporation 1996 Annual Report

Investor Services

Stock Transfer Agent and Investor Relations
The Anchor Bank
Post Office Box 2428
Myrtle Beach, SC 29578
(803) 946-3105
1-800-ANCHOR-8 (if long distance)

Dividend Reinvestment Plan

The Dividend Reinvestment Plan enables shareholders to reinvest in full and fractional shares of Anchor Financial Corporation. Shareholders with 100 or more shares of stock are eligible for the program.

Direct Deposit Service

With direct deposit, shareholders can have Anchor Financial Corporation cash dividends deposited directly into the savings or checking account of their choice. There is no charge for this convenient service.

For additional information on either the Dividend Reinvestment Plan or Direct Deposit Service, please contact Investor Relations at the address or telephone number above.

Common Stock

Anchor Financial Corporation common stock trades on the Nasdaq National Market(R) tier of The Nasdaq Stock Market under the symbol AFSC. The high and low market prices for each quarter of 1996 and 1995 are set forth in the following table. The Corporation paid cash dividends of $0.42 per share in 1996 and $0.36 per share in 1995. As of December 31, 1996, there were 1,809 shareholders of record.

                                            1996                                1995
                                  Fourth   Third    Second   First    Fourth   Third   Second   First

    Common Stock:
        High for the Period       $35.50   $30.50   $21.00   $22.00   $20.25  $19.50   $14.75   $14.00
        Low for the Period        $27.00   $20.00   $20.25   $19.75   $18.25  $14.25   $13.25   $13.25


Nasdaq Market Makers
Interstate/Johnson Lane
Sterne, Agee, & Leach, Inc.
Wheat First Securities

                                       60
                 Anchor Financial Corporation 1996 Annual Report

Offices

South Carolina
Main Office
2002 Oak Street
Myrtle Beach, SC 29577
(803) 448-1411

Dunes Office
7901 North Kings Highway
Myrtle Beach, SC 29572
(803) 449-6314

Thirteenth Avenue Office
1205 South Kings Highway
Myrtle Beach, SC 29577
(803) 448-3518

Cherry Grove Office
1201 Sea Mountain Highway
North Myrtle Beach, SC 29582
(803) 249-8484

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

Conway Office
1500 3rd Avenue
Conway, SC 29526
(803) 248-6293

Pope Avenue Office
62 New Orleans Road
Hilton Head Island, SC 29928
(803) 785-4848

Northridge Office
2 Northridge Drive
Hilton Head Island, SC 29926
(803) 341-4545

Mount Pleasant Office
1021 Anna Knapp Boulevard
Mount Pleasant, SC 29464
(803) 881-0402

North Carolina

North Market Street Office
7320 North Market Street
Wilmington, NC 28405
(910) 686-1070

South College Road Office
802 South College Road
Wilmington, NC 28403
(910) 792-0080

Oleander Drive Office
3212 Oleander Drive
Wilmington, NC 28403
(910) 343-0940

Hampstead Office
15280 Highway 17
Hampstead, NC 28443
(910) 270-4108

Jacksonville Office
202 Wilmington Highway
Jacksonville, NC 28540
(910) 938-1990


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

The Anchor Bank is a member bank of the FDIC.

Equal Housing Lender Logo Appears Here

Anchor Financial Corporation
2002 Oak Street
Post Office Box 2428
Myrtle Beach, South Carolina 29578